                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-35938
                               10,000,000 Shares

                          [COSINE COMMUNICATIONS LOGO]

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of CoSine Communications, Inc. All of the 10,000,000 shares of common stock are being sold by CoSine.

     Before this offering, there has been no public market for the common stock. The common stock has been approved for quotation on the Nasdaq National Market under the symbol COSN.

     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share      Total
                                                              ---------   ------------
Initial public offering price...............................   $23.00     $230,000,000
Underwriting discount.......................................    $1.61      $16,100,000
Proceeds, before expenses, to CoSine........................   $21.39     $213,900,000

     If the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from CoSine at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares in New York, New York on September 29, 2000.

GOLDMAN, SACHS & CO.
                    CHASE H&Q
                                       ROBERTSON STEPHENS
                                                     J.P. MORGAN & CO.

                             ----------------------

                      Prospectus dated September 25, 2000.

This diagram shows a picture of a CoSine service processing switch box, called an IPSX 9000, located at the center of the diagram. To the left of the IPSX 9000, there is a picture of a computer monitor with keyboard, with the words InVision on top, and the words Scalable Service Management System below. To the right of the IPSX 9000, there is another picture of a computer monitor with keyboard, with the words InGage on top, and the words Secure Browser-based Customer Network Management System below. Below the IPSX 9000 there are three arrow-shaped icons evenly distributed and pointing to the IPSX 9000. Each icon is labeled IPSX 9000 Functions and contains a picture of computer networking equipment. The first icon, on the bottom left side of the diagram, is labeled Switching & Routing. The second icon, on the bottom center, is labeled Computing. The third icon, on the bottom right side of the diagram, is labeled High Speed Access. Beneath the three icons are the words CoSine Internet Protocol Network Operating System.

At the top left corner, there is the following text: CoSine Communications. To the left of this text is a square icon. Beneath that text and icon is the following text: The Next Wave in Carrier Services.

At the bottom left corner, there is the following text: CoSine Internet Protocol Service Delivery Platform.

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                          COSINE COMMUNICATIONS, INC.

      We develop, market and sell a communications platform designed to enable network service providers to rapidly deliver computer applications and communications services from within their networks.

      Our communications platform is a combination of hardware and software that uses IP, or internet protocol, and consists of three independent elements:

      - IPSX 9000 service processing switch;

      - InVision service management system for network management; and

      - InGage customer network management software.

      Our IP service delivery platform is designed to allow simultaneous delivery of applications and services to thousands of subscribers. It addresses cost, management complexity and scalability issues of existing systems by moving the implementation of network services from the customers' premises to the service provider's facilities.

      Our products are designed to offer customers potential benefits such as:

      - fewer pieces of equipment;

      - a centralized platform that allows automated delivery of services, customer activation of services, centralized billing and fewer service calls;

      - enhanced reliability and ease of expansion;

      - network management software that can be accessed securely through the internet; and

      - an architecture that supports network standards and permits the implementation of third-party applications.

      Our objective is to become the leading supplier of network systems designed to enable the delivery of applications and services from within a service provider's network.

      We began shipping the IPSX 9000 and InVision in the first quarter of 2000, and we have made InGage generally available in the third quarter of 2000.

      Our customers potentially include traditional local, regional, national and international communications carriers, IP carriers and internet service providers, or ISPs. We have entered into contracts with Qwest Communications Corporation, AduroNet Ltd., BroadBand Office, Inc., Nissho Electronics Corporation, Internet Initiative Japan Inc., Telia TeleCom, Telenordia AB, and American MetroComm Corporation. Qwest, AduroNet and Broadband Office have received warrants to purchase CoSine stock, Nissho Electronics and Internet Initiative Japan are investors in CoSine, and American MetroComm will receive a warrant to purchase CoSine stock if it receives financing for the purchase of the products it has ordered.

      We ceased being a development stage company when we began shipping products and recognizing revenue during the first quarter of 2000. We have recognized substantially all of our revenue during the first six months of 2000 from sales to two customers. We anticipate that our IP service delivery platform, which is our only product line, and related software applications will constitute the majority of our future revenue.

      We had an accumulated deficit of $104.2 million as of June 30, 2000 and expect to continue to incur substantial operating losses in the future. At June 30, 2000, we had $88.8 million in cash and short-term investments.

      Our principal executive offices are located at 3200 Bridge Parkway, Redwood City, California 94065 and our telephone number is (650) 637-4777. We do not intend for information contained on our website, www.cosinecom.com, to constitute part of this prospectus. We were incorporated in the State of California in April 1997. We reincorporated in the State of Delaware in August 2000.

                                  THE OFFERING

Shares offered.............  10,000,000 shares
Shares to be outstanding
after this offering........  100,141,344 shares
Nasdaq National Market
  symbol...................  COSN
Use of proceeds............  For general corporate purposes, including working capital and capital expenditures, and potential acquisitions of complementary products, technologies or businesses.

      Except as otherwise indicated, the total number of shares to be outstanding after this offering includes:

      - 20,406,737 shares of common stock outstanding at June 30, 2000;

      - 69,734,607 shares of common stock issuable upon:

         - the assumed exercise of 2,385,992 warrants that are automatically exercisable before or upon the closing of this offering;

         - the automatic conversion upon the closing of this offering of preferred stock outstanding at June 30, 2000 into 67,348,615 shares of common stock; and

      - 10,000,000 shares offered in this offering.

      The number of shares to be outstanding after this offering excludes:

      - 9,860,629 shares of common stock issuable upon exercise of stock options outstanding at June 30, 2000, with a weighted average exercise price of $4.18 per share;

      - an additional 4,748,587 shares of common stock reserved for future issuance under our 1997 stock plan at June 30, 2000, including the options for 4,703,805 shares of common stock issuable upon exercise of stock options granted after June 30, 2000, with a weighted average exercise price of $15.11 per share;

      - an additional 5,400,000 shares of common stock reserved for future issuance under our 2000 stock plan, director option plan and employee stock purchase plan; and

      - 895,915 shares of common stock issuable upon exercise of warrants outstanding at June 30, 2000, at a weighted average exercise price of $2.60 per share, which are not automatically exercisable before or upon the closing of this offering.

      Except as otherwise indicated, information in this prospectus:

      - reflects a 4-for-1 stock split of our common stock in May 1998;

      - reflects the issuance of 69,734,607 shares of common stock upon the exercise of warrants that are automatically exercisable before or upon the closing of this offering and the conversion of all of our outstanding shares of preferred stock into shares of common stock upon the closing of this offering;

      - reflects our reincorporation in Delaware in August 2000; and

      - assumes no exercise of the underwriters' option to purchase additional shares in the offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following tables present our summary consolidated financial data. The data presented in these tables are from "Selected Consolidated Financial Data" and our historical consolidated financial statements and notes to those financial statements included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

      Pro forma basic and diluted net loss per share have been calculated assuming the exercise of warrants that are automatically exercisable before or upon the closing of this offering and the conversion of all outstanding preferred stock into common stock.

                                       PERIOD FROM           YEAR ENDED        SIX MONTHS ENDED
                                        INCEPTION           DECEMBER 31,           JUNE 30,
                                   (APRIL 14, 1997) TO   ------------------   -------------------
                                    DECEMBER 31, 1997     1998       1999       1999       2000
                                   -------------------   -------   --------   --------   --------
                                                                                  (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue...........................        $   --         $    --   $     --   $     --   $ 11,321
  Non-cash charges related to
     equity issuances.............            --              --         --         --      3,699
                                          ------         -------   --------   --------   --------
Revenue, net of non-cash charges
  related to equity issuances.....            --              --         --         --      7,622
Cost of sales:
  Cost of goods sold..............            --              --         --         --      6,332
  Non-cash charges related to
     equity issuances.............            --              --         --         --        943
                                                                              --------   --------
Gross profit (loss)...............            --              --         --         --        347
                                                                              --------   --------
Loss from operations..............          (134)         (9,078)   (38,393)   (15,138)   (58,311)
Net loss..........................          (131)         (9,293)   (37,721)   (15,098)   (57,036)

Deemed dividend to series D
  preferred stockholders..........            --              --         --         --     (2,500)
Net loss allocable to common
  stockholders....................          (131)         (9,293)   (37,721)   (15,098)   (59,536)
Basic and diluted net loss per
  common share....................         (0.25)          (4.53)     (7.49)     (3.63)     (7.19)
Shares used in computing basic
  and diluted net loss per common
  share...........................           522           2,051      5,034      4,156      8,286
Pro forma basic and diluted net
  loss per common share
  (unaudited).....................                                 $  (0.75)             $  (0.83)
Shares used in computing pro forma
  basic and diluted net loss per
  common share (unaudited)........                                   50,575                71,922

                                                                     JUNE 30, 2000
                                                           ----------------------------------
                                                                                 PRO FORMA AS
                                                           ACTUAL    PRO FORMA     ADJUSTED
                                                           -------   ---------   ------------
                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments.......   88,823     88,823      299,723
Working capital..........................................  100,115    100,115      311,015
Total assets.............................................  147,812    147,812      358,712
Long-term obligations, less current portion..............   11,712     11,712       11,712
Redeemable convertible preferred stock...................  174,682         --           --
Total stockholders' equity (net capital deficiency)......  (66,893)   107,789      318,689

      The pro forma consolidated balance sheet data includes:

- the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and

- the conversion into common stock upon the closing of this offering of our preferred stock outstanding at June 30, 2000.

      The pro forma as adjusted consolidated balance sheet data includes:

- the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering;

- the conversion into common stock upon the closing of this offering of our preferred stock outstanding at June 30, 2000; and

- the sale of our common stock in this offering at the initial public offering price of $23.00, after deducting the underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

   WE HAVE A HISTORY OF LOSSES THAT WE EXPECT WILL CONTINUE, AND IF WE NEVER
                 ACHIEVE PROFITABILITY WE MAY CEASE OPERATIONS.

      At June 30, 2000, we had an accumulated deficit of $104.2 million. We have incurred net losses since our incorporation. We have only recently begun to recognize revenue, and we cannot be certain that our revenue will grow or that we will generate sufficient revenue to become profitable. If we do not achieve profitability, we may cease operations.

      We have incurred significant expenses in the past. For example, for the six months ended June 30, 2000, we incurred research and development, sales and marketing, and general and administrative expenses of $58.7 million. Although we cannot quantify the amount, we expect expenses to continue to increase for the balance of 2000 and to continue to incur losses.

THE LIMITED SALES HISTORY OF OUR IP SERVICE DELIVERY PLATFORM MAKES FORECASTING
 OUR REVENUE DIFFICULT, WHICH MAY IMPAIR OUR ABILITY TO MANAGE OUR BUSINESS AND
                     YOUR ABILITY TO ASSESS OUR PROSPECTS.

      We were founded in April 1997, shipped our first test IP service delivery platform product in March 1999, and sold our first IP service delivery platform product in March 2000. We have limited meaningful historical financial data upon which to forecast our revenues and upon which you may evaluate us and our prospects.

 IF OUR CUSTOMERS ARE UNABLE TO GENERATE SALES OF SERVICES DELIVERED USING OUR PRODUCTS AND TO MANAGE DELIVERY OF THESE SERVICES TO THEIR CUSTOMERS, WE MAY BE
                          UNABLE TO SELL OUR PRODUCTS.

      Our future success depends on network service providers, which are our customers, generating revenue from the sale of services delivered using our products. Sales of our products may decline or be delayed if our customers do not successfully introduce commercial services derived from our IP service delivery platform or if our customers do not generate revenue from these services sufficient to realize an attractive return on their investment in our IP service delivery platform.

      Our ability to generate future revenue also depends on whether network service providers successfully:

- sell and deliver services using our IP service delivery platform to their customers; and

- forecast market trends and identify the services and features that our products should offer their customers.

IF OUR IP SERVICE DELIVERY PLATFORM DOES NOT RAPIDLY ACHIEVE MARKET ACCEPTANCE,
                   WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.

      Our products offer a new approach for delivering services by network service providers, which may perceive our products as being more expensive than the other technologies and products they purchase. If network service providers do not accept our IP service delivery platform as a method for delivering services to their customers, our ability to increase our revenue, achieve profitability and continue operations would be harmed. Our success also depends on third-party software providers recognizing the advantages of our service delivery method and on our ability to effectively support their software development efforts.

   OUR IP SERVICE DELIVERY PLATFORM IS OUR ONLY PRODUCT LINE, AND OUR FUTURE
                   REVENUE DEPENDS ON ITS COMMERCIAL SUCCESS.

      Our IPSX 9000 and InVision products are the only products that have been shipped to our customers. Our future revenue depends on the commercial success of our IP service delivery platform product line. If customers do not adopt, purchase and successfully implement our IP service delivery platform in large numbers, our revenue will not grow.

OUR PRODUCTS ARE TECHNICALLY COMPLEX AND MAY CONTAIN ERRORS OR DEFECTS THAT ARE
  NOT FOUND UNTIL OUR PRODUCTS ARE PUT TO FULL USE BY OUR CUSTOMERS. ERRORS OR DEFECTS IN OUR PRODUCTS COULD SERIOUSLY HARM OUR REPUTATION AND OUR ABILITY TO
                               SELL OUR PRODUCTS.

      Our products are more complicated than most networking products. They can be adequately tested only when put to full use in very large and diverse networks with high amounts of traffic. Because none of our customers has put our products to full use, we are unable to assess the likelihood or magnitude of this risk. Errors or defects in our products could result in:

- loss of current customers and failure to attract new customers or achieve market acceptance; and

- increased service and warranty costs.

THE LONG SALES CYCLE FOR OUR PLATFORM, AS WELL AS THE EXPECTATION THAT CUSTOMERS
   WILL SPORADICALLY PLACE LARGE ORDERS, MAY CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, AND THE PRICE OF OUR
                               STOCK TO DECLINE.

      A customer's decision to purchase our IP service delivery platform involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Network service providers and other customers with complex networks usually expand their networks in large increments on a periodic basis. We may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. These events may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter, which could cause our stock price to decline.

    IF WE FAIL TO DEVELOP NEW PRODUCTS OR FEATURES, WE WILL HAVE DIFFICULTY
                             ATTRACTING CUSTOMERS.

      Based on our prior experience, we expect that our customers will require product features that our current IP service delivery platform does not have. Our products are technically complex, and the development of new products or features is an uncertain, time-consuming and labor intensive process. We may experience design, manufacturing or marketing problems with new products. If we fail to develop new or enhanced products that meet customer requirements, our ability to attract and retain customers will be hindered.

  WE RELY UPON A LIMITED NUMBER OF CUSTOMERS, AND ANY DECREASE IN REVENUE FROM
    THESE CUSTOMERS OR FAILURE TO INCREASE OUR CUSTOMER BASE COULD HARM OUR
                               OPERATING RESULTS.

      We have received substantially all of our revenue from two customers and have received additional purchase orders from six other customers. Six of these customers, directly or indirectly, hold or may be issued our equity securities. The loss of one or more of our customers, a reduction in purchases of our products by our customers or the decline of our customers' business may limit our revenue growth and harm our operating results. We do not have long-term contracts with our customers, and our customers may reduce or discontinue purchases of our products at any time.

      Our future success will depend on attracting additional customers. Failure to increase our customer base would hinder our growth and harm our operating results.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, INTEGRATE NEWLY-HIRED KEY PERSONNEL
           AND HIRE ADDITIONAL PERSONNEL, OUR OPERATIONS WILL SUFFER.

      The growth of our operations places a significant strain on our management systems and resources. If we do not effectively manage our growth and improve our financial and managerial controls and systems, we may be unable to provide adequate service and support to our customers and our operations will suffer. At December 31, 1999, we had 185 employees, and at August 11, 2000, we had 428 employees. We plan to continue to hire a significant number of employees this year, but we may be unable to hire and retain the kind and number that we need.

      We recently hired many of our key executives, including our chief financial officer and other managerial personnel. These personnel have worked together for only a short period of time and must learn our business while performing their regular duties. Our operations could be disrupted if we do not rapidly integrate these new key personnel.

 A FAILURE OF OUR CONTRACT MANUFACTURERS OR OUR SOLE SOURCE AND LIMITED SOURCE
  SUPPLIERS TO MEET OUR NEEDS WOULD SERIOUSLY HARM OUR ABILITY TO TIMELY FILL
                                CUSTOMER ORDERS.

      We use three third-party contract manufacturers: Solectron, SMTC Manufacturing and Sonic Manufacturing. We anticipate that we will rely on Solectron as the sole source for our manufacturing needs. If Solectron, or any of our other manufacturers terminates its relationship with us or is unable to produce sufficient quantities of our products in a timely manner and at satisfactory quality levels, our ability to fill customer orders on time, our reputation and our operating results will suffer. Our contract manufacturers do not have a long-term obligation to supply products to us. Qualifying new contract manufacturers and starting volume production is expensive and time consuming and would disrupt our business.

      We purchase several key components, including field programmable gate arrays, some integrated circuits and memory devices, and power supplies from a single source or limited sources. We do not have long-term supply contracts for these components. If our supply of these components is interrupted, we may be unable to locate an alternate source in a timely manner or at favorable prices. Interruption or delay in the supply of these components could cause us to lose sales to existing and potential customers.

IF WE FAIL TO PREDICT OUR MANUFACTURING REQUIREMENTS ACCURATELY, WE COULD INCUR
                   ADDITIONAL COSTS OR MANUFACTURING DELAYS.

      We provide forecasts of our demand to our contract manufacturers up to twelve months before scheduled delivery of products to our customers. If we overestimate our manufacturing requirements, our contract manufacturers may have excess or obsolete inventory, which would harm our operating results if we were required to purchase the excess or obsolete inventory. If we underestimate our requirements, our contract manufacturers may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenue. If we do not accurately anticipate lead times for components, we may experience component shortages.

    IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE TERMINATED OR BECOME UNAVAILABLE OR TOO EXPENSIVE, OUR COMPETITIVE POSITION AND OUR PRODUCT OFFERING
                                  WILL SUFFER.

      We license from third-party suppliers several key software applications incorporated in our IP service delivery platform, such as firewall software from Network Associates, Inc. and database software from Oracle Corporation. We will be required to license technology from other third-party suppliers to enable us to develop new products or features. Our inability to renew or obtain any third-party license that we need could require us to obtain substitute technology of lower quality or at greater cost. Either of these outcomes could seriously impair our ability to sell our products and harm our operating results.

                         RISKS RELATED TO OUR INDUSTRY

WE PARTICIPATE IN SEVERAL HIGHLY COMPETITIVE MARKETS, AND OUR FAILURE TO COMPETE
 SUCCESSFULLY WOULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE AND HARM OUR
                                   BUSINESS.

      Competition in the network infrastructure market is intense, and we expect that competition in the market for IP networking services will also be intense. If we are unable to compete effectively, our revenue and market share will be reduced.

      We face competition from:

- companies in the network infrastructure market, including Cisco Systems, Inc., Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel, Ericsson Business Networks AB and Siemens AG; and

- companies, including Cisco, that market products for installation on the premises of network service providers' customers and which offer some services that compete with the services delivered using our IP service delivery platform.

      We believe that there is likely to be consolidation in this industry. We expect to face increased competition from larger companies with significantly greater resources than we have.

      Some of these larger competitors have pre-existing relationships involving a range of product lines with the network service providers who are the principal potential customers for our IP service delivery platform. These competitors may offer vendor financing, which we do not offer, undercut our prices or use their pre-existing relationships with our customers to induce them not to use our IP service delivery platform.

 IF ANY OF OUR SIGNIFICANT SUPPLIERS WERE TO TERMINATE THEIR RELATIONSHIPS WITH US OR COMPETE AGAINST US, OUR REVENUE AND MARKET SHARE WILL LIKELY BE REDUCED.

      Many of our suppliers also have significant development and marketing relationships with our competitors and have significantly greater financial and marketing resources than we do. If they develop and market products in the future in competition with us, or form or strengthen arrangements with our competitors, our revenue and market share will likely be reduced.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD BE PREVENTED FROM HIRING NEEDED PERSONNEL, OR FROM PURSUING OR IMPLEMENTING OUR RESEARCH, AND COULD INCUR
                       SUBSTANTIAL LIABILITIES OR COSTS.

      Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. In June 2000, Ericsson Inc. filed a complaint against us, which they subsequently agreed to withdraw, alleging that we misappropriated trade secrets known to several employees who recently joined us from Ericsson. We have been threatened with claims like this in the past and may receive claims of this kind in the future. These claims could prevent us from hiring personnel or from using the intellectual property alleged to be trade secrets brought to us by the personnel that we hired. We could also incur substantial costs and damages in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could divert the attention of our management away from our operations.

    IF OUR PRODUCTS DO NOT WORK THE WAY OUR CUSTOMERS EXPECT, ORDERS FOR OUR PRODUCTS MAY BE CANCELLED AND THE MARKET PERCEPTION OF OUR PRODUCTS COULD BE
                                    HARMED.

      If our products do not work with our customers' or their end users' networks, the market perception of our products could be harmed and orders for our products could be cancelled. In particular, if an actual or perceived breach of network security occurs in a customer's or its end-user's network that uses our products, we may be subject to lawsuits for losses suffered by customers or their end-users.

      If we have to redesign or modify our products to make them compatible with a customer's or end user's network, our sales cycle could be extended, our research and development expenses may increase, and profit margins on our products may be reduced.

BECAUSE THE MARKETS IN WHICH WE COMPETE ARE PRONE TO RAPID TECHNOLOGICAL CHANGE
  AND THE ADOPTION OF STANDARDS DIFFERENT FROM THOSE THAT WE USE, OUR PRODUCTS COULD BECOME OBSOLETE, AND WE COULD BE REQUIRED TO INCUR SUBSTANTIAL EXPENSES TO
                   MODIFY OUR PRODUCTS TO REMAIN COMPETITIVE.

      The market for our IP service delivery platform is prone to rapid technological change, the adoption of new standards, frequent new product introductions and changes in customer and end user requirements. We may be unable to respond quickly or effectively to these developments. We may experience difficulties that could prevent our development of new products and features. The introduction of new products or technologies by competitors, or the emergence of new industry standards could render our products obsolete or could require us to incur expenses to redesign our products.

  WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS TO BE COMPETITIVE, AND IF WE ARE
        UNABLE TO PROTECT THESE RIGHTS, WE MAY NEVER BECOME PROFITABLE.

      We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. If we are unable to protect our intellectual property rights, our ability to supply our products as they have been designed could suffer, and our ability to become profitable could be harmed.

 IF WE BECOME INVOLVED IN AN INTELLECTUAL PROPERTY DISPUTE, WE COULD BE SUBJECT
  TO SIGNIFICANT LIABILITY, THE TIME AND ATTENTION OF OUR MANAGEMENT COULD BE
         DIVERTED AND WE COULD BE PREVENTED FROM SELLING OUR PRODUCTS.

      We may become a party to litigation in the future to protect our intellectual property or because others may allege infringement of their intellectual property. These claims and any resulting lawsuit could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their merits, likely would be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation alleging our infringement of a third-party's intellectual property also could force us to:

- stop selling our products or services that use the challenged intellectual property;

- obtain from the owner of the infringed intellectual property right a license to sell the relevant technology, which license may not be available on reasonable terms, or at all; and

- redesign those products or services that use the infringed technology.

      We became aware, on the date of this prospectus, that a prominent computer company sent us a letter in which it alleged that four of its patents contain claims under which the IPSX 9000 requires a license. The computer company stated that it was prepared to grant us a non-exclusive license under those patents subject to meeting with us. We are unaware of any requirement to obtain a license for the IPSX 9000 by virtue of those patents, or for any other reason not otherwise disclosed in this prospectus. We are investigating the assertion contained in the letter. Due to the indefinite character and time of receipt of the letter, we are unable to assess what the likely outcome of our investigation will be.

 WE HAVE LIMITED EXPERIENCE MARKETING AND SELLING OUR PRODUCTS INTERNATIONALLY. WE INTEND TO EXPAND OUR OPERATIONS INTERNATIONALLY, AND OUR OPERATING RESULTS
  WILL SUFFER IF WE DO NOT GENERATE REVENUE FROM INTERNATIONAL OPERATIONS THAT
        EXCEEDS THE COST OF ESTABLISHING AND MAINTAINING THE OPERATIONS.

      We intend to enter new markets in Europe and Asia. We have limited experience in marketing and distributing our products internationally and may be unable to develop international market demand for our products. If we are unable to generate revenue from international operations that exceed the cost of establishing and maintaining these operations, our operating results will suffer.

      The success of our international operations may be affected by:

- our ability to establish relationships with international distributors who can effectively market and support our products; and

- difficulties inherent in developing versions of our products that comply with local standards or regulatory requirements.

                         RISKS RELATED TO THIS OFFERING

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING,
 AND THEY COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL EVEN IF OUR
                     OTHER STOCKHOLDERS WANTED IT TO OCCUR.

      Upon completion of this offering, our executive officers, directors and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates will beneficially own, in the aggregate, approximately 23.62% of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

 THE SUBSTANTIAL MAJORITY OF OUR 100,141,344 SHARES TO BE OUTSTANDING AFTER THE
  OFFERING WILL BE EITHER FREELY TRADEABLE UPON COMPLETION OF THE OFFERING OR SALEABLE UPON EXPIRATION OF THE LOCK-UP AGREEMENTS COVERING THESE SHARES. THIS
    COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY,
                 REGARDLESS OF THE PERFORMANCE OF OUR BUSINESS.

      After this offering, we will have outstanding 100,141,344 shares of common stock. This includes the shares we are selling in this offering, which may be resold in the public market immediately. Stockholders holding approximately 90,055,120 of these securities have entered into to lock-up agreements with the underwriters. Approximately 15% of these shares may be released from the lock-up and sold into the market as early as 2 days after our fourth quarter operating results are released, and approximately 25% of these shares may be released from the lock-up and sold into the market as early as 30 days after our fourth quarter operating results are released, and the remaining shares subject to the lock-up agreement with the underwriters will be eligible for sale into the market 180 days after the date of this prospectus. Goldman, Sachs & Co. can waive the restrictions of these lock-up agreements at an earlier time without prior notice or announcement and allow stockholders to sell their shares. Stockholders holding an aggregate of 86,224 shares are subject to lock-up agreements they have entered into with us, but are not subject to a lock-up arrangement with the underwriters. We have agreed with the underwriters that these 86,224 shares will not be eligible for sale until 180 days after the date of this prospectus, without the prior written consent of the underwriters. However, our agreement with the holders of these shares is not as restrictive as the agreement the stockholders have entered into with the underwriters. For example, our agreement with the holders of these 86,224 shares does not prohibit certain types of hedging transactions.

      The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

 YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY
                                   UNCERTAIN

      This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements because of any of the risks to our business described in this prospectus. You should not rely on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

      The net proceeds from the sale of the 10,000,000 shares of common stock offered by us are estimated to be $210.9 million, or $243.0 million if the underwriters exercise in full their option to purchase additional shares in the offering. These estimates are calculated based on the initial public offering price of $23.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us.

      The principal purposes of this offering are to:

- increase our working capital;

- create a public market for our common stock;

- facilitate our future access to public equity markets; and

- provide us with increased visibility and credibility.

      We have no specific plans for the use of the net proceeds of this offering. We intend to use the net proceeds primarily for general corporate purposes, including working capital, expansion of our sales and marketing organization and capital expenditures.

      We may, when and if the opportunity arises, use a portion of the net proceeds to acquire complementary products, technologies or businesses. Until we use the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends. Our lease lines and bank lines of credit prohibit the payment of dividends without prior approval.

                                 CAPITALIZATION

           ACTUAL, PRO FORMA AND PRO FORMA AS ADJUSTED CAPITALIZATION

      The following table summarizes our capitalization as of June 30, 2000:

- on an actual basis;

- on a pro forma basis as of June 30, 2000, to reflect:

   - the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and

   - the automatic conversion into common stock upon the closing of this offering of our preferred stock outstanding at June 30, 2000; and

- on a pro forma as adjusted basis to reflect the sale of 10,000,000 shares of common stock at the initial public offering price of $23.00 per share after deducting the underwriting discount and estimated offering expenses payable by us.

      You should read the information below with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                                    JUNE 30, 2000
                                                         ------------------------------------
                                                                                 PRO FORMA AS
                                                          ACTUAL     PRO FORMA     ADJUSTED
                                                         ---------   ---------   ------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE DATA)
Long-term debt, net of current portion.................  $  11,712   $  11,712    $  11,712
Redeemable convertible preferred stock, $.0001 par
  value, 66,248,993 shares authorized and 59,848,615
  shares issued and outstanding (actual); no shares
  authorized, issued or outstanding (pro forma and pro
  forma as adjusted)...................................    174,682          --           --
Stockholders' equity:
  Preferred stock, $.0001 par value, 2,150,000 shares
     authorized and 1,875,000 shares issued and
     outstanding (actual); 3,000,000 shares authorized
     and no shares issued and outstanding (pro forma
     and pro forma as adjusted)........................         --          --           --
  Common stock, $.0001 par value, 200,000,000 shares
     authorized, 20,406,737 shares issued and
     outstanding (actual); 300,000,000 shares
     authorized and 90,141,344 shares issued and
     outstanding (pro forma); 300,000,000 shares
     authorized and 100,141,344 issued and outstanding
     (pro forma as adjusted)...........................          2           9           10
  Additional paid-in capital...........................    122,002     296,677      507,576
  Notes receivable from stockholders...................    (18,613)    (18,613)     (18,613)
  Accumulated other comprehensive income (loss)........         13          13           13
  Deferred compensation................................    (66,116)    (66,116)     (66,116)
  Deficit accumulated during the development stage.....   (104,181)   (104,181)    (104,181)
                                                         ---------   ---------    ---------
     Total stockholders' equity (net capital
       deficiency).....................................    (66,893)    107,789      318,689
                                                         ---------   ---------    ---------
       Total capitalization............................  $ 119,501   $ 119,501    $ 330,401
                                                         =========   =========    =========

                          ADDITIONAL SHARE INFORMATION

      The number of outstanding shares excludes:

- 9,860,629 shares issuable upon exercise of outstanding stock options at June 30, 2000, with a weighted average exercise price of $4.18 per share;

- an additional 4,748,587 shares reserved for future issuance under our 1997 stock plan at June 30, 2000, including the options for 4,703,805 shares of common stock issuable upon exercise of stock options granted after June 30, 2000, with a weighted average exercise price of $15.11 per share;

- an additional 5,400,000 shares reserved for issuance under our 2000 stock plan, director option plan and employee stock purchase plan; and

- 895,915 shares of common stock issuable upon exercise of warrants outstanding at June 30, 2000 at a weighted average exercise price of $2.60 per share, which are not automatically exercisable before or upon the closing of this offering.

                                    DILUTION

      If you invest in our common stock, your interest per share will be diluted by an amount equal to the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, or total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.

                       PRO FORMA NET TANGIBLE BOOK VALUE

      Our pro forma net tangible book value per share is based on 90,141,344 shares outstanding at June 30, 2000, after reflecting:

- the assumed exercise of warrants that are automatically exercisable before or upon the closing of this offering; and

- automatic conversion into common stock of our outstanding preferred stock.
                          DILUTION AFTER THIS OFFERING
      After reflecting the sale of the 10,000,000 shares of common stock at the initial public offering price of $23.00 per share less the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2000 would be $305.1 million, or $3.05 per share. This represents an immediate increase in pro forma net tangible book value of $2.01 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $19.95 per share to new investors, or approximately 87% of the initial public offering price of $23.00 per share.

      The table below illustrates this per share dilution:

Initial public offering price per share.....................           $23.00
  Pro forma net tangible book value per share at June 30,
     2000...................................................  $1.04
  Increase per share attributable to new investors..........   2.01
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             3.05
                                                                       ------
Dilution per share to new investors.........................           $19.95
                                                                       ======

                       COMPARATIVE INVESTMENT INFORMATION

      The table below shows at June 30, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering. We used the initial public offering price of $23.00 per share, before deducting the underwriting discount and estimated offering expenses in our calculations.

                           SHARES PURCHASED         TOTAL CONSIDERATION
                        ----------------------    -----------------------    AVERAGE PRICE
                          NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                        -----------    -------    ------------    -------    -------------
Existing
  stockholders........   90,141,344       90%     $171,875,000       43%        $ 1.91
New investors.........   10,000,000       10       230,000,000       57%         23.00
                        -----------      ---      ------------      ---
  Total...............  100,141,344      100%     $401,875,000      100%
                        ===========      ===      ============      ===

                          ADDITIONAL SHARE INFORMATION

      The discussion and table above are based on the number of outstanding shares of our common stock after this offering, which excludes:

      - 9,860,629 shares issuable upon exercise of outstanding stock options as of June 30, 2000, with a weighted average exercise price of $4.18 per share;

      - an additional 4,748,587 shares reserved for future issuance under our 1997 stock plan at June 30, 2000, including the options for 4,703,805 shares of common stock issuable upon exercise of stock options granted after June 30, 2000, with a weighted average exercise price of $15.11 per share;

      - an additional 5,400,000 plan shares reserved for issuance under our 2000 stock plan, director option plan and employee stock purchase plan; and

      - 895,915 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2000, at a weighted average exercise price of $2.60 per share, which are not automatically exercisable before or upon the closing of this offering.

      If any of these options or warrants are exercised, there will be further dilution to investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

      The consolidated statement of operations data for the period from April 14, 1997, the date of our incorporation, to December 31, 1997, and for the fiscal years ended December 31, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Auditors.

      The consolidated balance sheet data at December 31, 1997 is derived from the audited consolidated financial statements that are not included in this prospectus.

      The consolidated statement of operations data for the six-month periods ended June 30, 1999 and 2000, and the consolidated balance sheet data at June 30, 1999 and 2000, are unaudited and have been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus.

      In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments have been included to present fairly the unaudited consolidated quarterly results when read with the audited consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                             PERIOD FROM
                                              INCEPTION           YEAR ENDED         SIX MONTHS ENDED
                                           (APRIL 14, 1997)      DECEMBER 31,            JUNE 30,
                                           TO DECEMBER 31,    ------------------   ---------------------
                                                 1997          1998       1999       1999         2000
                                           ----------------   -------   --------   --------     --------
                                                                                        (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue..................................       $   --        $    --   $     --   $     --     $ 11,321
  Non-cash charges related to equity
    issuances............................                                                --        3,699
                                                ------        -------   --------   --------     --------
Revenue, net of non-cash charges related
  to equity issuances....................                                                --        7,622
Cost of sales:
  Cost of goods sold.....................           --             --         --         --        6,332
  Non-cash charges related to equity
    issuances............................           --             --         --         --          943
                                                ------        -------   --------   --------     --------
Total cost of sales......................           --             --         --         --        7,275
                                                ------        -------   --------   --------     --------
Gross profit (loss)......................           --             --         --         --          347
Operating expenses:
  Research and development...............           87          7,353     25,088     11,358       24,103
  Non-cash research and development
    charges related to equity
    issuances............................           --             13      2,248        106       10,000
  Sales and marketing....................           --            601      4,601      1,325       11,153
  Non-cash sales and marketing charges
    related to equity issuances..........           --              5      1,476        432        5,089
  General and administrative.............           47          1,106      4,266      1,865        3,705
  Non-cash general and administrative
    charges related to equity
    issuances............................           --             --        714         52        4,608
                                                ------        -------   --------   --------     --------
    Total operating expenses.............          134          9,078     38,393     15,138       58,658
                                                ------        -------   --------   --------     --------
Loss from operations.....................         (134)        (9,078)   (38,393)   (15,138)     (58,311)
Interest income (expense), net...........            3             (1)       698         64        1,333
Non-cash interest expense related to
  equity issuances.......................           --           (211)       (47)       (24)         (54)
Other income (expense)...................           --             (3)        21         --           (4)
                                                ------        -------   --------   --------     --------
Net loss.................................         (131)        (9,293)   (37,721)   (15,098)     (57,036)
Deemed dividend to series D preferred
  stockholders...........................           --             --         --         --       (2,500)
                                                ------        -------   --------   --------     --------
Net loss allocable to common
  stockholders...........................       $ (131)       $(9,293)  $(37,721)  $(15,098)    $(59,536)
                                                ======        =======   ========   ========     ========
Basic and diluted net loss per common
  share..................................       $(0.25)       $ (4.53)  $  (7.49)  $  (3.63)    $  (7.19)
                                                ======        =======   ========   ========     ========
Shares used in computing basic
  and diluted net loss per common
  share..................................          522          2,051      5,034      4,156        8,286
                                                ======        =======   ========   ========     ========
Pro forma basic and diluted net loss per
  common share (unaudited)...............                               $  (0.75)               $  (0.83)
                                                                        ========                ========
Shares used in computing pro forma basic
  and diluted net loss per common share
  (unaudited)............................                                 50,575                  71,922
                                                                        ========                ========

                                                     DECEMBER 31,                    JUNE 30,
                                             -----------------------------    ----------------------
                                              1997      1998        1999        1999          2000
                                             ------    -------    --------    --------      --------
                                                                                   (UNAUDITED)
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term
  investments..............................  $1,301    $ 6,580    $ 54,586    $ 16,881      $ 88,823
Working capital............................   1,238      2,900      49,584      11,725       100,115
Total assets...............................   1,443     11,099      66,070      23,382       147,812
Long-term obligations, less current
  portion..................................      --      2,710       7,907       5,106        11,712
Redeemable convertible preferred stock.....      --      9,823      89,388      32,157       174,682
Total stockholders' equity
  (net capital deficiency).................   1,370     (6,038)    (38,374)    (20,720)      (66,893)

     Note 1 of the notes to our consolidated financial statements explains how we determined the shares used to compute basic and diluted net loss per share and basic and diluted pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

      From our incorporation on April 14, 1997 through June 30, 2000, our operating activities were primarily devoted to increasing our research and development capabilities, designing our hardware, developing our software and testing our products. In March 2000, after extensive field testing of our IP service delivery platform, we began shipping to our first customers. We market our products through our direct sales force to service providers in Asia, North America and Europe. We provide customer service and support for our products.

      REVENUE. We have received substantially all of our revenue from sales of the IPSX 9000 product and InVision service management software to two customers. We expect that the majority of our future revenue will continue to come from sales of our IP service delivery platform and related software applications to a small number of customers. We expect to receive a substantial portion of our revenue from these initial customers until we can sufficiently penetrate additional accounts.

      Because the market for our IP service delivery platform is new and evolving, the volume and timing of orders are difficult to predict. A customer's decision to purchase our platform typically involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Long sales and implementation cycles for our platform, as well as the expectation that customers will tend to sporadically place large orders with short lead times, may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter.

      The standard payment terms offered to our customers are net 30 days. In the case of our first two customers, Qwest and AduroNet, the payment terms were negotiated to be net 45 days.

      REVENUE RECOGNITION. We generally recognize product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is probable, unless we have future obligations for installation or have to obtain customer acceptance, in which case we defer recognizing revenue until these obligations are met.

      Our product incorporates software that is not incidental to the related hardware, and accordingly, we recognize revenue as indicated above, which complies with the American Institute of Certified Public Accountants' Statement of Position 97-2 "Software Revenue Recognition". For arrangements that include the delivery of multiple products, the revenue is allocated to the various products based on vendor-specific objective evidence of fair value, or VSOE. We establish VSOE based on either the price charged for the product when the same product is sold separately, or for products not yet sold separately, VSOE is based on the prices established for the products by management with the relevant authority to do so. In establishing VSOE for products not yet sold separately, we believe that the price of these products likely will not change before they are sold separately in the marketplace. Revenue from post-contract support obligations for specified future periods is deferred and recognized on a straight-line basis over the service period. Revenue from consulting services is recognized as the services are provided. Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.

      At June 30, 2000, a total of $6.3 million of revenue was deferred. We expect that this deferred revenue will be recognized in 2000 and 2001. Our initial customer was provided limited price protection rights which expire in October 2000. We believe that the likelihood of a price adjustment is remote, primarily because:

- our products are technologically advanced and are of a unique design;

- we expect our products to have long sales and deployment cycles; and

- the length of time until the price protection rights expire is short compared to these lengthy sales and deployment cycles.

      We reserve for warranty costs based on our experience in the networking industry.

      NON-CASH CHARGES RELATED TO EQUITY ISSUANCES. Non-cash charges related to equity issuances significantly affect our reporting of revenue, cost of goods sold and operating expense. The non-cash charges relate to warrants granted to customers and suppliers in exchange for services, stock options granted to employees and consultants and stock granted in lieu of cash compensation to suppliers.

      REVENUES

      Our reporting of revenue is affected significantly by warrants issued to our initial customers, including Qwest, AduroNet and Broadband Office. These warrants were issued upon receipt of substantial purchase orders which were preceded by a period of cooperation with us in the marketing, development and refinement of our products.

      We have issued the following warrants to customers:

- A warrant exercisable for 1,233,499 shares of our Series C preferred stock at an exercise price of $0.81 per share issued to Qwest upon receipt of a purchase order from Qwest for $18.3 million of our products and services;

- A warrant exercisable for 200,000 shares of our common stock at an exercise price of $4.00 per share issued to AduroNet upon receipt of a purchase order from AduroNet for $20.7 million of our products and services; and

- A warrant exercisable for 468,849 shares of our common stock at an exercise price of $3.73 per share issued to BroadBand Office upon receipt of a purchase order from BroadBand Office for $20.0 million of our products and services.

We calculate the fair value of these customer-related warrants to be $16.2 million ($10.3 million in the case of Qwest, $1.8 million in the case of AduroNet, and $4.1 million in the case of BroadBand Office). These values were calculated using a Black-Scholes option pricing model, using volatility of 0.6, a risk-free interest rate of 5% and an expected life of 4 years. Of this amount, $3.7 million ($3.2 million related to Qwest and $0.5 million related to AduroNet) was recognized as an offset to gross revenue during the six months ended June 30, 2000. The remaining $12.5 million will be amortized in future periods as an offset to gross revenue to the extent of and as the revenue from these customers' orders is recognized.

      COST OF SALES AND OPERATING EXPENSES

      Our reporting of cost of sales and operating expenses is also affected significantly by charges related to warrants and options issued for services, which are shown on the statement of operations under the appropriate line items. On the balance sheet, deferred compensation is presented as a reduction of stockholders' equity and is amortized over the vesting period of the applicable options using the graded vesting method. We accrued deferred compensation of $34.0 million during 1999 and $55.5 million during the six months ended June 30, 2000, in connection with stock options granted to employees, representing the difference between the fair values of the common stock, as reevaluated after our initial offering process began, and the exercise price of these options at the date of grant. We expect to accrue deferred compensation of $25.8 million in periods after June 30, 2000, as a result of 4,703,805 options issued to employees since that date.

      We amortized $3.6 million of deferred compensation during 1999 and $19.8 million of deferred compensation during the six months ended June 30, 2000. Based on options granted through June 30, 2000, we expect to amortize additional deferred compensation of $24.8 million during the remainder of 2000 using the accelerated method.

      We incurred non-cash charges of $0.2 million in 1998, $0.9 million in 1999, and $0.9 million during the six months ended June 30, 2000, in connection with stock, warrants and stock options granted to suppliers and nonemployees in lieu of cash compensation.

      In connection with consulting services, we have issued warrants to purchase 43,067 shares of common stock at an exercise price of $0.15 per share. The warrants have a variable measurement date, and accordingly the unvested portions are revalued at each balance sheet date. The fair value of the warrants is being amortized over the expected life of the warrants and is charged to sales and marketing expenses. We have also issued 640,979 options to non-employees for services provided to CoSine. The fair value of these options, of which the unvested portions are periodically remeasured using the Black-Scholes model, is being amortized over the related service period and is charged to research and development expense.

      COST OF GOODS SOLD. Cost of goods sold includes all costs of producing our products, including the cost of outsourced manufacturing, software royalties, warranties, related manufacturing overhead costs, as well as costs of providing our service offerings, including personnel engaged in providing maintenance and consulting services to our customers. We have also incurred non-cash charges arising from equity issuances as discussed above. We have outsourced the majority of our manufacturing, repair and supply chain management operations. A significant portion of our cost of goods sold consists of payments to Solectron, SMTC Manufacturing, and Sonic Manufacturing, our contract manufacturers. We conduct manufacturing engineering, final assembly, configuration testing and documentation control at our facility in Redwood City, California.

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, fees paid to contractors and outside service providers, laboratory equipment and prototype costs related to the design, development and testing of our products. We have also incurred non-cash charges arising from the issuance of stock options to purchase common stock to members of our technical advisory boards and consultants. We expense our research and development costs as they are incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. The number of prototypes required to build and test a complex product such as the IP service delivery platform is large, and this building and testing process occurs over a short period of time.

      We are devoting substantial resources to the continued development and enhancement of our products. We believe that our research and development is critical to our strategic product development objectives and that to take advantage of our technology and meet the changing requirements of our customers, we will need to fund several development projects simultaneously. Because of these needs we expect that research and development expenses, excluding non-cash charges resulting from the issuance of stock options to employees, will increase in absolute dollars in the future.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in marketing, sales and customer evaluations, as well as the costs of customer evaluation units and other promotional and marketing expenses. The complexity of our IP service delivery platform and the networks in which it is installed and integrated require highly trained systems engineers and service and support personnel. We have also incurred non-cash charges arising from equity issuances as discussed above.

      We expect to hire additional systems engineers and to expand our customer support organization to organize and administer the increasing number of customer evaluations and trials. We expect that sales and marketing expenses, excluding non-cash charges resulting from the issuance of stock options to employees, will increase substantially in absolute dollars as we hire additional sales and marketing personnel, initiate additional marketing programs to support the IP service delivery platform, establish additional sales offices and expand existing direct sales offices in the United States and abroad, and engage in more customer evaluations and trials.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance and accounting and human resources personnel as well as other corporate expenses, including non-cash charges resulting from the issuance of stock options to employees. We expect general and administrative expenses, excluding stock-based compensation, to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company. We have also incurred non-cash charges arising from equity issuances as discussed above.

      NET OPERATING LOSS CARRYFORWARDS. At December 31, 1999, we had $25.6 million of federal net operating loss carryforwards and $28.9 million of state net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at various dates beginning 2005 if they are not used. We have not recognized any benefit from the future use of net operating loss carryforwards for these periods, or for any other periods, since our incorporation. We are not recognizing the potential tax benefits of our net operating loss carryforwards because we do not have sufficient evidence that we will generate adequate profits to use them.

                             RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

      REVENUE. From inception through the year ended December 31, 1999, we were a development stage company and had no revenue. Gross revenue, before non-cash charges related to equity issuances, for the six months ended June 30, 2000, was $11.3 million, of which:

- $9.8 million was from hardware sales;

- $1.4 million was from software sales; and

- $0.1 million was from services.

      During the six-months ended June 30, 2000, we recognized, as an offset to gross revenue, approximately $3.7 million of non-cash charges related to warrants issued to our initial customers upon receipt of substantial purchase orders from those customers.

      During the six months ended June 30, 2000, we also deferred recognizing $6.3 million of revenue from hardware and software sales from contracts that allow for immediate invoicing but provide for subsequent customer acceptance, consulting services and post-contract support services. We will recognize this deferred revenue in future periods in accordance with the revenue recognition policy discussed above.

      COST OF SALES. Cost of Sales for the six months ended June 30, 2000, was $7.3 million, of which:

- $4.8 million represented materials, labor and production overhead;

- $1.5 million represented warranty costs; and

- $0.9 million represented amortization of deferred compensation on stock options granted to employees in manufacturing operations.

      We expect warranty costs to decline as a percentage of revenue over the next two years. In addition, we anticipate our cost of sales increasing in future periods as our revenues increase.

      GROSS MARGIN. For the six months ended June 30, 2000, gross margin was $0.3 million. We expect our gross margin to increase in future periods as we achieve economies of scale, and because we do not expect to distribute warrants to future customers for technical, marketing and market-related product development services. Gross margins are highly variable and dependent on many factors, some of which are outside our control, such as the demand for our products and the mix of products sold.

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $34.1 million for the six months ended June 30, 2000, an increase of $22.6 million or 197% over the comparable period in 1999. The increase resulted from:

- amortization of $9.9 million of additional amortization of non-cash charges resulting from the issuance of stock options to employees and consultants;

- $6.4 million of expenses for additional research and development personnel;

- $2.3 million of prototype development expenses;

- $1.2 million of facilities costs;

- $1.7 million of information technology costs; and

- $1.1 million of equipment and software depreciation.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses were $16.2 million for the six months ended June 30, 2000, an increase of $14.5 million over the comparable period in 1999. The increase resulted from:

- $5.1 million of expenses for additional sales and marketing personnel;

- $4.7 million of additional amortization of non-cash charges resulting from the issuance of stock options to employees and consultants;

- $1.6 million of travel, lodging and other travel related expenses;

- $1.0 million of marketing and advertising programs and public relations events;

- $0.9 million in infrastructure and depreciation costs;

- $0.8 million in expenses related to evaluation units; and

- $0.4 million in rent expense and other facilities costs.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $8.3 million for the six months ended June 30, 2000, an increase of $6.4 million over the comparable period in 1999. The increase resulted from:

- $4.6 million of additional amortization of non-cash charges resulting from the issuance of stock options to employees and consultants;

- $1.8 million of expenses for additional general and administrative personnel, facilities and professional services.

      INTEREST AND OTHER INCOME. Interest and other income was $2.1 million for the six months ended June 30, 2000, an increase of $1.8 million over the comparable period in 1999. The increase was due to larger cash balances available for investing resulting from sales of preferred stock in prior periods.

      INTEREST EXPENSE. Interest expense was $0.8 million for the six months ended June 30, 2000, an increase of $0.6 million over the comparable period in 1999. The increase resulted from an increase in equipment loans and an increase in interest expense resulting from the issuance of warrants to holders of bridge loans.

      DEEMED DIVIDEND. During the six months ended June 30, 2000, we sold 625,000 shares of series D redeemable convertible preferred stock at $8.00 per share for which we received proceeds of approximately $5.0 million. At the date of issuance, we believed that the per share price of $8.00 represented the fair value of the preferred stock. After our initial public offering process began, we reevaluated and increased the fair value of our common stock at March 2000. The increase in fair value has resulted in a beneficial conversion feature of $2.5 million, which has been recorded as a deemed dividend to preferred stockholders in 2000. We recorded the deemed dividend at the date of issuance by offsetting charges and credits to stockholders' equity. The preferred stock dividend increased the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the six months ended June 30, 2000.

      Our order backlog as of June 30, 2000, based on orders and billings, was $49.8 million. Our first order was in January 2000. Accordingly, we did not have a backlog at June 30, 1999.

YEARS ENDED DECEMBER 31, 1999 AND 1998

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $27.3 million in 1999, an increase of $20.0 million compared to 1998. The increase resulted from:

- $10.0 million of expenses for additional research and development personnel;

- $5.7 million of product development expenses and other;

- $2.2 million of amortization for non-cash charges resulting from the issuance of stock options to employees and consultants;

- $1.1 million of facilities costs; and

- $1.0 million of equipment depreciation.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses were $6.1 million in 1999, an increase of $5.5 million compared to 1998. The increase resulted from:

- $2.4 million of expenses for additional sales and marketing personnel;

- $1.5 million of amortization of non-cash charges resulting from the issuance of stock options to employees and consultants;

- $1.0 million for marketing programs and public relations events and other; and

- $0.6 million for travel.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $5.0 million in 1999, an increase of $3.9 million compared to 1998. The increase resulted from:

- $1.9 million of expenses for additional general and administrative personnel;

- $0.7 million in outside legal and accounting costs and other;

- $0.7 million of amortization for non-cash charges resulting from the issuance of stock options to employees and consultants; and

- $0.6 million of accounting, customer management and manufacturing software installation cost.

      INTEREST AND OTHER INCOME. Interest and other income was $1.3 million in 1999, an increase of $1.2 million compared to 1998. The increase was due to larger cash balances available for investing resulting from the proceeds of the issuance of preferred stock.

      INTEREST EXPENSE. Interest expense was $0.6 million in 1999, an increase of $0.3 million compared to 1998. The increase resulted from an increase in equipment loans, which was partially offset by a decrease in the interest expense resulting from the issuance of warrants to the holders of bridge loans.

                        LIQUIDITY AND CAPITAL RESOURCES

      From incorporation through June 30, 2000, we have financed our operations primarily through the sale of convertible preferred stock for net proceeds of $164.1 million, plus equipment and working capital loans.

      CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. At June 30, 2000, cash, cash equivalents and short-term investments were $88.8 million. This compares with $54.6 million at December 31, 1999. The increase from December 31, 1999 resulted from sales of our series E convertible preferred stock in May 2000. Cash, cash equivalents and short-term investments were $6.6 million at December 31, 1998. Most of the increase at December 31, 1999 resulted from the receipt of $79.2 million from sales of preferred stock in March, September and October 1999.

      OPERATING ACTIVITIES. For the six months ended June 30, 2000, we used $34.5 million in cash for operations, an increase of $22.8 million from the $11.7 million used in the comparable period in 1999. The increase resulted from the increase in our net loss from $15.1 million for the six months ended

June 30, 1999 to $57.0 million for the six months ended June 30, 2000, offset, in part, by a $24.4 million increase in non-cash expense from the issuance of warrants and options and amortization of deferred stock compensation. In 1999, we used $30.8 million in cash for operations, an increase of $25.5 million from the $5.3 million used in 1998. The increase resulted from an increase in our net loss from $9.3 million in 1998 to $37.7 million in 1999.

      INVESTING ACTIVITIES. For the six months ended June 30, 2000, we used $23.0 million in cash for investing activities, an increase of $20.7 million from the $2.3 million used in the comparable period in 1999. The usage reflects proceeds of $30.2 million from the sale and maturity of short-term investments during the six months ended June 30, 2000, offset by $13.4 million of capital equipment purchases and the purchase of $39.8 million of short-term investments. In 1999, we used $41.3 million in cash for investing activities, an increase of $38.3 million from $3.0 million used in 1998. The increase resulted from investments of $34.5 million in short-term securities and the purchase of $6.8 million of capital equipment in 1999, most of which was financed through equipment loans.

      FINANCING ACTIVITIES. For the six months ended June 30, 2000, we received $82.1 million in cash from financing activities, an increase of $57.8 million from the $24.3 million generated in the comparable period in 1999. The majority of the increase resulted from proceeds of $75.0 million from the issuance of convertible preferred stock and $7.1 million in proceeds from equipment and working capital loans during the six months ended June 30, 2000, offset, in part, by $1.4 million in principal payments of equipment and working capital loans. In 1999, we generated $85.6 million in cash from financing activities, an increase of $72.0 million from the $13.6 million generated in 1998. The increase resulted from the issuance of convertible preferred stock in 1999. We have used equipment loans to partially finance capital equipment purchases.

      USE OF CAPITAL RESOURCES. We expect to devote substantial capital resources to continue our research and development efforts, to hire and expand sales, customer service and support and marketing organizations, to increase our marketing programs and to expand our general corporate support activities. We believe that the net proceeds from this offering plus our existing cash balances and equipment loans will be sufficient to meet our operating and capital requirements through the next 12 months. Our capital requirements during 2000 and for the long term will depend on numerous factors, including market acceptance of our products, the resources we devote to developing, marketing, selling and supporting our products, and the timing and extent of establishing international operations. Our capital commitments were approximately $1.0 million at December 31, 1999 and approximately $3.8 million at June 30, 2000.

                        RECENT ACCOUNTING PRONOUNCEMENTS

      In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP No. 98-1 requires entities to capitalize some costs related to internal-use software once some criteria have been met. We expect that the adoption of SOP No. 98-1 will not have a material impact on our financial position or results of operations. We adopted SOP No. 98-1 effective January 1, 1999.

      In June 1998, the Financial Accounting Standards Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". FAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of FAS No. 133 will not have a material impact on our financial position or results of operations. We adopted FAS No. 133 effective January 1, 1999.

      In December 1999, the SEC issued Staff Accounting Bulletin No. 101,
"Revenue

Recognition in Financial Statements". This bulletin summarizes some of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our revenue recognition policy complies with the bulletin at June 30, 2000.

      In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, "Accounting for the Costs of Developing a Web Site". In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Although we intend to comply with EITF 00-2, the adoption of EITF 00-2 will not have a significant impact on our financial position, results of operations or cash flows because although we maintain a web site, it is not a significant focus of our business. EITF 00-2 is effective for costs incurred after June 30, 2000.

      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 provides guidance for issues arising in the application of APB Opinion No. 25 "Accounting for Stock Issued to Employees". We believe that our accounting policy for stock issued to employees complies with FIN 44 at June 30, 2000.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

      Our exposure to market risks from changes in interest rates relates primarily to corporate debt securities. We place our investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer.

      Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents, and all investments with maturities of three months or greater are classified as available-for-sale and considered to be short-term investments.

      The following table presents the amounts of our cash equivalents and short-term investments that are subject to market risk by range of expected maturity and weighted average interest rates at December 31, 1999. This table does not include money market funds because those funds are not subject to market risk.

                                                                        MATURING
                                                           MATURING     BETWEEN
                                                             IN 3     3 MONTHS AND
                                                            MONTHS       1 YEAR       TOTAL
                                                           --------   ------------   -------
Included in cash and cash equivalents and short-term
  investments............................................   $7,931      $34,490      $42,421
Weighted average interest rate...........................     6.0%         6.0%         6.0%

EXCHANGE RATE SENSITIVITY

      We operate primarily in the United States. All of our sales have been made in U.S. dollars; however, a small portion of our operational expenses have not been denominated in U.S. dollars. The effect of changes in foreign currency exchange rates on operating expenses has not been material. In the future, we intend to transact business in various foreign currencies and will be subject to exposure from adverse movements in foreign currency exchange rates. We intend to assess the need to use financial instruments to hedge currency exposures on an ongoing basis.

      We do not use derivative financial instruments for speculative trading purposes.

                                    BUSINESS

                                    OVERVIEW

      We develop, market and sell a communications platform designed to enable network service providers to rapidly deliver computer applications and communications services from within their networks. Examples include:

- virtual private networks, which are secure private networks that run on the internet and other communications networks;

- firewalls, which are security programs designed to prevent unwanted network traffic; and

- secure broadband access, which is secure high-speed access to the internet and other communications networks.

      Our IP service delivery platform consists of three independent elements: our IPSX 9000 processing switch, InVision service management system for network management and InGage customer network management software.

      Our platform is designed to:

- allow delivery of applications and services simultaneously to thousands of subscribers;

- help address the cost, management complexity and scalability issues of service delivery; and

- reduce the need for equipment on a customer's premises to provide these applications and services.

                              INDUSTRY BACKGROUND

      Data networks, including the internet, have rapidly evolved to become critical for the communications needs of many businesses and consumers. The explosive growth in the number of users and applications has created an enormous need for communications bandwidth. Numerous service providers have emerged to offer high-speed connectivity services to businesses and consumers. These service providers are building high-capacity networks using the latest broadband access, switching and routing products from both traditional and emerging communications equipment vendors.

      As new entrants in the service provider market emerge, the delivery of high-speed connectivity is becoming intensely competitive. This competition is making it difficult for service providers to differentiate their service offerings on price alone.

      As businesses have become more dependent on the internet and other data networks, they are increasingly seeking other communications services in addition to high-speed connectivity. To enable these services, a secure and reliable networking environment is required. The internet, however, suffers from an inherent lack of security and dependability, which businesses have struggled to overcome by using technologies installed on customer premises equipment, or CPE. These technologies include firewalls, computer virus detection, intrusion detection, which is the detection of unauthorized network access, and encryption, which is the coding of data for security purposes. Businesses use additional CPE as more services are needed. This equipment can be costly to install and maintain, requiring large numbers of expensive networking personnel to manage. We believe that most businesses will have difficulty implementing these new technologies and that many businesses will increasingly seek to outsource these activities.

      Network service providers have begun to provide management of CPE to address this demand and achieve three important business objectives:

- attracting subscribers through differentiated services that can be layered on top of basic high-speed connectivity services;

- increasing revenue from business subscribers who are demanding additional services; and

- reducing subscriber turnover, because customers must consider the total cost of replacing multiple services and to evaluate the risk of moving critical business services to a new service provider.

      Although network service providers have started to offer additional services through the CPE-based approach, this approach is subject to a number of limitations.

                      THE PROBLEMS OF A CPE-BASED APPROACH

      The following diagram illustrates a typical CPE-based model for a single corporate customer linked by encrypted connections dedicated to individual sites:

                                   [DIAGRAM]

This diagram contains 9 building icons laid out in a circle. The icons represent customer sites, and they are connected to each other by lines representing CPE-based encrypted connections, which means customer premises equipment that includes coded data for security purposes.

      Each customer site requires multiple pieces of on-site equipment provided by numerous vendors. This equipment enables various functions, including routing, firewall protection and detection of unauthorized intrusion.

      We believe that the CPE-based model creates the following challenges that constrain the delivery of services for both network service providers as well as their customers.

      HIGH COST TO INSTALL AND MANAGE. Installing and managing equipment located at dispersed customer sites can result in high costs for both service providers and their customers. Each new customer site or service requires new CPE, or the modification of existing CPE, as well as on-site service calls. This approach is costly and time consuming and often leads to delays in establishing service. Both service providers and their subscribers can incur significant maintenance and monitoring expenses for the CPE and for expensive personnel needed to manage these complex networks.

      DIFFICULT TO EXPAND. We believe that the CPE-based service delivery model is difficult to expand because on-site installation is required for each new site or service. Implementation challenges increase significantly as new services and devices are added, since each new network site must be connected to all existing network sites.

      LIMITED NETWORK SERVICES. In a CPE-based model, a subscriber's data is typically encrypted before entering the service provider's network. This encryption limits the service provider to simple data transmission because additional services must be implemented before encryption.

      DIFFICULT TO INTEGRATE. CPE-based services often involve the integration of hardware and software from a variety of vendors. We believe that integrating and ensuring compatibility among diverse hardware and software is a significant challenge.

      INCONSISTENT QUALITY OF SERVICE. Service providers may have difficulty offering consistent quality of service across all of these disparate network devices and implementing and supporting agreed levels of service.

                        THE NEED FOR A NEW NETWORK-BASED
                             SERVICE DELIVERY MODEL

      We believe that the problems with CPE-based service delivery models have created a significant need for service providers to offer network-based services that operate on equipment located within the service providers' networks. Delivering services in this manner requires the creation of a new and more intelligent network, through which services can be delivered quickly and cost-effectively. It also must serve thousands of customer sites from within a service provider's network, without the need for equipment to be installed or managed on customers' premises. We believe that this network must also be based on an open architecture, which will support network standards and allow for the implementation of third-party applications.

LIMITATIONS OF EXISTING NETWORK-BASED APPROACHES

      RELOCATION OF CUSTOMER PREMISES EQUIPMENT. While reducing the installation and management costs resulting from broad geographic dispersion of customer premises equipment, relocating this equipment in the service providers' facilities does not fully address the remaining problems of CPE-based approaches. For example, this approach introduces costs incurred in requiring large numbers of devices to be located in the already constrained space of the service providers' facilities.

      CARRIER SWITCHES AND ROUTERS. Switches and routers used by service providers are specifically designed to forward packets of data through networks. We believe that this equipment lacks the flexibility and general-purpose computing capacity necessary to directly provide a wide range of services.

      LARGE GENERAL-PURPOSE COMPUTERS. Large general-purpose computers, commonly used in computer data centers, do not have routing capabilities or network access interfaces and are not designed specifically for data forwarding. We believe that these computers do not have the network management and operational systems required to meet stringent service provider standards.

NEED FOR AN OPEN ARCHITECTURE

      Most of today's network equipment is designed around proprietary architectures and operating systems. This equipment has not been designed to support the use of third-party applications in the network. Since network equipment vendors generally do not maintain core competencies in all application technologies, we believe that service providers need a system that employs an open architecture, facilitating the development of new applications and the adaptation of existing applications by third parties, for use on that device. An open architecture also allows service providers to rapidly change services and implement new applications without having to replace existing equipment.

      We believe there is substantial demand for systems that enable the delivery of network-based services and applications in a scalable and reliable manner.

                       THE COSINE COMMUNICATIONS SOLUTION

      Our IP service delivery platform provides a solution that is designed to allow service providers to build intelligent data networks and deliver a variety of third-party applications to their end-users. Intelligent data networks are those designed to deliver applications from within a network without the need for specialized customer premises equipment.

      Each IPSX 9000 is designed to deliver applications to thousands of subscribers simultaneously. The following diagram illustrates an intelligent data network using the CoSine solution for a single organization with multiple sites.

                                   [DIAGRAM]
This diagram contains three images of the CoSine service processing switchbox, called the CoSine IPSX 9000. The boxes are labeled Seattle IPSX 9000, San Francisco IPSX 9000 and New York IPSX 9000. An icon labeled InVision lies at the center of the diagram. The three IPSX 9000s are connected by lines to each other, and each is also connected to three building icons.

      Our IP service delivery platform consists of three independent key elements: our IPSX 9000 service processing switch, InVision service management system and InGage customer network management software. We began shipping the IPSX 9000 and InVision in the first quarter of 2000, and we have made InGage generally available in the third quarter of 2000.

      We believe our products will offer the following benefits for service providers and their customers:

- the ability for service providers to increase revenue by delivering a variety of services to their customers;

- faster availability of new services for delivery by service providers;

- reduced operating expenses for service providers through automated delivery, customer activation, centralized billing and fewer on-site service calls;

- the ability of service providers to attract new customers and reduce customer turnover;

- the ability for subscribers to monitor and control services;

- reliability and scalability;

- software-based network management capabilities for service providers and their customers;

- a flexible open architecture that can support third-party applications and services; and

- the ability to support and operate with existing network standards and applications.

      Our IP service delivery platform is designed for a wide range of service providers that potentially includes traditional local, regional, national and international communications carriers, IP carriers and ISPs.

                                    STRATEGY

      Our objective is to become the leading supplier of network systems designed to enable the delivery of applications and services from within a service provider's network. The key elements of our strategy are:

- USE OUR ARCHITECTURE TO OFFER THIRD-PARTY SERVICES AND APPLICATIONS. The open architecture approach of the IPSX 9000 enables us to offer service providers the capability of using third-party software technologies. We offer several of these technologies from a number of software providers. Our goal is to continue developing relationships with additional third-party software providers to expand our portfolio of services.

- ESTABLISH OUR PLATFORM AS THE LEADING SOLUTION IN KEY MARKETS. We focus on achieving commercial acceptance of our products by customers representing various types of service providers to allow us to demonstrate and validate distinct applications. We believe that early success with these customers will better enable us to market our products to other similar service providers, which will enable us to establish our products as their primary service delivery platform.

- WORK CLOSELY WITH CUSTOMERS TO FACILITATE NEW SERVICES. We work closely with our customers to develop features to meet their complex and distinct needs. We believe that our customers' input and cooperation are essential to the design of our platform and its use in their networks.

- EXPAND SALES, DISTRIBUTION, SUPPORT AND SERVICE CAPABILITIES. We intend to rapidly expand our domestic and international sales and distribution capabilities. We have built a team of support and service professionals to assist our customers with the design, implementation and efficient operation of our platform within their networks.

- DEVELOP NEW TECHNOLOGIES AND PRODUCTS. We have developed a modular and scalable hardware and software architecture that we believe will allow us to rapidly develop future products and enhancements. We intend to continue our significant investment in research and development to create new technologies and products.

- PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We intend to expand our products and services through selected acquisitions and alliances. These may include acquisitions of complementary products, technologies and businesses that enhance our technology leadership and product breadth. We also believe that working with companies that provide complementary products or services for intelligent data networks will assist us in bringing greater value to our customers.

                            PRODUCTS AND TECHNOLOGY

IP SERVICE DELIVERY PLATFORM

      In January 2000, we released our IPSX 9000 service processing switch and InVision service management system for general availability. We released our InGage customer network management software for customer trials in the second quarter of 2000, and we have made InGage generally available in the third quarter of 2000.

      Our products are offered in various configurations and combinations depending on the size of the service provider and the specific service offerings. The IPSX 9000 processing switch comes with the operating system software already loaded. A network service provider may buy the IPSX 9000 processing switch with no additional software applications. However, the IPSX 9000 will often be ordered with the InVision service management system. The InGage software can be purchased at a later date as the service providers' customers request network management capability. Additional IPSX 9000 processing switches may also be purchased at a later date.

      The operating system software is loaded into the IPSX 9000 switch at the time of manufacture. As the product is fully functional at the time of shipment, no significant installation services are necessary once the product has been received at the customer's site.

      The list price for our IP service delivery platform ranges from $73,000 to several million dollars, depending on the hardware and software configuration.

IPSX 9000 SERVICE PROCESSING SWITCH

      Our IPSX 9000 service processing switch combines the functionality of high-performance networking hardware, distributed computing hardware and operating system software. It is designed to be installed in a service provider's facility and is the product from which services are delivered.

      Our platform is based on a computing architecture that allows distributed computing to occur simultaneously within a multi-processor system. This approach combines the computing power of multiple computer processors, or processing engines, to deliver the performance of a more powerful computing system.

      This approach, which is designed to be scalable, allows additional processing resources to be added as they are needed. Our architecture enables applications to be distributed among available processing resources. These processing resources are located within processing engines on printed circuit board assemblies, which we refer to as blades.

      IPSX HARDWARE ARCHITECTURE. The IPSX hardware architecture involves two key design elements, our chassis design and blade design, that create a modular and flexible platform. Our IPSX 9000 is shown below.

                                   [DIAGRAM]
This diagram contains an image of the CoSine service processing switch box, called the IPSX 9000 box. The diagram indicates that the IPSX 9000 contains 13 front main system blade slots and 13 rear main system blade slots.

      Our chassis design provides a total of 26 slots for system blades, 13 in the front and 13 in the rear. This chassis supports four types of system blades:

- access blades -- interfaces to subscriber networks;

- trunk blades -- interfaces to the carrier backbone;

- processing blades -- multiple processing engines for service applications; and

- control blades -- processing for shelf management and administrative functions.

      Access, trunk and control blades can also support multiple processing engines for the delivery of services.

      We offer the following blades for the IPSX 9000:

ACCESS BLADES
2 Port DS-3 Channelized
2 Port DS-3 UnChannelized
3 Port E3 Channelized
2 Port E3 UnChannelized
1 Port OC-3c/STM-1 ATM
1 Port Fast Ethernet

TRUNK BLADES
2 Port DS-3 UnChannelized
2 Port E3 UnChannelized
1 Port OC-3c/STM-1 ATM
1 Port OC-3c/STM-1 POS
1 Port Fast Ethernet

PROCESSOR BLADES
4 Processor Service Blade

CONTROL BLADES
Control Blade with Fast Ethernet

      IPNOS SOFTWARE. Our operating system software, or IPNOS, is designed to provide:

- real-time processing, which allows the IPSX 9000 to perform its functions without significant delay;

- an object-oriented environment, which provides a simple framework for multiple instances of the same application to operate securely and independently;

- fault-tolerance, with the goal that if any component fails, a backup will immediately take its place with no loss of service; and

- distributed computing, which spreads applications and data over multiple processors at the same time.

      IPNOS combines the capabilities of real-time operating system software typically found in networking infrastructure products with the capabilities of large scale general-purpose computing operating system software typically found in large scale general-purpose computers and traditional servers. IPNOS is a distributed operating system designed to allow applications to easily take advantage of our processing capabilities.

      IPNOS is designed to support high-performance routing and data transmission. It also provides an application programming interface, or API, which is designed to allow applications to be adapted and transferred from traditional general-purpose operating systems, such as UNIX or Windows. Finally, IPNOS provides a framework for secure system communications.

INVISION SERVICE MANAGEMENT SYSTEM

      Our InVision service management system is a scalable network management software product that is designed to allow service providers to manage our IPSX 9000 platforms and the services being offered to their customers. It is designed to be installed in the service provider's network operations center and provides a broad range of management services for each application. It also enables service providers to develop templates and tools to facilitate the process of delivering new services.

      InVision is designed for scalability to meet the needs of the largest service provider networks and conforms to telecom industry network management standards. The InVision system runs on the Sun Solaris and Microsoft Windows NT operating systems. InVision also is designed to operate with network management systems from Hewlett-Packard Company, Concord Communications, Inc., VERITAS Software Corporation and Micromuse Inc.

INGAGE CUSTOMER NETWORK MANAGEMENT

      InGage is designed to be a scalable network management software product, allowing subscribers to securely manage their services through an interface that can be securely accessed through the internet. We expect InGage to enable a subscriber to remotely manage services without affecting the services of any other subscriber and monitor the usage of various services. We expect InGage to provide subscribers with the ability to activate various service capabilities directly without contacting the service provider. We have made InGage, an optional enhancement to the IPSX 9000 and InVision, generally available in the third quarter of 2000.

IPSX SERVICE APPLICATIONS

      A service provider can deliver a variety of service applications running on our platform based on individual subscriber needs. Our IP service delivery platform is designed to enable each service to be available independently and privately for each enterprise subscriber.

      Although we license many of our service applications from application software vendors, we have also developed several of our own enterprise subscriber service applications. We plan to continue to add new services developed internally as well as by third parties. The table below shows service applications available for use on our IP service delivery platform.

----------------------------------------------------------------------------------------------
                                                                    THIRD-PARTY-DEVELOPED
     APPLICATION CATEGORY              COSINE-DEVELOPED                   (LICENSOR)
----------------------------------------------------------------------------------------------
 Access Protocol                Cisco HDLC                      Frame Relay (Harris and
                                Ethernet VLAN -- 802.1Q         Jeffries)
                                Packet-Over-SONET               ATM (Trillium)
                                                                PPP (RouterWare)
----------------------------------------------------------------------------------------------
 Virtual Routing                Static Routing                  RIP V1/V2 (Epilog)
                                                                OSPF (Epilog)
                                                                BGP-4 (Epilog)
----------------------------------------------------------------------------------------------
 Security                       Network Address Translation     Proxy Firewall (Network
                                Packet Filter                   Associates)
                                Encryption                      IPSec (SSH)
----------------------------------------------------------------------------------------------
 Broadband and Dial             PPTP
   Aggregation                  PPPoATM
----------------------------------------------------------------------------------------------
 Emulation                      FRoIPSec
                                Virtual FR Switch
----------------------------------------------------------------------------------------------

                           SERVICE OFFERING EXAMPLES

      Our IP services delivery platform can provide the following network applications:

- enterprise virtual private network, or VPN, service;

- wholesale VPN service;

- secure broadband service;

- combined traditional and IP networking service; and

- frame relay transported over IP service.

                   ENTERPRISE VIRTUAL PRIVATE NETWORK SERVICE

                                   [DIAGRAM]
This diagram contains a cloud icon labeled Enterprise ISP, that means enterprise internet service provider. The cloud contains one CoSine service processing switch box labeled IPSX 9000 San Francisco and another box labeled IPSX 9000 New York. On the right and left sides of the cloud icon, there are three boxes labeled customers. Solid lines show the point to point connections between each of the IPSX 9000s and the customers. Broken lines show the Encrypted IP Traffic, or internet protocol traffic that contains coded data for security purposes, that travels between the IPSX 9000s.

      Our platform is designed to enable service providers with IP backbone networks to offer their enterprise subscribers virtual private network, or VPN, services without the need for costly customer premises equipment. Using traditional connections, enterprise subscribers can access our IP service delivery platform located at their service provider's closest facility. Each IPSX 9000 acts as a private aggregation point for these connections and can provide secure routing services between all of a customer's sites within a virtual network.

      Service providers can install our platform at the edge of their networks to reduce the distance that must be traversed using costly traditional connections from each enterprise subscriber to the nearest service provider facility. Once the traffic reaches the IPSX 9000, our platform can provide encryption and authentication services. The traffic can then be securely transmitted less expensively over public IP networks or the internet.

                             WHOLESALE VPN SERVICE

                                   [DIAGRAM]
At the center of this diagram there is a cloud icon labeled Wholesale ISP, which provides wholesale virtual private networks and other services to regional internet service providers. The cloud icon contains one CoSine service processing switch box labeled IPSX 9000 San Francisco and one box labeled IPSX 9000 New York. On the right and left sides of the cloud icon, there are three boxes labeled customers. Dotted lines show the Encrypted IP Traffic, which means internet protocol traffic that contains coded data for security purposes, that travels from customers to each of the IPSX 9000 boxes. Small clouds labeled Multiple Regional ISPs, or internet service providers, intercept each of the dotted lines. Broken lines show the Encrypted IP Traffic that travels between the IPSX 9000 boxes.

      A wholesale ISP, which provides wholesale VPN and other services to regional ISPs, can use our IP service delivery platform to offer these regional ISPs services for resale to their subscribers. ISPs using CPE-based encryption cannot easily offer network-based services because traffic is encrypted on the customer's premises before being sent to the network. Once encrypted by the customer, the service provider cannot interpret the contents of the packet and, as a result, cannot layer on any services.

      When CPE-based encrypted traffic from a customer site is directed by the regional ISP to our IPSX 9000 within the wholesale ISP's network, the wholesale ISP can decrypt the traffic and offer services on behalf of regional ISPs. The wholesale ISP can then re-encrypt the traffic and forward it to its next destination. This allows the regional ISP to offer a wide range of services to its customers from the wholesale ISP's network in a cost-effective, scalable manner.

                            SECURE BROADBAND SERVICE

                                   [DIAGRAM]

This diagram contains a CoSine internet processing switch box labeled IPSX 9000 connected to 9 house icons positioned to the left of the box. Each of the nine house icons represents a telecommuter, which is a customer that accesses the virtual network. Each telecommuter is connected to the IPSX 9000 box by DSL, or digital subscriber line, connections. On the right side of the diagram, there is a cloud image labeled Frame Relay, ATM or IP, which means frame relay, asynchronous transfer mode or internet protocol, that connects to three images labeled ISPs, or internet service providers.

      Broadband local access carriers installing digital subscriber line, or DSL, cable modem or broadband wireless data services control consumer and business access to the internet and other data networks. These carriers are very often in the position of providing wholesale broadband access to their service provider customers. We believe that wholesale broadband connectivity is becoming a commodity, and these data carriers are seeking ways to lower costs of providing this connectivity and to increase revenues through services. Our platform is designed to enable broadband data carriers to provide traffic aggregation and service switching. Additionally, our platform potentially lowers the cost of operation for carriers by allowing them to transport the aggregated traffic over IP networks instead of using traditional connections to reach their wholesale customers.

      Our platform also gives data carriers and their service provider customers several new revenue-generating opportunities.

                 COMBINED TRADITIONAL AND IP NETWORKING SERVICE

                                   [DIAGRAM]

This diagram contains a CoSine service processing switch box labeled IPSX 9000 at the center. To the left of the CoSine IPSX 9000 box there are two lines. The top line is connected to an icon labeled New Remote Office, and the bottom line is connected to an icon labeled Telecommuter, which is a customer that accesses the virtual network. Each line passes through another CoSine IPSX 9000 box that connects back to the center box. To the right of the center IPSX 9000 box there are three lines. Each line is connected to an icon labeled a Remote Office and ends at the center box.

      Many traditional domestic and international carriers have invested in frame relay and asynchronous transfer mode, or ATM, network equipment. Frame relay is a data communications service which puts data into variable-sized units for transmission, while ATM is a communications switching technology which organizes data into standard-sized units for transmission. We believe that these networks and the enterprises using them will continue to grow. Large enterprise customers using these networks generally cannot afford to quickly transition their entire organization to a new IP-based network. Our platform is designed to enable traditional service providers to use their frame relay or ATM networks to emulate IP networks and offer network-based services. We believe that this will enable service providers to pursue revenue opportunities from new services using their significant investments in equipment.

                        FRAME RELAY TRANSPORTED OVER IP

                                   [DIAGRAM]
This diagram shows the connection between a Remote Office icon and a Headquarters icon. The Remote Office icon is connected to a CoSine service processing switch box, called an IPSX 9000 box, that connects to another CoSine IPSX 9000 box, that then connects to Headquarters. Between the IPSX 9000 boxes is a network cloud image through which the encrypted frame relay data is transported over the IP, or internet protocol.

      We believe that IP service providers will sometimes need to offer services enabling frame relay traffic to be transported over IP. We believe that these service providers are likely to continue to have customers that need to use traditional services to transport many traditional protocols, such as Novell, Inc.'s IPX. Although we believe that these services will not grow as quickly as next generation services, Frame relay connections are likely to continue to grow with the volume of traffic from large enterprises. Our IPSX 9000 is designed to permit frame relay traffic to be carried without requiring an IP-based carrier to invest in any frame relay equipment.

                                   CUSTOMERS

      Through August 11, 2000, we have received orders for our products and services from Qwest Communications, Nissho Electronics, Internet Initiative Japan, BroadBand Office, AduroNet, Telia, Telenordia and American MetroComm. Although we have received a purchase order from American MetroComm, it is contingent on American MetroComm's receipt of financing, which has not yet been obtained, and we understand that American MetroComm has sought protection under Chapter 11 of the United States federal bankruptcy code. There can be no assurance that American MetroComm will purchase the products ordered.

                              SALES AND MARKETING

      We sell our products primarily through our direct sales organization, which we intend to complement with resellers that target specific countries and international partners. At August 11, 2000, we had 69 people in our sales and marketing organization.

DIRECT SALES

      Our North American direct sales organization is divided into western, central, and eastern regions and concentrates on network service providers offering IP-based services. Territory sales managers cover specified geographies, and account managers focus on large individual customers. Both types of sales managers work with our global sales and support organization systems engineers to provide customers with network design and buildout proposals. Sales and account managers are directed by regional vice presidents in the western, central and eastern regions who report directly to the vice president of worldwide sales.

      As part of our direct selling model, we use our field sales, engineering, and executive personnel to establish multiple contacts within a potential customer's business organization. We believe that maintaining ongoing customer relationships with key individuals in a customer's engineering, operations, marketing and executive departments is important to our success.

INTERNATIONAL SALES AND RESELLERS

      We believe that to effectively market our products in other countries, we need to use local sales organizations that understand the business and network environment in their countries. We expect that the international sales organizations and resellers that we are selecting will enhance our ability to sell our products in complex international environments and provide high quality support for our foreign customers.

                          CUSTOMER SERVICE AND SUPPORT

      Customer service and support play a key role in ensuring our customers' success in using the IP services delivery platform. The goal of our service organization is to enable service providers to generate sustainable new revenues in a short period of time. We seek to achieve this goal by providing a comprehensive set of service offerings ranging from professional services targeted at network architecture, design, and installation to product support. Our support offerings include hardware and software warranty services, access to our technical assistance center, on-site network engineers, and technical information and assistance.

      Our professional services include consulting offerings designed to support service providers from initial planning through implementation and ongoing operation. Our network engineers and consultants are skilled in network design and architecture, virtual private network technologies, IP security, IP routing protocols and network performance and availability.

      At August 11, 2000, we had 45 employees in customer service and support, with the majority located at our Redwood City, California corporate headquarters.

                            RESEARCH AND DEVELOPMENT

      We have a team of skilled engineers with extensive experience in designing:

      - scalable internet software;

      - high performance computing platforms;

      - application specific integrated circuits with advanced packaging technologies;

      - network communications protocols;

      - internet security protocols;

      - internet firewalls;

      - managed network services;

      - operating system design; and

      - network management software.

      These individuals have come from data networking, computer systems, computer security and telecommunications companies.

      Our research and development group is organized into teams that work on multiple generations of products. We seek to offer our customers new products as they are needed, as well as enhancements to existing products.

      We plan to enhance our core technology and develop additional applications for our IP service delivery platform. We are dedicating substantial resources to the development of new features for the IPSX 9000. We are in the design phase of these features and expect a minimum nine to 12 month development cycle.

      Our research and development efforts are driven by the availability of new technology, market demand and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all product development projects. Following an assessment of market demand, our research and development team develops a set of functional product specifications based on input from the product management, sales, and service organizations. This process is designed to provide a framework for defining and addressing the steps, tasks, and activities required to bring product concepts and development projects to market.

      We work closely with our customers to determine the features and functionality they want from our products. We use their feedback to define and prioritize our product development efforts. To further the development of additional applications for our IP service delivery platform, we intend to continue working with current and potential customers to develop products that address the needs of the market.

      At August 11, 2000, we had 223 employees in our research and development group.

      Our research and development expenses totaled $34.1 million for the six months ended June 30, 2000, $27.3 million in 1999, $7.4 million in 1998, and $87,000 for the period from incorporation to December 31, 1997.

                                 MANUFACTURING

      We outsource manufacturing to three contract manufacturers: Solectron, SMTC Manufacturing and Sonic Manufacturing. These suppliers procure material and assemble and test all printed circuit boards and chassis assemblies used in our products. These printed circuit boards and chassis assemblies are delivered to our Redwood City, California facilities, where we perform the final testing, packaging and shipping. Our manufacturers produce our products within 30 miles of our Redwood City facilities. All manufacturing is done on a purchase order basis. We anticipate that Solectron will provide additional manufacturing services through systems integration, test and direct shipment to our customers by the end of 2000, and we anticipate designating Solectron as the sole source of our manufacturing needs.

      We believe that our use of outsourced manufacturing minimizes the space and inventory investment needed for manufacturing operations and enables us to:

- adjust manufacturing volumes quickly to meet changes in customer demand;

- focus on production planning and key commodity management; and

- take advantage of the purchasing power of our contract manufacturers.

      At August 11, 2000, we had 29 employees in our manufacturing operations group.

                                  COMPETITION

      The networking equipment business is extremely competitive, with numerous vendors offering products that enhance the functionality of a service provider's network. Because our IP service delivery platform enables a broad suite of services, our capabilities place us in direct competition with a variety of networking equipment vendors who can offer specific products addressing these customer needs.

      In specific service areas, our competitors include Alcatel, Cisco, Lucent, Nortel, Siemens and Spring Tide which was recently acquired by Lucent Technologies, Inc. Our competitors market and sell products offering virtual private network capabilities and firewall solutions. These competitors and other new entrants are developing new infrastructure solutions for use within a service provider's network.

      We also compete with companies that provide traditional enterprise products because our IP service delivery platform may reduce the need for these products. These vendors include Check Point Software Technologies, Ltd. and AXENT Technologies, Inc. for firewalls, and VPNet Technologies, Inc. and RedCreek Communications, Inc. for virtual private network encryption. Although we believe no single competitor is dominant in the market, we believe our single largest competitor is Nortel, which produces the Shasta Network application. Nortel has significant market penetration and sales strength.

      Many of these companies, particularly the large public companies, have substantially greater financial, marketing and development resources. Many of them have existing relationships with network service providers, which will make it more difficult for us to sell our products to those customers. Some competitors may seek to use intellectual property rights to limit our ability to compete.

      We believe that the principal methods of competition in these markets are product performance, reliability, expandability and the ability of a product to deliver cost-effective results. We believe that to be competitive in these markets, we must deliver products that:

- provide extremely high network reliability;

- provide high performance capabilities;

- scale easily and efficiently with minimum disruption to the network;

- operate with existing network designs and equipment vendors;

- reduce the complexity of the network by decreasing the need for multiple layers of equipment;

- provide a cost-effective solution for service providers; and

- are supported by responsive customer service and support.

      We believe that positive factors pertaining to our competitive position include our technology, the expertise of our research and development personnel, our service and support organization and our intellectual property rights. We believe that negative factors pertaining to our competitive position include our relative newness in the market and the fact that some of our competitors have large financial resources available to promote sales of their products and to develop products more directly competitive with ours.

                             INTELLECTUAL PROPERTY

      Our IPNOS software, InVision service management system and InGage customer network management system were developed internally and are protected by United States and foreign copyright laws. Our IP service delivery platform system architecture and hardware were developed internally, and we own all rights to the core interfaces and protocols between subsystems.

      Although we rely on copyright, trade secret and trademark law to protect our intellectual property, we believe that the technological and creative skills of our personnel, new product developments and frequent product enhancements are essential to maintain our technology leadership.

      We license software from network software application companies for integration into our IP service delivery platform. These licenses are terminable after a specified period or upon the occurrence of specified events. If one or more of these licenses is terminated, we may need to locate and incorporate alternative software providing comparable services to the customer.

      Our success will depend upon our ability to obtain necessary intellectual property rights and protect our intellectual rights. We cannot be certain that we will be able to obtain the necessary intellectual property rights or that other parties will not contest our intellectual property rights.

                               LEGAL PROCEEDINGS

      Except as described below, we are not subject to any material legal proceedings.

      On June 6, 2000, Ericsson Inc. filed a complaint against us and five of our employees in the Superior Court of Wake County in North Carolina. The complaint alleged that we misappropriated trade secrets known to the five employees who had recently left Ericsson's employ and that we induced the employees to breach their contractual obligations to Ericsson. The complaint seeks injunctive relief and unspecified monetary damages, as well as punitive and treble damages.

      On June 16, 2000, the Court entered a modified temporary restraining order that prohibits us from:

- allowing our employees formerly employed by Ericsson to work on some projects involving multi-protocol label switching and virtual private networks;

- soliciting Ericsson employees to leave Ericsson; and

- using Ericsson's trade secrets and confidential information.

      Following a hearing on July 13, 2000, we signed a settlement terms sheet, under which we have agreed not to solicit the employment of any of Ericsson's employees. Under the agreement, we do not anticipate that we will incur financial liability.

                                   EMPLOYEES

      At August 11, 2000, we had 428 full-time employees, 223 of whom were engaged in research and development, 69 in sales and marketing, 45 in customer support, 62 in general corporate, finance and administration, and 29 in manufacturing. None of our employees is represented by a labor union. None of our officers or key employees is bound by an employment agreement for any specific term. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

                                   FACILITIES

      We lease approximately 131,000 square feet located in San Carlos, California and Redwood City, California under leases which expire in July 2001, August 2002 and December 2011. Although we believe that our facilities are adequate to meet our current requirements, we expect that by the end of 2000 we will need additional space to accommodate our growth.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The table below provides information about our executive officers and directors through August 22, 2000.

         NAME            AGE                             POSITION
         ----            ---                             --------
Dean E. G. Hamilton....  38    President, Chief Executive Officer and Director
Steve Goggiano.........  47    Executive Vice President and Chief Operating Officer
Craig B. Collins.......  45    Chief Financial Officer
Bill Ferone............  56    Executive Vice President, Global Services and Support
Lianghwa Jou...........  40    Executive Vice President and Chief Technology Officer
Michael Nielsen........  39    Senior Vice President of Engineering
Larry Jackson..........  37    Vice President of Worldwide Sales
Vinton G. Cerf.........  57    Director
Donald Green...........  69    Director
Glenn Hartman..........  43    Director
R. David Spreng........  38    Director
Charles J. (Jay)         59    Director
  Abbe.................

      Dean E. G. Hamilton has served as president, chief executive officer and has been a director of CoSine since founding CoSine in April 1997. From August 1996 to November 1997, Mr. Hamilton was the general manager of the carrier signaling infrastructure business unit at Ascend Communications, Inc., a telecommunications company. From April 1995 to August 1996, Mr. Hamilton was co-founder, chief executive officer, and president of Subspace Communications, a telecommunications company, which was acquired by Ascend.

      Steve Goggiano has served as chief operating officer since joining CoSine in December 1999. Before joining CoSine, Mr. Goggiano held various positions at SGI, formerly known as Silicon Graphics, Inc., a provider of computing systems and software, from 1989 to 1999. These positions included senior vice president/general manager of SGI's server and supercomputer division, and senior vice president of worldwide manufacturing and customer service. Mr. Goggiano holds a B.S. in business from San Jose State University.

      Craig B. Collins has served as chief financial officer since joining CoSine in May 2000 and served as secretary during May 2000. From February 2000 to May 2000, Mr. Collins was vice president of corporate finance and strategic planning at JDS Uniphase, a provider of fiberoptic components and, from September 1997 to February 2000, he was vice president and chief financial officer of Optical Coating Laboratory, Inc., which was acquired by JDS Uniphase in February 2000. From December 1993 to June 1996, Mr. Collins was senior vice president of finance and chief financial officer at Nestle Beverage Co. Mr. Collins holds a B.B.A. in quantitative methods and an M.S. in public and business administration from the University of Oregon.

      Bill Ferone has served as the executive vice president of global services and support since joining CoSine in July 1999. Before joining CoSine, Mr. Ferone was senior vice president of service at Nortel Networks from April 1998 to July 1999. He served as vice president and later as senior vice president of customer service at Amdahl Corporation, a wholly-owned subsidiary of Fujitsu Limited that is a provider of integrated computing services, from January 1991 to April 1998. Mr. Ferone holds a B.S. in business from the University of Cincinnati.

      Lianghwa Jou is a co-founder of CoSine and has served as chief technology officer since November 1999 and served as the vice president of engineering from November 1997 through October 1999. Mr. Jou worked as a director of engineering at Ascend Communications from July 1996 to September

1997. From March 1995 through June 1996, Mr. Jou was the vice president of engineering and a co-founder of Subspace Communications. He holds a B.S.E.E. from National Chiao Tung University and an M.S. in computer science from Indiana University.

      Michael Nielsen has served as senior vice president of engineering since joining CoSine in October 1999. From July 1992 to September 1999, Mr. Nielsen held various positions at SGI, formerly known as Silicon Graphics, Inc., most recently as vice president of engineering for the workstation division. Mr. Nielsen holds a B.S., an M.S. and a Ph.D. in electrical engineering from Stanford University.

      Larry Jackson has served as vice president of sales since joining CoSine in June 1998. From January 1997 to March 1998, Mr. Jackson served as vice president of sales for Europe, the Middle East and Africa, and before that as vice president of sales for Japan and the Pacific Rim, at Ascend Communications. Mr. Jackson holds a B.S. in computer science from the University of California, Santa Barbara.

      Charles J. Abbe has served as a director of CoSine since June 2000. Mr. Abbe has served as president and chief operating officer of JDS Uniphase Corporation, a designer, developer and manufacturer of fiber optic products, since April 2000, following the merger of Optical Coating Laboratory, Inc. with JDS Uniphase in February of the same year. Mr. Abbe served as Optical Coating Laboratory's president and chief executive officer from April 1998 to March 2000 and as its vice president and general manager for North America and Asia from April 1996 to April 1998. From 1991 to 1996, Mr. Abbe held various positions with Raychem Corporation, a materials science company, including vice president of strategic planning, vice president and general manager of wire and cable, and senior vice president, electronics sector. Mr. Abbe is also a director of True Time Inc., a designer and manufacturer of precision time and frequency products. Mr. Abbe holds a B.S. and an M.S. in chemical engineering from Cornell University and an M.B.A. from Stanford University.

      Vinton G. Cerf has served as a director of CoSine since April 2000. Dr. Cerf has served as the senior vice president for internet architecture and technology for MCI WorldCom Corporation, a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the senior vice president for internet architecture and engineering at MCI Communications Corporation, a telecommunications company. Dr. Cerf was senior vice president for data architecture at MCI Telecommunications Corporation, a telecommunications company, from February 1994 to December 1995. Dr. Cerf is also a director of Avanex Corporation, a supplier of fiber optic-based products, and Nuance Communications, Inc., a speech recognition software company. Dr. Cerf holds a B.S. in mathematics from Stanford University and M.S. and Ph.D. degrees in computer science from the University of California, Los Angeles.

      Donald Green has served as a director of CoSine since June 1999. Mr. Green was a co-founder of Advanced Fibre Communications, Inc., a provider of multi-service access solutions for the telecommunications industry, and has served as its chairman of the board since May 1999, and served as chief executive officer from May 1992 to May 1999. Mr. Green is also a director of TCSI Corporation, a software company. Mr. Green holds a higher national certificate in electrical engineering from Willesdon Technical College.

      Glenn Hartman has served as a director of CoSine since its incorporation in April 1997. Mr. Hartman has served as the managing general partner of Falcon Capital, LLC, a private equity investment company, since September 1995. Mr. Hartman was the co-founder of Apex Data Inc., a manufacturer of telecommunication computer peripheral products, and served as its chief executive officer from June 1992 until September 1995. Mr. Hartman is also a director of Digital Courier Technologies, Inc., a provider of payment processing services to merchants and financial institutions, and two private organizations. Mr. Hartman holds a B.A. in economics from the University of California at Los Angeles.

      R. David Spreng has served as a director of CoSine since December 1998. Mr. Spreng has served as the managing general partner of Crescendo Venture Management, LLC since September 1998. Mr. Spreng served as president of IAI Ventures, Inc. from March 1996 to September 1998 and served in various capacities at Investment Advisers, Inc. since 1989. Mr. Spreng is also a director of Allied Riser Communications Corporation, a broadband communications services provider, and Tut Systems, Inc., a developer of multi-service broadband access systems. Mr. Spreng holds a B.S. in finance and accounting from the University of Minnesota.

                               BOARD OF DIRECTORS

      Our board of directors consists of six authorized members. Upon completion of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, so that a portion of our board of directors will be elected each year.

      To implement the classified structure, before the completion of the offering, two of the nominees to the board will be elected to a one-year term, two will be elected to 2-year terms and two will be elected to three-year terms. Afterwards, directors will be elected for 3-year terms. Messrs. Hartman and Spreng have been designated Class I directors, whose terms expire at the 2001 annual meeting of stockholders. Messrs. Hamilton and Abbe have been designated class II directors, whose terms expire at the 2002 annual meeting of stockholders. Messrs. Green and Cerf have been designated class III directors, whose terms expire at the 2003 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of us or our management.

      Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been elected and qualified. There are no family relationships among any of our directors, officers, or key employees.

BOARD COMMITTEES

      We established an audit committee and a compensation committee in January 1999.

AUDIT COMMITTEE. The audit committee consists of Messrs. Hartman, Green and Spreng. The audit committee:

- reviews our internal accounting procedures;

- consults with and reviews the services provided by our independent accountants; and

- makes recommendations to the board of directors about selecting independent accountants.

      COMPENSATION COMMITTEE The compensation committee consists of Messrs. Hartman, Green and Spreng. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, including stock compensation and loans, and administers our stock plans and employee benefit plans.

      Mr. Green purchased series D preferred stock from us on September 17, 1999. Please see "Related Party Transactions" for a discussion of our Series D preferred stock financing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the compensation committee is, or has ever been at any time since our incorporation, one of our officers or employees or an officer or employee of any of our subsidiaries. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

      MEETING FEES. Upon completion of this offering, we will begin paying fees to our non-employee directors for their services as directors. Each non-employee director will receive $1,000 for attending a board meeting in person, $500 for attending a committee meeting in person, and $250 for attending a board or committee meeting by telephone. We do not compensate directors for committee meetings held together with a board meeting. We reimburse directors for their expenses for attending board and committee meetings.

      STOCK PLANS. Each non-employee director who is first appointed or elected after our initial public offering will automatically receive under our 2000 director option plan an option to acquire 80,000 shares of our common stock. The initial options vest in four equal annual installments. Under the director plan, each non-employee director in office for at least six months before each annual meeting of stockholders will receive an additional option to acquire 20,000 shares of our common stock. These options will vest on the fourth anniversary of the date of grant.

      We may grant directors options or restricted stock under our 1997 stock plan and, upon the completion of this offering, under our 2000 stock plan. Directors who are our employees are eligible to participate in our 2000 employee stock purchase plan. Non-employee directors have received option grants as listed in this table. All of these options vest over four years from the date of grant.

                                                                        EXERCISE    NO. OF
                        NAME                           DATE OF GRANT     PRICE      SHARES
                        ----                           -------------    --------    -------
Donald Green.........................................     July 1999      $0.545     160,476
Vinton G. Cerf.......................................    April 2000      $ 9.50      80,000
Charles J. Abbe......................................   August 2000      $12.00      80,000

TECHNICAL ADVISORY BOARDS

      We have technical advisory boards for both our U.S. operations and our international operations. These boards advise us on the performance of our current and future services and products in relation to client needs. These boards advise us on engineering issues related to our products. Our U.S. board is comprised of four members, and our international board is comprised of three members.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

      DELAWARE LAW. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

- any breach of their duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions;
  or

- any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      INDEMNIFICATION UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We also have the power to indemnify other employees and agents to the extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence of indemnified parties. Our bylaws permit us to maintain insurance covering our officers, directors, employees or other agents for any liability arising out of their actions in our service, regardless of whether applicable laws would permit indemnification.

      INDEMNIFICATION AGREEMENTS. We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements provide for indemnification of our directors and officers for expenses including attorneys' fees, judgments, fines and settlement amounts incurred in any action or proceeding, including any action by us or on our behalf. Indemnifiable actions must arise out of a director's or officer's service for us, any subsidiary, or other companies or enterprises if done so at our request. These indemnification agreements also provide that we will pay any taxes imposed on our officers and directors due to our payments to them under the agreement.

      We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. None of our directors, officers or employees is involved in any litigation or proceeding in which indemnification is sought, and we are unaware of any threatened litigation that may result in claims for indemnification.

                             EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The table below summarizes the compensation earned for services provided to us in all capacities for the fiscal year ended December 31, 1999 by our chief executive officer and our two next most highly compensated executive officers, who we refer to as the named executive officers, who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                                         ANNUAL COMPENSATION     SECURITIES
                                                        ---------------------    UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)    OPTION(#)
         ---------------------------            ----    ---------    --------    ----------
Dean E. G. Hamilton...........................  1999    $169,231       $--        400,000
  President, Chief Executive Officer and
  Director
Larry Jackson.................................  1999     149,999        --         66,678
  Vice President of Sales
Lianghwa Jou..................................  1999     138,078        --        250,000
  Chief Technology Officer

      OPTION GRANTS IN LAST FISCAL YEAR. This table provides information about the stock options granted to the named executive officers during the fiscal year ended December 31, 1999. All of these options were granted under our 1997 stock plan and have a term of ten years. An option may terminate earlier if the option holder stops providing services to us.

      We granted options to purchase 12,604,225 shares of our common stock in 1999. The percentage of total options in the table below was calculated based on options to purchase an aggregate of 12,150,370 shares of our common stock granted to our employees in 1999.

      Options were granted at an exercise price that we believed represented the fair value of our common stock, as determined in good faith by our board of directors. After our initial public offering process began, we reevaluated the grant date value of the common stock underlying the options.

      The grant date present value represents the value of the shares underlying each option multiplied by the per share present value of the common stock on the date that the option was granted. Each per share grant date present value was determined based on the:

- most recent sales price of our preferred stock to third-party investors prior to the grant date;

- the initial public offering price of $23.00 per share; and

- business milestones achieved before the grant date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   NUMBER OF          % OF
                                                  SECURITIES         TOTAL
                                                  UNDERLYING        OPTIONS       EXERCISE
                                                    OPTIONS        GRANTED TO      OR BASE
                                                    GRANTED        EMPLOYEES        PRICE     EXPIRATION      GRANT DATE
                     NAME                             (#)        IN FISCAL YEAR    ($/SH)        DATE      PRESENT VALUE($)
                     ----                        -------------   --------------   ---------   ----------   ----------------
Dean E. G. Hamilton............................     400,000           3.29%        $0.2250      3/16/09        $144,000
Larry Jackson..................................      64,678           0.53          0.15        3/10/09          23,284
                                                      2,000           0.02          1.00       10/19/09           8,060
Lianghwa Jou...................................     250,000           2.06          0.15        2/13/09          77,500

      AGGREGATE OPTION EXERCISES AND OPTION VALUES. The following table provides information about the named executive officers concerning option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held as of December 31, 1999.

      The value realized is based on the fair value of our stock as re-determined by the board of directors after our initial public offering process began, minus the exercise price, multiplied by the number of shares issued upon exercise of the option.

      The value of unexercised in-the-money options at fiscal year-end is based on the initial public offering price of $23.00 per share minus the actual exercise price of the option, multiplied by the number of shares underlying the option.

         OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                             SHARES                       OPTIONS AT FY-END(#)                 FY-END($)
                           ACQUIRED ON      VALUE      ---------------------------    ----------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------    -----------    -------------
Dean E. G. Hamilton......         --     $       --       400,000(1)      --          $9,110,000          --
Larry Jackson............    645,400      2,712,188            --         --                  --          --
Lianghwa Jou.............         --             --       250,000(2)      --          $5,712,500          --

---------------

(1) Options for 75,000 shares were vested at December 31, 1999.

(2) Options for 52,083 shares were vested at December 31, 1999.

                                  STOCK PLANS

1997 STOCK PLAN

      ADOPTION AND SHARES RESERVED. Our 1997 stock plan was adopted by our board of directors and by our stockholders in October 1997. Through June 30, 2000, we had reserved for issuance under the 1997 plan 27,620,000 shares of common stock, of which 9,860,629 shares were subject to outstanding options having a weighted average exercise price of approximately $4.18 per share and 4,748,587 shares remained available for future grant.

      OPTIONS. We expect that upon the adoption of the 2000 stock plan that no further options will be granted under the 1997 plan. However, its provisions will still govern outstanding options issued under the 1997 plan. Our 1997 plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants. An incentive stock option means an option granted to a company's employee if:

- the option is granted under a plan approved by the stockholders of the company within 12 months before or after the plan is adopted;

- the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the stockholders;

- the option is not exercisable after 10 years from the date of grant;

- the option price is at least 100% of the fair market value of the underlying stock on the date of grant; and

- the option holder, at the time the option is granted, does not own stock equal to 10% or more of the total combined voting power of all classes of stock of the company.

      ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1997 plan provides that if we merge with or into another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to holders of options and stock purchase rights that they have the right to exercise options or stock purchase rights for all of the shares subject to the options or stock purchase rights, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The options or stock purchase rights will terminate upon the expiration of the 15-day period.

2000 STOCK PLAN

      ADOPTION AND SHARES RESERVED. Our 2000 stock plan was approved by our board of directors in May 2000 and by our stockholders in July 2000. The 2000 plan provides for the grant of incentive stock options, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

      If this offering is completed, 2,500,000 shares of common stock plus the number of shares then reserved and unissued under our 1997 stock plan will be reserved for issuance under the 2000 stock plan. At June 30, 2000, 4,748,587 shares of our common stock remained available for issuance under the 1997 plan. Any shares of common stock that are subsequently returned to the 1997 plan because of termination of options or our repurchase of shares previously issued under that plan will be reserved for issuance under the 2000 plan. The 2000 plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of:

- 12,500,000 shares;

- 5% of the outstanding shares of common stock on the first day of our fiscal year; or

- an amount determined by our board of directors.

      ADMINISTRATION. Our board of directors or a committee of our board administers the 2000 plan. If the options are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, a committee of two or more outside directors within the meaning of Section 162(m) will administer the 2000 plan. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

      EXERCISE PRICE. The administrator determines the exercise price of options granted under the 2000 plan, but for nonstatutory stock options intended to qualify as performance-based compensation under Section 162(m) and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years and the administrator determines the term of all other options.

      No person may be granted an option to purchase more than 2,000,000 shares in any fiscal year. For his initial service, a person may be granted an additional option to purchase up to 8,000,000 shares.

      TERMINATION OF EMPLOYMENT. After termination of one of our employees, directors or consultants, the person may exercise an option for the period of time stated in the option agreement. In the absence of a period of time in the option agreement, the option will remain exercisable for 12 months if termination is due to death or disability. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

      REPURCHASE OPTION. The administrator determines the exercise price of stock purchase rights granted under our 2000 plan. Unless the administrator determines otherwise, a restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

      NON-TRANSFERABILITY OF OPTIONS. Our 2000 plan generally does not allow for the transfer of options or stock purchase rights and only the holder of an option or stock purchase right may exercise the option or stock purchase right during the holder's lifetime.

      ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 2000 plan provides that if we merge with another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to holders of options and stock purchase rights that they have the right to exercise the options or stock purchase rights for all of the shares subject to the options or stock purchase rights, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The options or stock purchase rights will terminate upon the expiration of the 15-day period.

      AMENDMENT AND TERMINATION. Our 2000 plan will automatically terminate in 2010, unless we terminate it sooner. Our board of directors has the authority to amend, suspend or terminate the 2000 plan provided it does not adversely affect any option previously granted under it.

2000 EMPLOYEE STOCK PURCHASE PLAN

      ADOPTION AND SHARES RESERVED. Our board of directors adopted the 2000 employee stock purchase plan in May 2000, and our stockholders approved it in July 2000.

      If this offering is completed, a total of 2,500,000 shares of common stock will be reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

- 5,000,000 shares,

- 2% of the outstanding shares on that date, or

- an amount determined by our board of directors.

      OFFERING PERIODS. The purchase plan contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first offering period which begins on the first trading day on or after the effective date of this offering and ends on the last trading day on or after May 15, 2002.

      ELIGIBILITY. Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who:

- immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

- whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan.

      OPTION TERMS. The purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's compensation. Compensation includes the participant's base gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

      Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock:

- at the beginning of the offering period; or

- at the end of the purchase period.

Participants may end their participation at any time during an offering period, and they will be paid their accrued payroll deductions to date. Participation ends automatically upon termination of employment with us.

      NON-TRANSFERABILITY OF OPTIONS. Rights granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the plan.

      ADJUSTMENTS UPON MERGER OR ASSET SALE. The purchase plan provides that if we merge with another corporation or sell all or substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The purchase plan will terminate automatically in 2010, unless terminated earlier. The board of directors has the authority to amend or terminate the purchase plan, except that the board of directors may not adversely affect any outstanding rights to purchase stock under the purchase plan. The board of directors has the exclusive authority to interpret and apply the provisions of the purchase plan.

2000 DIRECTOR OPTION PLAN

      ADOPTION AND INITIAL RESERVE. Our board of directors adopted the 2000 director option plan in May 2000, and our stockholders approved it in July 2000.

      If this offering is completed, a total of 400,000 shares of common stock will be reserved for issuance under the director plan, plus annual increases equal to the lesser of:

- the number of shares granted under the director plan during our last fiscal year; or

- an amount determined by our board of directors.

      No awards will be made under the director plan until completion of this offering. The purpose of the director plan is to attract and retain the best available non-employee directors and to provide them additional incentives to promote the success of our business.

      OPTIONS. The director plan will automatically grant an option to purchase 80,000 shares of common stock to each non-employee director appointed or elected after this offering is completed. The director plan also provides that each non-employee director who has been a member of our board of directors for at least six months before the date of our annual stockholders' meeting will receive automatic annual grants of options to acquire 20,000 shares of our common stock.

      The options will have an exercise price per share equal to the fair market value of our common stock at the date of grant and will have a term of ten years. Initial options vest and become exercisable in four equal annual increments. Later options vest and become exercisable on the fourth anniversary of the date of grant.

      ADJUSTMENTS UPON MERGER OR ASSET SALE. If we merge with another corporation or sell all or substantially all of our assets, the successor corporation will assume or substitute each option. If assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that the non-employee director has the right to exercise the option for all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

      EXERCISE OF OPTIONS. Options granted under the director option plan must be exercised within three months of the end of the non-employee director's tenure as a member of our board of directors, or within 12 months after a non-employee director's termination by death or disability, provided that the option does not terminate by its terms earlier.

      AMENDMENT AND TERMINATION. Our director option plan, unless earlier terminated, terminates automatically in 2010. Our board of directors may amend, suspend or terminate the plan, unless stockholder approval of an amendment is required by law or the action impairs an outstanding option, requiring the option holder's consent previously granted under the plan, unless agreed to by the affected non-employee director.

401(k) PLAN

      In July 1998, we adopted a 401(k) plan for which our employees generally will be eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. If our plan qualifies under Section 401(k), our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by an amount up to the annual limit permitted by law, $10,500 in 2000, and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions.

CHANGE OF CONTROL ARRANGEMENTS

      Some options awarded under our 1997 stock plan provide that the options will become fully exercisable and fully vested if, anytime within 24 months following a change of control, the option holder's employment is terminated other than for cause or if a constructive termination of the option holder's employment occurs. Events constituting a constructive termination include a significant reduction in the option holder's duties, position or responsibilities without the option holder's prior written consent. Options containing these change of control provisions were granted to our named executive officers and other employees.

                           RELATED PARTY TRANSACTIONS

     Since we incorporated in April 1997, there has not been nor is there proposed any transaction or series of similar transactions to which we were or are to be a party in which:

     - the amount involved exceeds $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest other than:

       - compensation agreements and other arrangements, that are described where required in "Management"; and

       - the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     COMMON STOCK. The table below summarizes the private placement transactions in which we sold common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them.

                                                                             SHARES OF
                      PURCHASER                        DATE OF PURCHASE     COMMON STOCK
                      ---------                        -----------------    ------------
Dean E. G. Hamilton (executive officer, director and
  5% stockholder)....................................  September 1, 1997     4,000,000
                                                       February 9, 2000        300,000
Lianghwa Jou (executive officer).....................  January 15, 1998      1,833,332
Chow & Hamilton......................................  July 27, 1999            16,514
                                                       September 1, 1999         2,000

     We issued the shares to Chow & Hamilton in exchange for legal services. Mr. Hamilton's brother, Duane Hamilton, is a partner at Chow & Hamilton.

     SERIES A PREFERRED STOCK. In November 1997 and April 1998, we sold 1,875,000 shares of our series A preferred stock at a price of $1.60 per share. Each share of our series A preferred stock is convertible into four shares of our common stock because of a conversion price adjustment resulting from our stock dividend declared in May 1998.

     SERIES B PREFERRED STOCK. In December 1998, we sold 12,884,205 shares of our series B preferred stock for $0.738 per share, and in May, October and November issued warrants to acquire 694,444 shares of our series B preferred stock. The table below summarizes the private placement transactions in which we sold series B preferred stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them:

                                                                                 WARRANTS TO
                                                                   SHARES OF      PURCHASE
                                                                    SERIES B      SERIES B
                                                                   PREFERRED      PREFERRED
             PURCHASER                DATE OF PURCHASE OR ISSUE      STOCK          STOCK
             ---------                -------------------------    ----------    -----------
Communications Ventures Affiliates
  Fund II, L.P......................      December 4, 1998           113,105            --
Communications Ventures III CEO and
  Entrepreneurs' Fund, L.P..........      December 4, 1998           106,465            --
Communications Ventures II, L.P.....      December 4, 1998         1,379,339            --
Communications Ventures III, L.P....      December 4, 1998         2,129,306            --
Crescendo World Fund, LLC...........      December 4, 1998           648,386            --
Crescendo III, L.P..................      December 4, 1998         3,048,780            --
Eagle Ventures WF, LLC..............      December 4, 1998            31,050            --
Worldview Technology International
  I, L.P............................      December 4, 1998           357,834            --
Worldview Strategic Partners I,
  L.P...............................      December 4, 1998            79,081            --
Worldview Technology Partners I,
  L.P...............................      December 4, 1998           918,099            --
Falcon Capital, LLC.................      December 4, 1998           681,367
Crescendo World Fund, LLC...........      November 1, 1998                --        48,491
Eagle Ventures WF, LLC..............      November 1, 1998                --         2,322
Communications Ventures II, L.P.....      November 1, 1998                --        46,962
Communications Ventures Affiliates
  Fund II, L.P......................      November 1, 1998                --         3,851
Falcon Capital, LLC.................      November 1, 1998                --       101,627

     Communications Ventures Affiliates Fund II, L.P., Communications Ventures III CEO and Entrepreneurs' Fund, L.P., Communications Ventures II, L.P. and Communications Ventures III, L.P. are affiliated entities and together are considered a holder of more than 5% of our common stock.

     Crescendo World Fund, LLC, Crescendo III, L.P., Crescendo III Executive Fund, L.P., Crescendo III, GbR and Eagle Ventures WF, LLC are affiliated entities and together are considered a holder of more than 5% of our common stock. R. David Spreng, one of our directors, is a managing member of Crescendo's related entities.

     Worldview Technology International I, L.P., Worldview Strategic Partners I, L.P. and Worldview Technology Partners I, L.P. are affiliated entities and together are considered a holder of more than 5% of our common stock.

     Glenn Hartman, one of our directors, is a manager of Falcon Capital, LLC.

     SERIES C PREFERRED STOCK. In March 1999, we sold 24,503,677 shares of our series C preferred stock at $0.897 per share. The table below summarizes the private placement transactions in which we sold series C preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliates with them:

                                                                                SHARES OF
                                                                DATE OF         SERIES C
                         PURCHASER                             PURCHASE      PREFERRED STOCK
                         ---------                           -------------   ---------------
Communications Ventures Affiliates Fund II, L.P............  March 2, 1999         69,078
Communications Ventures III CEO and Entrepreneurs' Fund,
  L.P......................................................  March 2, 1999         65,106
Communications Ventures II, L.P............................  March 2, 1999        842,410
Communications Ventures III, L.P...........................  March 2, 1999      1,302,127
Crescendo World Fund, LLC..................................  March 2, 1999        638,328
Crescendo III, L.P.........................................  March 2, 1999      2,954,292
Eagle Ventures WF, LLC.....................................  March 2, 1999         30,569
Kleiner Perkins Caufield & Byers VIII, L.P.................  March 2, 1999      5,239,866
KPCB Information Sciences Zaibatsu Fund II, L.P............  March 2, 1999        142,140
KPCB VIII Founders Fund, L.P...............................  March 2, 1999        303,612
Norwest Ventures Partners VII, LP..........................  March 2, 1999      5,016,722
Worldview Technology International I, L.P..................  March 8, 1999      1,324,922
Worldview Strategic Partners I, L.P........................  March 8, 1999        292,786
Worldview Technology Partners I, L.P.......................  March 8, 1999      3,399,114

     SERIES D PREFERRED STOCK. In September and October 1999, we sold 17,118,253 shares of our series D preferred stock at $3.505 per share. In March, 2000 we sold 625,000 shares of our series D preferred stock at $8.00 per share. The table below summarizes the private placement transactions in which we sold series D preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliates with them:

                                                                               SHARES OF
                                                           DATE OF             SERIES D
                     PURCHASER                             PURCHASE         PREFERRED STOCK
                     ---------                        ------------------    ---------------
Donald Green (director).............................  September 17, 1999        142,653
Communications Ventures Affiliates Fund II, L.P.....  September 17, 1999         26,994
Communications Ventures III CEO and Entrepreneurs'
  Fund, L.P.........................................  September 17, 1999         25,442
Communications Ventures II, L.P.....................  September 17, 1999        329,197
Communications Ventures III, L.P....................  September 17, 1999        508,845
Crescendo World Fund, LLC...........................  September 17, 1999        190,663
Crescendo III, L.P..................................  September 17, 1999        847,359
Crescendo III Executive Fund, L.P...................  September 17, 1999         25,187
Crescendo III, GbR..................................  September 17, 1999         17,444
Eagle Ventures WF, LLC..............................  September 17, 1999          9,130
KPCB Holdings, Inc..................................  September 17, 1999        842,845
Norwest Ventures Partners VII, LP...................  September 17, 1999        743,686
Worldview Technology International I, L.P...........  September 17, 1999        188,360
Worldview Strategic Partners I, L.P.................  September 17, 1999         41,628
Worldview Technology Partners I, L.P................  September 17, 1999        483,279

     SERIES E PREFERRED STOCK. In May 2000, we sold 4,666,667 shares of our series E preferred stock at $15.00 per share. The table below summarizes the private placement transactions in which we sold series E preferred stock to our directors, executive officers and 5% stockholders and persons and entities affiliated with them:

                                                                               SHARES OF
                                                              DATE OF          SERIES E
                        PURCHASER                             PURCHASE      PREFERRED STOCK
                        ---------                           ------------    ---------------
Crescendo III, L.P. ......................................  May 10, 2000        190,419
Crescendo III, Executive Fund, L.P. ......................  May 10, 2000          5,656
Crescendo III, GbR........................................  May 10, 2000          3,928

                           INDEBTEDNESS OF MANAGEMENT

      If there is a proposed transaction between us and our officers, directors, 5% stockholders or their affiliates, that transaction must be approved by a majority of the disinterested directors, must be on terms at least as favorable to us as those that could be obtained from unaffiliated parties and must be reasonably expected to benefit us.

      The individuals listed below elected to pay the exercise price for some of their outstanding options with full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at 6.77% per year. At June 30, 2000, the principal amounts of these notes had not been repaid, and the original total principal amounts of the promissory notes executed by each executive officer in our favor are:

                                                            TOTAL
                                                          ORIGINAL          MATURITY
                   EXECUTIVE OFFICER                     NOTE AMOUNT          DATE
                   -----------------                     -----------    -----------------
Dean E. G. Hamilton/President and Chief Executive
  Officer..............................................  $1,200,000      February 2, 2010
Michael Nielsen/Senior Vice President..................  $  500,000     December 20, 2009
Steve Goggiano/Chief Operating Officer.................  $  600,000     December 20, 2009
Bill Ferone/Executive Vice President...................  $   61,975      October 19, 2009

      Principal and interest will be due and payable on the earlier of the maturity date, or if earlier and at our option, when the option holder ceases to be our employee, director or consultant.

              EQUITY INVESTMENT BY CUSTOMERS AND THEIR AFFILIATES

      On March 2, 1999, the Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership acquired an aggregate of 1,114,826 shares of our series C preferred stock. On September 17, 1999, the Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership acquired an aggregate of 184,014 shares of our series D preferred stock. On April 26, 2000, the Anschutz Family Investment Co. LLC agreed to acquire an aggregate of 80,000 shares of our series E preferred stock, which we issued on May 10, 2000. The Anschutz Family Investment Co. LLC and A.C.E. Investment Partnership are affiliates of Qwest Communications.

      Our initial customers, which represent different types of network service providers, have cooperated with us in the marketing, development and refinement of our product, culminating in our receipt of initial purchase orders. We:

- issued warrants to purchase up to 1,875,403 shares of our series C preferred stock at an average exercise price of $0.91 a share to U.S. Telesource, Inc., an affiliate of Qwest;

- issued a warrant to purchase up to 200,000 shares of our common stock at an exercise price of $4.00 per share to an affiliate of AduroNet; and

- issued warrants to purchase up to 468,849 shares of our common stock at an exercise price of $3.73 per share to BroadBand Office.

      Officers of Qwest and The Anschutz Corporation, a Qwest affiliate, participated in our series D preferred stock financing. Nissho Electronics, Internet Initiative Japan and officers of AduroNet and of several potential customers participated in our series E preferred stock financing.

                           INDEMNIFICATION AGREEMENTS

      We intend to enter into indemnification agreements with each of our directors and officers. The indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information about the beneficial ownership of our common stock at June 30, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

- the individuals listed on the "Summary Compensation Table" above;

- our directors;

- each person or group of affiliated persons who is known to us to own beneficially 5% or more of our common stock; and

- all directors and executive officers as a group.

      BENEFICIAL OWNERSHIP. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable or exercisable within 60 days of June 30, 2000, are assumed to be issued and outstanding. These shares, however, are not assumed to be outstanding for purposes of computing percentage ownership of each other stockholder.

      Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power over the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

      PERCENT BENEFICIALLY OWNED. The percentage of common stock beneficially owned is based on 90,141,344 shares of common stock outstanding on June 30, 2000 and 100,141,344 shares of common stock outstanding after completion of this offering. The percentage of common stock beneficially owned is calculated in accordance with the rules of the Securities and Exchange Commission. The pro forma calculation of common stock outstanding at June 30, 2000, assumes:

- the exercise of warrants that are automatically exercisable before or upon the closing of this offering; and

- the automatic conversion into common stock upon the closing of this offering of preferred stock outstanding at June 30, 2000.

      This table assumes no exercise of the underwriters' option to purchase additional shares in this offering.

      OTHER INFORMATION. Unless otherwise indicated, the address of the individuals named below is: c/o CoSine Communications, Inc., 3200 Bridge Parkway, Redwood City, California 94065.

                                                                                 PERCENT
                                                     NUMBER OF              BENEFICIALLY OWNED
                                                       SHARES              --------------------
                                                    BENEFICIALLY            BEFORE      AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED               OFFERING    OFFERING
       ------------------------------------         ------------           --------    --------
Entities affiliated with Crescendo(1).............    8,692,001              9.64%       8.68%
  480 Cowper Street
  Suite 300
  Palo Alto, CA 94301
Entities affiliated with Worldview(2).............    7,085,003              7.86%       7.08%
  45 Tasso Street
  Suite 120
  Palo Alto, CA 94301
Entities affiliated with Communications
  Ventures(3).....................................    6,948,227              7.71%       6.94%
  505 Hamilton Avenue
  Suite 305
  Palo Alto, CA 94301

                                                                                 PERCENT
                                                     NUMBER OF              BENEFICIALLY OWNED
                                                       SHARES              --------------------
                                                    BENEFICIALLY            BEFORE      AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED               OFFERING    OFFERING
       ------------------------------------         ------------           --------    --------
Entities affiliated with KPCB Holdings, Inc.......    6,528,463              7.24%       6.52%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Norwest Ventures Partners VII, LP.................    5,760,408              6.39%       5.75%
  245 Lytton Street
  Suite 250
  Palo Alto, CA 94301
Falcon Capital, LLC(4)............................    4,570,494              5.07%       4.56%
  3905 State Street
  Suite 7148
  Santa Barbara, CA 93105
Dean E. G. Hamilton(5)............................    4,700,000              5.19%       4.67%
Larry Jackson.....................................      645,400              0.72%       0.64%
Lianghwa Jou(6)...................................    2,083,332              2.30%       2.08%
Glenn Hartman(7)..................................    4,970,494              5.51%       4.96%
Donald Green(8)...................................      303,129              0.34%       0.30%
R. David Spreng(1)................................    8,692,001              9.64%       8.68%
Vinton G. Cerf(9).................................       80,000              0.09%       0.08%
Charles J. Abbe...................................           --              0.00%       0.00%
All directors and executive officers as a group
  (12 persons)(10)................................   24,139,356             26.18%      23.62%

---------------
 (1) Includes:

      - 1,477,377 shares held by Crescendo World Fund, LLC;

      - 7,040,850 shares held by Crescendo III, L.P.;

      - 30,842 shares held by Crescendo III Executive Fund, L.P.;

      - 21,370 shares held by Crescendo III, GbR;

      - 70,749 shares held by Eagle Ventures WF, LLC;

      - a warrant to purchase 48,491 shares held by Crescendo World Fund, LLC;
        and

      - a warrant to purchase 2,322 shares held by Eagle Ventures WF, LLC.

     The sole general partner of Crescendo World Fund, LLC is Crescendo Ventures World Fund, LLC. The sole general partner of Crescendo III, L.P., Crescendo III Executive Fund, L.P., and Eagle Ventures WF, LLC is Crescendo Ventures III, LLC. The general partners of Crescendo III, GbR are Crescendo Ventures III, LLC and Verbier Ventures, LLC. R. David Spreng, one of our directors, is a managing member of Crescendo Ventures World Fund, LLC, Crescendo Ventures III, LLC and Verbier Ventures, LLC.

     Mr. Spreng and the other managing members disclaim beneficial ownership of the shares held by Crescendo World Fund, LLC, Crescendo III, L.P., Crescendo III Executive Fund, L.P., Crescendo III, GbR and Eagle Ventures WF, LLC, except for their pecuniary interest in the shares.

 (2) Includes:

      - 1,871,016 shares held by Worldview Technology International I, L.P.;

      - 413,495 shares held by Worldview Strategic Partners I, L.P.; and

      - 4,800,492 shares held by Worldview Technology Partners I, L.P.

 (3) Includes:

      - 213,028 shares held by Communications Ventures Affiliates Fund II, L.P.;

      - 197,013 shares held by Communications Ventures III CEO and Entrepreneurs' Fund, L.P.;

      - 2,597,908 shares held by Communications Ventures II, L.P.; and

      - 3,940,278 shares held by Communications Ventures III, L.P.

     The sole general partner of Communications Ventures Affiliates Fund II, L.P. and Communications Ventures II, L.P. is ComVen II, L.L.C. The sole general partner of Communications Ventures III CEO & Entrepreneurs' Fund, L.P. and Communications Ventures III, L.P. is ComVen III, L.L.C.

 (4) Of the 4,570,494 shares, Falcon Capital, LLC held of record 4,468,867 shares and has the right to acquire 101,627 shares upon the exercise of a warrant within 60 days after June 30, 2000.

 (5) Of the 4,700,000 shares:

      - 3,975,000 shares are held of record by Mr. Hamilton;

      - 400,000 shares may be acquired by Mr. Hamilton upon the exercise of stock options within 60 days after June 30, 2000;

      - 150,000 shares are held by the Dean Hamilton Annuity Trust, for which Mr. Hamilton serves as trustee;

      - 150,000 shares are held by the Rosa Maria Hamilton Annuity Trust, for which Mr. Hamilton serves as trustee;

      - 10,000 shares are held by the Hamilton Alvarado Education Trust, for which Mr. Hamilton serves as a trustee;

      - 5,000 shares are held by the Daphne Wheeler Trust, for which Mr. Hamilton serves as a trustee;

      - 5,000 shares are held by the Hewley Hamilton Trust, for which Mr. Hamilton serves as a trustee; and

      - 5,000 shares are held by the Jesus and Herlinda Alvarado Trust, for which Mr. Hamilton serves as a trustee.

     Mr. Hamilton disclaims beneficial ownership of the shares held by the Dean Hamilton Annuity Trust, the Rosa Maria Hamilton Annuity Trust, the Hamilton Alvarado Education Trust, the Daphne Wheeler Trust, the Hewley Hamilton Trust, and the Jesus and Herlinda Alvarado Trust, except to the extent of his pecuniary interest in the shares.

 (6) Of the 2,083,332 shares:

      - 1,622,812 shares are held of record by Mr. Jou;

      - 250,000 shares may be acquired by Mr. Jou upon the exercise of stock options within 60 days after June 30, 2000;

      - 105,260 shares are held by Ching Ti Yang Annuity Trust, for which Mr. Jou serves as trustee; and

      - 105,260 shares are held by the Liangwha Jou Annuity Trust, for which Mr. Jou serves as trustee.

     Mr. Jou disclaims beneficial ownership of the shares held by the Ching Ti Yang Annuity Trust and the Liangwha Jou Annuity Trust, except to the extent of his pecuniary interest in the shares.

 (7) Includes:

      - 4,468,867 shares held by Falcon Capital, LLC and 101,627 shares issuable upon the exercise of a warrant held by Falcon Capital, LLC that is exercisable within 60 days after June 30, 2000. Mr. Hartman, a manager of Falcon Capital, LLC, disclaims beneficial ownership of the shares, except for his pecuniary interest in the shares.

      - 200,000 shares held by the Glenn Hartman Annuity Trust, for which Mr. Hartman serves as trustee; and

      - 200,000 shares held by the Colette A. Hartman Annuity Trust, for which Mr. Hartman serves as trustee.

     Mr. Hartman disclaims beneficial ownership of the shares held by the Glenn Hartman Annuity Trust and the Collette A. Hartman Annuity Trust, except to the extent of his pecuniary interest in the shares.

 (8) Of the 303,129 shares:

      - 160,476 shares are held by Mr. Green; and

      - 142,653 shares are held by Green Venture Capital Limited Partnership II.

     Mr. Green disclaims beneficial ownership of the shares held by Green Venture Capital Limited Partnership II, except for his pecuniary interest in the shares.

 (9) Includes 80,000 shares that may be acquired by Mr. Cerf upon the exercise of stock options within 60 days after June 30, 2000.

(10) Includes:

      - 2,051,775 shares issuable upon the exercise by our executive officers and directors of stock options that are exercisable within 60 days after June 30, 2000; and

      - 152,440 shares issuable upon the exercise of the warrants referenced in notes 1 and 7 above.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

      Upon the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.0001 par value, and 3,000,000 shares of undesignated preferred stock, $0.0001 par value.

                                  COMMON STOCK

      At June 30, 2000, 90,141,344 shares of common stock were outstanding and were held of record by approximately 450 stockholders. The number of outstanding shares of common stock assumes the exercise of warrants containing automatic exercise provisions and the automatic conversion of all outstanding shares of preferred stock.

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to ratably receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up our affairs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

                                PREFERRED STOCK

      The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change of our control without further action by the stockholders. No shares of preferred stock will be outstanding upon the completion of this offering.

                                    WARRANTS

      At June 30, 2000, there were warrants outstanding to purchase a total of 749,416 shares of common stock, 643,631 shares of series B preferred stock, 1,875,403 shares of series C preferred stock and 154,064 shares of series D preferred stock. Unless earlier exercised, warrants to purchase 243,067 shares of common stock, 1,875,403 shares of series C preferred stock and 154,064 shares of series D preferred stock will be exercised automatically because of this offering. Warrants exercisable for 254,065 shares of series B preferred stock will expire immediately before the closing of this offering unless earlier exercised. The remaining warrants will remain outstanding after the completion of this offering and will become exercisable for an aggregate of 895,915 shares of common stock.

                              REGISTRATION RIGHTS

      At June 30, 2000, the holders of 74,651,699 shares of common stock, as converted, and warrants to purchase 2,591,800 shares of common stock, as converted, are entitled to have these shares registered under the Securities Act at any time after 180 days following the closing of this offering.

      The holders of the registrable securities, by written request of holders holding at least 50% of the outstanding registrable securities, may require on two occasions that we register their shares at our expense.

      Holders of at least 20% of the registrable securities may request that we register their shares for public resale on form S-3 or similar short-form registration at our expense. We will be obligated to register the shares only if:

- we are eligible to use form S-3 or similar short-form registration;

- at least 180 days has elapsed since the most recent registration of our common stock; and

- the value of the securities to be registered is at least $1,000,000.

      If we register any of our securities for sale to the public for cash after this offering, the holders of registrable securities generally are entitled, at our expense, to include their shares of common stock in the registration, subject to the right of the underwriter to reduce the number of shares proposed to be registered in view of market conditions.

 DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
                                   AND BYLAWS

      Delaware law and our certificate of incorporation and bylaws could make it more difficult for another person to acquire us and to remove incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that protecting our ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal outweighs the disadvantages of discouraging a takeover proposal because negotiation of a proposal could result in an improvement of its terms.

      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.
Section 203 generally does not apply if the business combination or the transaction in which the person became an interested stockholder is approved in advance. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, with affiliates and associates, owns or, within three years before the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. Section 203 may delay or prevent a change in control of us without further action by the stockholders.

      CERTIFICATE OF INCORPORATION AND BYLAWS. Upon the closing of the offering, our certificate of incorporation and bylaws will:

- provide that stockholders must hold an annual or special meeting to take action and may not act by written consent;

- not provide for cumulative voting;

- provide that special meetings of stockholders may be called only by the board of directors, specified officers or holders of 50% or more of our outstanding shares;

- require stockholders to provide advance notice of nominations for election to the board of directors and proposals they intend to submit for approval at stockholder meetings;

- provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms; and

- require that:

  - significant amendments by the stockholders of the certificate of incorporation and of the bylaws; and

  - removal of directors without good reason,

  require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock.

      Our certificate of incorporation allows our board of directors to issue preferred stock without stockholder approval. These provisions may discourage or delay a hostile takeover of us or changes in our control or management.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

      SALES IN THE PUBLIC MARKET COULD HURT THE MARKET PRICE OF OUR STOCK

      Before this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

        WHAT SHARES ARE OUTSTANDING AND WHAT SHARES ARE FREELY TRADABLE

      Upon completion of this offering, we will have outstanding 100,141,344 shares of common stock. This assumes the issuance of the offered shares, no exercise of the underwriters' option to purchase additional shares and no exercise of options or warrants after June 30, 2000, other than warrants that are automatically exercisable because of or that expire before the closing of this offering. The 10,000,000 shares sold in the offering will be freely tradable under the Securities Act, unless purchased by affiliates, as that term is defined in Rule 144 under the Securities Act, generally officers, directors or 10% stockholders.

               WHAT SHARES ARE RESTRICTED AND NOT FREELY TRADABLE

      The remaining 90,141,344 outstanding shares of common stock held by existing stockholders will be restricted securities under Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. We have the right to repurchase shares received by our employees, directors and consultants upon the early exercise of options if the holder of the shares ceases to be an employee, director or consultant and our right has not lapsed.

           EFFECTS OF THE 180-DAY LOCK-UP AGREEMENT ON SALES OF STOCK

      Stockholders holding an aggregate of 90,141,344 of these restricted securities are either subject to contractual restrictions on resale contained in agreements with the underwriters or with us. These restrictions generally provide that stockholders will not offer, sell or transfer any of their shares for a period of 180 days after the date of this prospectus. Goldman, Sachs & Co. may, without notice, release all or any portion of the shares subject to the contractual restrictions with the underwriters. We have agreed not to release any of the shares subject to the contractual restrictions with us.

      We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

      Taking into account the lock-up agreements and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

- on the date of this prospectus, the shares sold in the offering will be immediately available for sale in the public market;

- 2 business days after our December 31, 2000 quarterly results are released, 15% of the shares subject to contractual restrictions with the underwriters may be released and may be sold if the shares are eligible for sale under Rule 144 or Rule 701;

- 30 business days after our December 31, 2000 quarterly results are released, an additional 25% of the shares subject to contractual restrictions with the underwriters may be released and may be sold if the shares are eligible for sale under Rule 144 or Rule 701;

- 180 days after the effective date of this prospectus, approximately 12,751,070 shares could be eligible for sale under Rule 701; and

- shares not subject to lock up agreements may be eligible for sale under Rule 144 as early as 90 days following the date of this prospectus subject to volume, manner of sale and other limitations under Rule 144. The remaining shares may be eligible for sale under Rule 144, after the expiration of the lock up agreements.

      The preceding discussion assumes that quarterly results are released on January 25, 2001 and that the effective date of the offering is September 25, 2000. The automatic partial release of shares is subject to the last reported trading price of the shares for at least 20 of the 30 trading days before the relevant date being at least twice the initial public offering price per share.

        REGISTRATION OF SHARES ISSUABLE UNDER OUR EMPLOYEE BENEFIT PLANS

      At June 30, 2000, there were outstanding options to purchase 9,860,629 shares of common stock. After the completion of the offering, we intend to file one or more registration statements on form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 stock plan, 2000 stock plan, 2000 employee stock purchase plan and 2000 director option plan. Although the registration statement will become effective automatically upon filing, sales of shares under the registration statement are subject to the lock-up restrictions and repurchase rights described above.

                        STOCKHOLDER REGISTRATION RIGHTS

      Following this offering, the holders of 74,651,699 shares of outstanding common stock, as converted, and warrants to purchase 2,591,800 shares of common stock, as converted, will, under some circumstances, have the right to require us to register their shares for future sale.

               EFFECTS OF RULE 144 ON SALES OF RESTRICTED SHARES

      In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

- 1% of the number of shares of common stock then outstanding, which will equal approximately 1,001,413 shares immediately after this offering; or

- the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before the filing of a notice on Form 144 for the sale.

      Sales under Rule 144 are subject to requirements about the manner of sale, notice filing and the availability of current public information about us.

              EFFECTS OF RULE 144(k) ON SALES OF RESTRICTED SHARES

      Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, notice filing, volume limitation provisions of Rule 144 and without current public information about us being available. Unless otherwise restricted, those shares may be sold immediately upon the effective date of this offering.

               EFFECTS OF RULE 701 ON SALES OF RESTRICTED SHARES

      In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us under a written compensatory stock purchase or option plan or other written agreement before the effective date of this offering is entitled to resell the shares 90 days after the effective date of this offering in reliance on the resale provisions of Rule
701. Rule 701, permits non-affiliates to sell their Rule 701 shares without complying with the public-information, holding-period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares without having to comply with the holding-period provisions of Rule 144. Unless otherwise restricted, Rule 701 shares may be sold 90 days after the effective date of this offering.

                                  UNDERWRITING

      CoSine and the underwriters for the offering named below have entered into an underwriting agreement for the shares being offered. Subject to conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc., Robertson Stephens, Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

                                                              Number of
                        Underwriters                            Shares
                        ------------                          ---------
Goldman, Sachs & Co.........................................   4,050,000
Chase Securities Inc........................................   1,800,000
Robertson Stephens, Inc.....................................   1,800,000
J.P. Morgan Securities Inc..................................   1,350,000
Robert W. Baird & Co. Incorporated..........................     100,000
Dain Rauscher Incorporated..................................     100,000
A.G. Edwards & Sons, Inc....................................     100,000
Edward D. Jones & Co., L.P..................................     100,000
Legg Mason Wood Walker, Incorporated........................     100,000
May Davis Group, Inc........................................     100,000
Ramirez & Co., Inc..........................................     100,000
Salomon Smith Barney Inc....................................     100,000
U.S. Bancorp Piper Jaffray Inc..............................     100,000
Wit SoundView Corporation...................................     100,000
                                                              ----------
  Total.....................................................  10,000,000
                                                              ==========

      If the underwriters sell more shares than the total number in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares from CoSine to cover these sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as shown in the table above.

      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by CoSine. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                              Paid by CoSine
                       ----------------------------
                       No Exercise    Full Exercise
                       -----------    -------------
Per Share............         $1.61          $1.61
Total................   $16,100,000    $18,515,000

      Shares sold by the underwriters to the public will initially be offered at the initial public offering price on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ 0.96 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

      Before the offering, there has been no public market for the common stock. The initial public offering price has been negotiated among CoSine and the representatives. Among the factors considered in determining the initial public offering price of the shares were prevailing market conditions and CoSine's historical performance, estimates of the business potential and earnings prospects of CoSine, an assessment of CoSine's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

      CoSine and its executive officers, directors and stockholders holding approximately 90,055,120 shares have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. On the second business day following the public release of CoSine's operating results for the fiscal quarter ended December 31, 2000, these restrictions shall cease to apply to 15% of the shares of our capital stock owned by stockholders as of the date of this prospectus if the reported last sale price of CoSine's common stock on the Nasdaq National Market for at least 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share in this offering. On the thirtieth day following the public release of CoSine's operating results for the fiscal quarter ended December 31, 2000, these restrictions shall cease to apply to 25% of the shares of our capital stock owned by stockholders as of the date of this prospectus if the reported last sale price of CoSine's common stock on the Nasdaq National Market for at least 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share in this offering. These agreements do not apply to employee stock option or stock purchase plans described under "Executive Compensation", or upon the conversion, exchange or exercise of convertible or exchangeable securities or other securities or rights outstanding or existing on the date of this prospectus. In addition, stockholders holding 86,224 shares have agreed with CoSine not to sell, make a short sale of, grant any option for the purchase of or otherwise dispose of any shares without the prior written consent of the underwriters during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. These agreements with CoSine do not restrict all transactions by those stockholders to hedge their shares, for example through the purchase of a put option or similar derivative security. Those hedging transactions, if they were to occur, could result in sales of additional shares in the open market by one or more third parties participating in the transactions. CoSine has agreed to take reasonable steps to enforce and, without the prior written consent of the underwriters, not to waive these agreements. At the discretion of CoSine, these agreements will be subject to the same provisions regarding early release from these restrictions that are described above. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

      At the request of CoSine, the underwriters have reserved at the initial public offering price up to ten percent of the shares of common stock offered in this offering for sale to directors, officers, employees, business associates and related persons of CoSine. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. CoSine has agreed to indemnify the broker-dealer administering the sale of these reserved shares against certain liabilities and losses that may arise in connection with this reserved share program.

      In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from CoSine in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of the underwriters' option to purchase additional shares from CoSine. The underwriters must close out any naked short position by purchasing shares on the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market before the completion of the offering.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of CoSine's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

      The common stock will be quoted on the Nasdaq National Market under the symbol "COSN".

      Entities affiliated with Goldman, Sachs & Co. beneficially own an aggregate of 798,859 shares of CoSine's series D preferred stock, which were purchased for $3.505 per share, and 66,667 shares of CoSine's series E preferred stock, which were purchased for $15.00 per share. Entities affiliated with Chase Securities Inc. beneficially own an aggregate of 159,772 shares of Cosine's series D preferred stock, which were purchased for $3.505 per share, and 9,333 shares of CoSine's series E preferred stock, which were purchased for $15.00 per share. Entities affiliated with Goldman, Sachs & Co. and entities affiliated with Chase Securities, Inc. have agreed that none of the shares of common stock held by them upon conversion of the series D preferred stock will be sold, transferred, assigned, pledged or hypothecated for a period of 90 days following the effective date of the offering. Entities affiliated with Goldman, Sachs & Co. and entities affiliated with Chase Securities, Inc. have agreed that none of the shares of common stock held by them upon conversion of the series E preferred stock will be sold, transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the offering, except to any underwriter or to officers or partners of the underwriters, and members of the selling group or their officers or partners. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Chase Securities Inc., owns 639,087 shares of series D preferred stock, which were purchased for $3.505 per share, and 37,333 shares of series E preferred stock, which were purchased for $15.00 per share. Entities affiliated with Chase Securities Inc. also hold warrants that are immediately exercisable to purchase 154,064 shares of CoSine's series D preferred stock for $3.505 per share. Entities affiliated with Chase Securities Inc. have agreed that none of the shares of common stock held by them upon exercise of warrants to purchase shares of series D preferred stock and upon conversion of the series D preferred stock will be sold, transferred, assigned, pledged or hypothecated for a period of 90 days following the effective date of the offering.

      A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make

Internet distributions on the same basis as other allocations.

      CoSine estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3,000,000.

      CoSine has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

      The validity of the common stock in this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Sullivan & Cromwell, Palo Alto, California.

      An aggregate of 111,485 shares of our common stock are beneficially owned by:

- WS Investment Company 99A, an investment partnership composed of current and former members and employees of Wilson Sonsini Goodrich & Rosati, Professional Corporation; and

- a number of current individual members and employees of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements:

- as of December 31, 1998 and 1999;

- for the years ended December 31, 1998 and 1999; and

- for the periods from inception (April 14, 1997) to December 31, 1997 and 1999,

as set forth in their report.

      We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement, in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

      We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

      A copy of the registration statement and the exhibits and schedule that we filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of a fee. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statement of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Net Capital Deficiency)...   F-5
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................  F-10

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CoSine Communications, Inc.

We have audited the accompanying consolidated balance sheets of CoSine Communications, Inc. (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for the years ended December 31, 1998 and 1999 and for the periods from inception (April 14, 1997) to December 31, 1997 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoSine Communications, Inc. (a development stage company) at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1999, and for the periods from inception (April 14, 1997) to December 31, 1997 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
March 2, 2000
except for Note 11, as to which the
date is September 25, 2000

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                                 DECEMBER 31,                    EQUITY AT
                                                              ------------------   JUNE 30,      JUNE 30,
                                                               1998       1999       2000          2000
                                                              -------   --------   ---------   -------------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..................................  $ 6,580   $ 20,089   $  44,699
 Short-term investments.....................................       --     34,497      44,124
 Accounts receivable:
   Trade....................................................       --         --      18,000
   Other....................................................       --         --          44
 Inventory..................................................      670        327       7,360
 Prepaid expenses and other current assets..................      254      1,820      14,199
                                                              -------   --------   ---------
     Total current assets...................................    7,504     56,733     128,426
Property and equipment, net.................................    2,767      7,631      18,349
Other assets................................................      828      1,706       1,037
                                                              -------   --------   ---------
                                                              $11,099   $ 66,070   $ 147,812
                                                              =======   ========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
 DEFICIENCY)
Current liabilities:
 Accounts payable...........................................  $ 2,840   $  2,505   $  10,267
 Accrued liabilities........................................      730      1,468       5,413
 Accrued compensation.......................................      121        812       1,763
 Note payable...............................................      201         --         223
 Deferred revenue...........................................       --         30       6,268
 Current portion of equipment and working capital loans.....      712      2,274       2,660
 Current portion of obligations under capital lease.........       --         --       1,708
 Other current liabilities..................................       --         60           9
                                                              -------   --------   ---------
     Total current liabilities..............................    4,604      7,149      28,311
Long-term portion of equipment and working capital loans....    1,948      6,037       5,867
Long-term portion of obligations under capital lease........       --         --       3,777
Accrued rent................................................      762      1,648       1,876
Other long-term liabilities.................................       --        222         192
Commitments
Redeemable preferred stock:
 Series B convertible preferred stock, $.0001 par value:
   13,578,649 shares authorized, 12,884,205 shares issued
   and outstanding at December 31, 1998 and 1999, and
   12,935,018 at June 30, 2000; 12,935,018 on an as-if
   converted basis; no shares issued and outstanding -- pro
   forma; aggregate liquidation preference of $9,509 and
   $9,546 at December 31, 1999 and
   June 30, 2000, respectively..............................    9,823      9,823       9,861           --
 Series C convertible preferred stock, $.0001 par value:
   27,503,677 shares authorized, 24,503,677 shares issued
   and outstanding at December 31, 1999, and June 30, 2000;
   none at December 31, 1998; 24,503,677 on an as-if
   converted basis; no shares issued and outstanding -- pro
   forma; aggregate liquidation preference of $21,980 at
   December 31, 1999 and June 30, 2000......................       --     22,342      32,642           --
 Series D convertible preferred stock, $.0001 par value:
   20,500,000 shares authorized, 17,118,253 and 17,743,253
   shares issued and outstanding shares at December 31,
   1999, and June 30, 2000 respectively; none at December
   31, 1998; 17,743,253 on an as-if converted basis; no
   shares issued and outstanding -- pro forma; aggregate
   liquidation preference of $59,999 and $62,190 at December
   31, 1999 and June 30, 2000, respectively.................       --     57,223      62,184           --
 Series E convertible preferred stock, $.0001 par value:
   4,666,667 shares authorized, 4,666,667 shares issued and
   outstanding at June 30, 2000; none at December 31, 1998
   and 1999; 4,666,667 on an as-if converted basis; no
   shares issued and outstanding -- pro forma; aggregate
   liquidation preference of $70,000 at June 30, 2000.......       --         --      69,995           --
Stockholders' equity (net capital deficiency):
 Preferred stock, $0.0001 par value, 3,000,000 shares
   authorized and 0 shares issued and outstanding -- pro
   forma....................................................       --         --          --           --
 Series A convertible preferred stock, $.0001 par value:
   2,150,000 shares authorized, 1,875,000 shares issued and
   outstanding at December 31, 1998 and 1999 and June 30,
   2000; 7,500,000 on an as-if-converted basis; no shares
   issued and outstanding -- pro forma; aggregate
   liquidation preference of $3,000 at December 31, 1998 and
   1999 and June 30, 2000...................................       --         --          --           --
 Common stock, $.0001 par value, 200,000,000 shares
   authorized (300,000,000 pro forma), 6,666,664, 10,764,151
   and 20,406,737 shares issued and outstanding at December
   31, 1998 and 1999, and June 30, 2000 respectively;
   90,141,344 shares issued and outstanding -- pro forma....        1          1           2            9
 Additional paid-in capital.................................    3,465     40,048     122,002      296,677
 Notes receivable from stockholders.........................      (80)      (903)    (18,613)     (18,613)
 Accumulated other comprehensive income (loss)..............       --         11          13           13
 Deferred compensation......................................       --    (30,386)    (66,116)     (66,116)
 Deficit accumulated during the development stage...........   (9,424)   (47,145)   (104,181)    (104,181)
                                                              -------   --------   ---------     --------
     Total stockholders' equity (net capital deficiency)....   (6,038)   (38,374)    (66,893)     107,789
                                                              -------   --------   ---------     ========
                                                              $11,099   $ 66,070   $ 147,812
                                                              =======   ========   =========

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       PERIOD FROM                              PERIOD FROM
                                        INCEPTION                                INCEPTION
                                     (APRIL 14, 1997)       YEARS ENDED       (APRIL 14, 1997)     SIX MONTHS ENDED
                                            TO             DECEMBER 31,              TO                JUNE 30,
                                       DECEMBER 31,     -------------------     DECEMBER 31,     --------------------
                                           1997          1998        1999           1999           1999        2000
                                     ----------------   -------    --------   ----------------   --------    --------
                                                                                                     (UNAUDITED)
Revenue............................       $   --        $    --    $     --       $     --       $     --    $ 11,321
  Non-cash charges related to
    equity issuances...............                                                                    --       3,699
                                          ------        -------    --------       --------       --------    --------
Revenue, net of non-cash charges
  related to equity issuances......                                                                    --       7,622
Cost of sales:
  Cost of goods sold...............           --             --          --             --             --       6,332
  Non-cash charges related to
    equity issuances...............           --             --          --             --             --         943
                                          ------        -------    --------       --------       --------    --------
    Total cost of sales............                                                                    --       7,275
Gross profit (loss)................           --             --          --             --             --         347

Operating expenses:
  Research and development.........           87          7,353      25,088         32,528         11,358      24,103
  Non-cash research and development
    charges related to equity
    issuances......................           --             13       2,248          2,261            106      10,000
  Sales and marketing..............           --            601       4,601          5,202          1,325      11,153
  Non-cash sales and marketing
    charges related to equity
    issuances......................           --              5       1,476          1,481            432       5,089
  General and administrative.......           47          1,106       4,266          5,419          1,865       3,705
  Non-cash general and
    administrative charges related
    to equity issuances............           --             --         714            714             52       4,608
                                          ------        -------    --------       --------       --------    --------
Total operating
  expenses.........................          134          9,078      38,393         47,605         15,138      58,658
                                          ------        -------    --------       --------       --------    --------
Loss from operations...............         (134)        (9,078)    (38,393)       (47,605)       (15,138)    (58,311)
Other income (expenses):
  Interest income..................            3             55       1,250          1,308            255       2,065
  Interest expense.................           --            (56)       (552)          (608)          (191)       (732)
  Non-cash interest expense related
    to equity issuances............           --           (211)        (47)          (258)           (24)        (54)
  Other............................           --             (3)         21             18              0          (4)
                                          ------        -------    --------       --------       --------    --------
    Total other income
      (expenses)...................            3            215         672            460             40       1,275
                                          ------        -------    --------       --------       --------    --------
Net loss...........................         (131)        (9,293)    (37,721)       (47,145)       (15,098)    (57,036)
Deemed dividend to series D
  preferred stockholders...........           --             --          --             --             --      (2,500)
                                          ------        -------    --------       --------       --------    --------
Net loss allocable to common
  stockholders.....................       $ (131)       $(9,293)   $(37,721)      $(47,145)      $(15,098)   $(59,536)
                                          ======        =======    ========       ========       ========    ========
Basic and diluted net loss per
  common share.....................       $(0.25)       $ (4.53)   $  (7.49)                     $  (3.63)   $  (7.19)
                                          ======        =======    ========                      ========    ========
Shares used in computing basic and
  diluted net loss per common
  share............................          522          2,051       5,034                         4,156       8,286
                                          ======        =======    ========                      ========    ========
Pro forma basic and diluted net
  loss per common share
  (unaudited)......................                                $  (0.75)                                 $  (0.83)
                                                                   ========                                  ========
Shares used in computing pro forma
  basic and diluted net loss per
  common share (unaudited).........                                  50,575                                    71,922
                                                                   ========                                  ========

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                              STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                               REDEEMABLE                                              NOTES         ACCUMULATED
                                               CONVERTIBLE   CONVERTIBLE             ADDITIONAL     RECEIVABLE          OTHER
                                                PREFERRED     PREFERRED    COMMON     PAID-IN          FROM         COMPREHENSIVE
                                                  STOCK         STOCK       STOCK     CAPITAL      STOCKHOLDERS        INCOME
                                               -----------   -----------   -------   ----------   ---------------   -------------
  Issuance of 4,000,000 shares of common
    stock to founder in September 1997 at
    $0.00025 per share for cash..............    $    --       $   --      $    1      $   --         $    --            $--
  Issuance of 1,562,500 shares of series A
    preferred stock in November 1997 to
    investors at $1.60 per share for cash and
    promissory notes.........................         --           --          --       2,500          (1,000)            --
  Net loss and comprehensive loss............         --           --          --          --              --             --
                                                 -------       ------      -------     ------         -------            ---
Balance at December 31, 1997.................         --           --           1       2,500          (1,000)            --
  Issuance of 2,666,664 shares of common
    stock to founders in January 1998 and
    February 1998 at $0.0375 per share for
    cash and notes...........................         --           --          --         100             (80)            --
  Issuance of 312,500 shares of series A
    preferred stock to investors in April
    1998 at $1.60 per share, net of issuance
    costs of $11.............................         --           --          --         489              --             --
  Issuance of 12,884,205 shares of series B
    preferred stock to investors in December
    1998 at $0.738 per share, net of issuance
    costs of $37.............................      9,471           --          --          --              --             --
  Issuance of warrants to purchase 43,067
    shares of common stock in connection with
    services.................................         --           --          --           5              --             --
  Issuance of warrants to purchase 159,105
    shares of series A preferred stock in
    connection with lease of building........         --           --          --         371              --             --
  Issuance of warrants to purchase 694,444
    shares of series B preferred stock in
    connection with loan financing...........        352           --          --          --              --             --
  Repayment of notes receivable from
    stockholders.............................         --           --          --          --           1,000             --
  Net loss and comprehensive loss............         --           --          --          --              --             --
                                                 -------       ------      -------     ------         -------            ---
Balance at December 31, 1998 (carried
  forward)...................................    $ 9,823       $   --      $    1      $3,465         $   (80)           $--

                                                                DEFICIT         TOTAL
                                                              ACCUMULATED   STOCKHOLDERS'
                                                              DURING THE        EQUITY
                                                 DEFERRED     DEVELOPMENT    (NET CAPITAL
                                               COMPENSATION      STAGE       DEFICIENCY)
                                               ------------   -----------   --------------
  Issuance of 4,000,000 shares of common
    stock to founder in September 1997 at
    $0.00025 per share for cash..............    $     --      $     --        $      1
  Issuance of 1,562,500 shares of series A
    preferred stock in November 1997 to
    investors at $1.60 per share for cash and
    promissory notes.........................          --            --           1,500
  Net loss and comprehensive loss............          --          (131)           (131)
                                                 --------      --------        --------
Balance at December 31, 1997.................          --          (131)          1,370
  Issuance of 2,666,664 shares of common
    stock to founders in January 1998 and
    February 1998 at $0.0375 per share for
    cash and notes...........................          --            --              20
  Issuance of 312,500 shares of series A
    preferred stock to investors in April
    1998 at $1.60 per share, net of issuance
    costs of $11.............................          --            --             489
  Issuance of 12,884,205 shares of series B
    preferred stock to investors in December
    1998 at $0.738 per share, net of issuance
    costs of $37.............................          --            --              --
  Issuance of warrants to purchase 43,067
    shares of common stock in connection with
    services.................................          --            --               5
  Issuance of warrants to purchase 159,105
    shares of series A preferred stock in
    connection with lease of building........          --            --             371
  Issuance of warrants to purchase 694,444
    shares of series B preferred stock in
    connection with loan financing...........          --            --              --
  Repayment of notes receivable from
    stockholders.............................          --            --           1,000
  Net loss and comprehensive loss............          --        (9,293)         (9,293)
                                                 --------      --------        --------
Balance at December 31, 1998 (carried
  forward)...................................    $     --      $ (9,424)       $ (6,038)

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (CONTINUED)
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                               REDEEMABLE                                              NOTES         ACCUMULATED
                                               CONVERTIBLE   CONVERTIBLE             ADDITIONAL     RECEIVABLE          OTHER
                                                PREFERRED     PREFERRED    COMMON     PAID-IN          FROM         COMPREHENSIVE
                                                  STOCK         STOCK       STOCK     CAPITAL      STOCKHOLDERS        INCOME
                                               -----------   -----------   -------   ----------   ---------------   -------------
Balance at December 31, 1998 (brought
  forward)...................................    $ 9,823       $   --      $    1       3,465         $   (80)           $--
  Issuance of 73,667 shares of common stock
    for services at various dates at prices
    ranging from $0.545 to $2.60 per share...         --           --          --         163              --             --
  Issuance of 24,503,677 shares of series C
    preferred stock to investors in March
    1999 at $0.897 per share, net of issuance
    costs of $29.............................     21,950           --          --          --              --             --
  Issuance of 17,118,253 shares of series D
    preferred stock to investors in September
    and October 1999 at $3.505 per share, net
    of issuance costs of $3,079..............     56,921           --          --          --              --             --
  Issuance of warrants to purchase 641,904
    shares of series C preferred stock for
    technical, marketing and market-related
    product development services.............        392           --          --          --              --             --
  Issuance of warrants to purchase 154,064
    shares of series D preferred stock in
    connection with services.................        302           --          --          --              --             --
  Issuance of 4,023,820 shares of common
    stock in connection with stock options
    for cash and promissory notes............         --           --          --       1,603            (873)            --
  Increase in value of variable award
    warrants of series A preferred stock
    issued in connection with lease of
    building.................................         --           --          --         396              --             --
  Increase in value of variable award
    warrants of common stock issued in
    connection with services.................         --           --          --         255              --             --
  Repayment of notes receivable from
    stockholders.............................         --           --          --          --              50             --
  Deferred stock-based compensation..........         --           --          --      33,955              --             --
  Amortization of deferred stock-based
    compensation.............................         --           --          --          --              --             --
  Issuance of options to non-employees to
    purchase common stock....................         --           --          --         211              --             --
  Components of comprehensive loss:..........
    Net loss.................................         --           --          --          --              --             --
    Unrealized gains on investments..........         --           --          --          --              --             11
                                                 -------       ------      -------     ------         -------            ---
        Total comprehensive loss.............         --           --          --          --              --             11
                                                 -------       ------      -------     ------         -------            ---
Balance at December 31, 1999 (carried
  forward)...................................    $89,388       $   --      $    1      40,048         $  (903)           $11

                                                                DEFICIT         TOTAL
                                                              ACCUMULATED   STOCKHOLDERS'
                                                              DURING THE        EQUITY
                                                 DEFERRED     DEVELOPMENT    (NET CAPITAL
                                               COMPENSATION      STAGE       DEFICIENCY)
                                               ------------   -----------   --------------
Balance at December 31, 1998 (brought
  forward)...................................    $     --      $ (9,424)       $ (6,038)
  Issuance of 73,667 shares of common stock
    for services at various dates at prices
    ranging from $0.545 to $2.60 per share...          --            --             163
  Issuance of 24,503,677 shares of series C
    preferred stock to investors in March
    1999 at $0.897 per share, net of issuance
    costs of $29.............................          --            --              --
  Issuance of 17,118,253 shares of series D
    preferred stock to investors in September
    and October 1999 at $3.505 per share, net
    of issuance costs of $3,079..............          --            --              --
  Issuance of warrants to purchase 641,904
    shares of series C preferred stock for
    technical, marketing and market-related
    product development services.............          --            --              --
  Issuance of warrants to purchase 154,064
    shares of series D preferred stock in
    connection with services.................          --            --              --
  Issuance of 4,023,820 shares of common
    stock in connection with stock options
    for cash and promissory notes............          --            --             730
  Increase in value of variable award
    warrants of series A preferred stock
    issued in connection with lease of
    building.................................          --            --             396
  Increase in value of variable award
    warrants of common stock issued in
    connection with services.................          --            --             255
  Repayment of notes receivable from
    stockholders.............................          --            --              50
  Deferred stock-based compensation..........     (33,955)           --              --
  Amortization of deferred stock-based
    compensation.............................       3,569            --           3,569
  Issuance of options to non-employees to
    purchase common stock....................          --            --             211
  Components of comprehensive loss:..........
    Net loss.................................          --       (37,721)        (37,721)
    Unrealized gains on investments..........          --            --              11
                                                 --------      --------        --------
        Total comprehensive loss.............          --       (37,721)        (37,710)
                                                 --------      --------        --------
Balance at December 31, 1999 (carried
  forward)...................................    $(30,386)     $(47,145)       $(38,374)

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (CONTINUED)
                            (NET CAPITAL DEFICIENCY)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                     REDEEMABLE                                             NOTES         ACCUMULATED
                                     CONVERTIBLE   CONVERTIBLE            ADDITIONAL     RECEIVABLE          OTHER
                                      PREFERRED     PREFERRED    COMMON    PAID-IN          FROM         COMPREHENSIVE
                                        STOCK         STOCK      STOCK     CAPITAL      STOCKHOLDERS        INCOME
                                     -----------   -----------   ------   ----------   ---------------   -------------
Balance at December 31, 1999
 (brought forward).................   $ 89,388         $--        $ 1      $ 40,048       $   (903)           $11
Issuance of 19,202 shares of common
 stock for services in February,
 March and April 2000 at $4.00 and
 $9.50 per share (unaudited).......         --          --         --            96             --             --
Issuance of warrants to purchase
 1,233,499 shares of series C
 preferred stock to a customer upon
 issuance of a purchase order
 (unaudited).......................     10,300          --         --            --             --             --
Issuance of warrants to purchase
 668,849 shares of common stock to
 customers upon issuance of
 purchase orders (unaudited).......         --          --         --         5,952             --             --
Issuance of warrants to purchase
 37,500 shares of common stock in
 connection with lease agreement
 (unaudited).......................         --          --         --           357             --             --
Issuance of 625,000 shares of
 Series D preferred stock to
 investors in March 2000 at $8.00
 per share, net of issuance costs
 of $39 (unaudited)................      4,961          --         --            --             --             --
Issuance of 4,666,667 shares of
 Series E preferred stock to
 investors in May 2000 at $15.00
 per share, net of issuance costs
 of $5 (unaudited).................     69,995          --         --            --             --             --
Issuance of 9,047,564 shares of
 common stock in connection with
 stock options for cash and notes
 (unaudited).......................         --          --          1        19,177        (17,814)            --
Increase in value of variable award
 warrants of common stock in
 connection with services
 (unaudited).......................         --          --         --           219             --             --
Exercise of warrants to purchase
 159,105 shares of Series A
 convertible preferred stock
 (unaudited).......................         --          --         --            10             --             --
Conversion of 159,105 shares of
 Series A convertible preferred
 stock into 636,420 shares of
 common stock (unaudited)..........         --          --         --            --             --             --
Exercise of warrants to purchase
 50,813 shares of Series B
 convertible preferred stock
 (unaudited).......................         38          --         --            --             --             --
Repayment of notes receivable from
 shareholders (unaudited)..........         --          --         --            --             43             --
Deferred stock-based compensation
 (unaudited).......................         --          --         --        55,496             --             --
Amortization of deferred
 stock-based compensation
 (unaudited).......................         --          --         --            --             --             --
Issuance of options to
 non-employees to purchase common
 stock (unaudited).................         --          --         --           708             --             --
Repurchase of unvested shares
 (unaudited).......................         --          --         --           (61)            61             --
Components of comprehensive loss...         --          --         --            --             --             --
 Net loss (unaudited)..............         --          --         --            --             --             --
 Unrealized gains (losses) on
   investments (unaudited).........         --          --         --            --             --              2
                                      --------         ---        ---      --------       --------            ---
       Total Comprehensive loss
         (unaudited)...............         --          --         --            --             --              2
                                      --------         ---        ---      --------       --------            ---
Balance at June 30, 2000
 (unaudited).......................   $174,682         $--        $ 2      $122,002       $(18,613)           $13
                                      ========         ===        ===      ========       ========            ===

                                                      DEFICIT         TOTAL
                                                    ACCUMULATED   STOCKHOLDERS'
                                                    DURING THE        EQUITY
                                       DEFERRED     DEVELOPMENT    (NET CAPITAL
                                     COMPENSATION      STAGE       DEFICIENCY)
                                     ------------   -----------   --------------
Balance at December 31, 1999
 (brought forward).................    $(30,386)     $ (47,145)      $(38,374)
Issuance of 19,202 shares of common
 stock for services in February,
 March and April 2000 at $4.00 and
 $9.50 per share (unaudited).......          --             --             96
Issuance of warrants to purchase
 1,233,499 shares of series C
 preferred stock to a customer upon
 issuance of a purchase order
 (unaudited).......................          --             --             --
Issuance of warrants to purchase
 668,849 shares of common stock to
 customers upon issuance of
 purchase orders (unaudited).......          --             --          5,952
Issuance of warrants to purchase
 37,500 shares of common stock in
 connection with lease agreement
 (unaudited).......................          --             --            357
Issuance of 625,000 shares of
 Series D preferred stock to
 investors in March 2000 at $8.00
 per share, net of issuance costs
 of $39 (unaudited)................          --             --             --
Issuance of 4,666,667 shares of
 Series E preferred stock to
 investors in May 2000 at $15.00
 per share, net of issuance costs
 of $5 (unaudited).................          --             --             --
Issuance of 9,047,564 shares of
 common stock in connection with
 stock options for cash and notes
 (unaudited).......................          --             --          1,364
Increase in value of variable award
 warrants of common stock in
 connection with services
 (unaudited).......................          --             --            219
Exercise of warrants to purchase
 159,105 shares of Series A
 convertible preferred stock
 (unaudited).......................          --             --             10
Conversion of 159,105 shares of
 Series A convertible preferred
 stock into 636,420 shares of
 common stock (unaudited)..........          --             --             --
Exercise of warrants to purchase
 50,813 shares of Series B
 convertible preferred stock
 (unaudited).......................          --             --             --
Repayment of notes receivable from
 shareholders (unaudited)..........          --             --             43
Deferred stock-based compensation
 (unaudited).......................     (55,496)            --             --
Amortization of deferred
 stock-based compensation
 (unaudited).......................      19,766             --         19,766
Issuance of options to
 non-employees to purchase common
 stock (unaudited).................          --             --            708
Repurchase of unvested shares
 (unaudited).......................          --             --             --
Components of comprehensive loss...          --             --             --
 Net loss (unaudited)..............          --        (57,036)       (57,036)
 Unrealized gains (losses) on
   investments (unaudited).........          --             --              2
                                       --------      ---------       --------
       Total Comprehensive loss
         (unaudited)...............          --        (57,036)       (57,034)
                                       --------      ---------       --------
Balance at June 30, 2000
 (unaudited).......................    $(66,116)     $(104,181)      $(66,893)
                                       ========      =========       ========

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           PERIOD FROM                                   PERIOD FROM
                                            INCEPTION             YEARS ENDED             INCEPTION           SIX MONTHS ENDED
                                       (APRIL 14, 1997) TO       DECEMBER 31,        (APRIL 14, 1997) TO          JUNE 30,
                                          DECEMBER 31,        -------------------       DECEMBER 31,        --------------------
                                              1997             1998        1999             1999              1999        2000
                                       -------------------    -------    --------    -------------------    --------    --------
                                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..............................       $ (131)          $(9,293)   $(37,721)        $(47,145)         $(15,098)   $(57,036)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation........................            2               284       1,921            2,207               638       2,650
  Non-cash warrant expense --
    preferred stock...................           --               227         511              738               438       3,256
  Non-cash warrant expense -- common
    stock.............................           --                --          29               29                14         574
  Common stock issued for
    services..........................           --                --         163              163                --          96
  Amortization of deferred stock
    compensation......................           --                --       3,569            3,569               150      19,766
  Issuance of options to purchase
    common stock......................           --                --         211              211                12         708
  Accrued expense on bridge note
    converted into preferred stock....           --                 9          --                9                --          --
  Changes in unrealized gains or
    losses............................           --                --          11               11                --           2
  Changes in operating assets and
    liabilities:
    Accounts receivable (trade).......           --                --          --               --                --     (18,000)
    Other receivables.................           --                --          --               --                --         (44)
    Inventory.........................           --              (670)        343             (327)               11      (7,033)
    Prepaid expenses and other current
      assets..........................          (10)             (169)     (1,437)          (1,616)             (767)     (3,761)
    Other assets......................         (100)             (302)       (504)            (906)              518       1,117
    Accounts payable..................           73             2,767        (335)           2,505               186       7,762
    Accrued liabilities...............           --               730         738            1,468               551       3,943
    Accrued compensation..............           --               121         691              812               961         951
    Note payable......................           --               201        (201)              --                --          --
    Obligations under capital lease...           --                --          --               --                --          --
    Deferred revenue..................                                                                            --      10,173
    Deferred rent.....................           --               762         886            1,648               707         228
    Other liabilities.................           --                --         312              312                --         141
                                             ------           -------    --------         --------          --------    --------
Net cash used in operating
  activities..........................         (166)           (5,333)    (30,813)         (36,312)          (11,679)    (34,507)
                                             ------           -------    --------         --------          --------    --------

INVESTING ACTIVITIES:
Capital expenditures..................          (34)           (3,019)     (6,785)          (9,838)           (2,273)    (13,368)
Purchase of short-term
  investments.........................           --                --     (34,497)         (34,497)               --     (39,831)
Proceeds from maturities of short-term
  investments.........................           --                --          --               --                --      23,017
Proceeds from sales of short-term
  investments.........................           --                --          --               --                --       7,187
                                             ------           -------    --------         --------          --------    --------
Net cash provided by (used in)
  investing activities................          (34)           (3,019)    (41,282)         (44,335)           (2,273)    (22,995)
                                             ------           -------    --------         --------          --------    --------

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                          PERIOD FROM                                   PERIOD FROM
                                           INCEPTION             YEARS ENDED             INCEPTION           SIX MONTHS ENDED
                                      (APRIL 14, 1997) TO       DECEMBER 31,        (APRIL 14, 1997) TO          JUNE 30,
                                         DECEMBER 31,        -------------------       DECEMBER 31,        --------------------
                                             1997             1998        1999             1999              1999        2000
                                      -------------------    -------    --------    -------------------    --------    --------
                                                                                                               (UNAUDITED)
FINANCING ACTIVITIES:
Proceeds from equipment and working
  capital loans.....................            --             2,853       7,001            9,854             2,739       7,111
Principal payments of equipment and
  working capital loans.............            --              (193)     (1,350)          (1,543)             (514)     (1,410)
Proceeds from issuance of bridge
  loans.............................            --             1,500          --            1,500                --          --
Proceeds from issuance of preferred
  stock, net........................         1,500             8,451      79,173           89,124            21,942      75,004
Proceeds from issuance of common
  stock.............................             1                20         730              751                38       1,364
Proceeds from notes receivable from
  stockholders......................            --             1,000          50            1,050                48          43
                                            ------           -------    --------         --------          --------    --------
Net cash provided by financing
  activities........................         1,501            13,631      85,604          100,736            24,253      82,112
                                            ------           -------    --------         --------          --------    --------
Net increase in cash and cash
  equivalents.......................         1,301             5,279      13,509           20,089            10,301      24,610
Cash and cash equivalents at
  beginning of period...............            --             1,301       6,580               --             6,580      20,089
                                            ------           -------    --------         --------          --------    --------
Cash and cash equivalents at end of
  period............................        $1,301           $ 6,580    $ 20,089         $ 20,089          $ 16,881    $ 44,699
                                            ======           =======    ========         ========          ========    ========
SUPPLEMENTAL INFORMATION:
Cash paid for interest..............        $   --           $    56    $    552         $    608          $    203    $    720
                                            ======           =======    ========         ========          ========    ========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING
  ACTIVITIES:
Issuance of preferred stock in
  exchange for bridge loans.........        $   --           $ 1,500    $     --         $  1,500          $     --    $     --
                                            ======           =======    ========         ========          ========    ========
Issuance and remeasurement of
  warrants..........................        $   --           $   728    $  1,345         $  2,073          $    568    $ 16,828
                                            ======           =======    ========         ========          ========    ========
Notes receivable received from
  stockholders (in exchange for
  issuance of common stock).........        $1,000           $    80    $    873         $  1,953          $     --    $ 17,814
                                            ======           =======    ========         ========          ========    ========

                            See accompanying notes.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

      CoSine Communications, Inc. was incorporated in California on April 14, 1997 and is engaged in the development of network-based, high-performance internet service delivery platforms for the global business IP Service Provider market. Since inception, CoSine's principal activities have been recruiting personnel, raising capital, and performing product development. Accordingly, CoSine is classified as a development stage enterprise at December 31, 1999.

      During the first half of 2000, CoSine began shipping product and recognizing revenue, and therefore ceased to be classified as a development stage enterprise.

BASIS OF PRESENTATION

      The consolidated financial statements include all of the accounts of CoSine and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

MANAGEMENT'S PLANS

      As of December 31, 1999, CoSine had an accumulated deficit of approximately $47.1 million. Even though CoSine began shipping product and recognizing revenue in the first half of 2000, management expects to continue to incur substantial operating losses for the foreseeable future primarily because of expected increases in expenses for:

- Sales and marketing activities

- Research and product development activities

- General and administrative activities

      CoSine does not have a credit facility or committed sources of capital. If operating and capital resources are insufficient to meet future requirements, CoSine will have to raise additional funds to continue the development and commercialization of future technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, CoSine may be required to curtail operations significantly or to obtain funds by entering into financing, supply or operating agreements on unattractive terms. CoSine may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for current or future operating plans.

      CoSine believes that its available cash, cash equivalents, and short-term investments of $54.6 million as of December 31, 1999 plus the cash proceeds raised from the issuance of series E redeemable convertible preferred stock (see
Note 11) will be adequate to fund its operations through December 31, 2000.

UNAUDITED PRO FORMA INFORMATION

      In February 2000, the Board of Directors authorized the management of CoSine to file a registration statement with the Securities and Exchange Commission permitting CoSine to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the convertible preferred stock outstanding, and certain of the warrants to purchase common and preferred stock which are automatically exercised upon the closing of an initial public offering of CoSine's common stock, will automatically convert into common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, and the automatic and assumed exercise of certain of the warrants to purchase common and preferred stock, is shown on the consolidated balance sheet.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

INTERIM CONSOLIDATED FINANCIAL DATA

      The consolidated financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that CoSine considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results and cash flows for these periods. Results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period.

USE OF ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

REVENUE RECOGNITION

      CoSine generally recognizes product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is probable, unless CoSine has future obligations for installation or has to obtain customer acceptance, in which case revenue is deferred until these obligations are met. The Company's product incorporates software that is not incidental to the related hardware and, accordingly, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants issued Statement of Position 97-2 "Software Revenue Recognition". For arrangements that include the delivery of multiple products, the revenue is allocated to the various products based on "vendor-specific objective evidence of fair value" ("VSOE"). The Company establishes VSOE based on either the price charged for the product when the same product is sold separately or for products not yet sold separately, based on the prices of such products individually established by management with the relevant authority to do so. In such cases, the Company believes that it is probable that the price will not change before the separate introduction of the products into the marketplace. Revenue from post-contract support obligations for specified future periods is deferred and recognized on a straight-line basis over the service period. Revenue from consulting services is recognized as the services are provided. Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.

      CoSine's initial customer was provided limited price protection rights which expire in October 2000. CoSine believes that the likelihood of a price adjustment is remote primarily because:

- our products are technologically advanced and of a unique design;

- we expect our products to have long sales and deployment cycles; and

- the length of time until the price protection rights expire is short compared to the lengthy sale and deployment cycles.

      During the six month period ended June 30, 2000, the Company issued warrants to its initial customers. The warrants were issued upon receipt of substantial purchase orders which were preceded by a period of cooperation with the Company in the marketing, development and refinement of its product. The fair value of these customer-related warrants was calculated to be $16.2

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

million. Approximately $3.7 million was recognized as an offset to gross revenue during the six months ended June 30, 2000. The remaining $12.5 million will be amortized in future periods as an offset to gross revenue to the extent of and as the revenue associated with these orders is recognized.

COST OF SALES

      Cost of goods sold is comprised primarily of material, labor, overhead and estimated warranty reserves. In addition, cost of sales includes non-cash stock based expense arising from the issuance suppliers of options to purchase common stock.

WARRANTY RESERVES

      The warranty period for CoSine's product is generally outlined in the specific sales agreements. Estimated expenses for warranty obligations are accrued as revenue is recognized and included in cost of goods sold.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

      CoSine considers all highly liquid investments purchased with original maturities of three months or less from the date of purchase to be cash equivalents. Investments with maturities in excess of three months and less than one year are considered to be short-term investments. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates its determination as of each balance sheet date. Management has classified CoSine's marketable securities as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income. The cost of securities sold is based on the specific identification method.

      CoSine invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. CoSine has established guidelines about the diversification of its investments and their maturities which should maintain safety and liquidity.

INVENTORIES

      Inventories, stated at the lower of cost (first-in, first-out) or market, consist principally of raw materials at December 31, 1998 and 1999, and work-in-process at June 30, 2000.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over estimated useful lives of the assets (ranging from three to five years) or the related lease term.

IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", CoSine reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999, there have been no impairment losses.

RESEARCH AND DEVELOPMENT

      Research and development expenditures, consisting primarily of materials, labor, and overhead costs for the development and testing of prototypes and salaries and related personnel costs associated with independent research, are generally charged to operations as incurred.

      Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on CoSine's product development process, technological feasibility is established upon the completion of a working model. Through December 31, 1999, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, CoSine has charged all costs to research and development expense in the periods they were incurred.

STOCK-BASED COMPENSATION

      CoSine accounts for employee and director stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" which does not require the recognition of compensation expense for options granted to employees and directors with exercise prices equal to the fair value of the common stock at the date of grant. The fair value disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" are included in Note 8. SFAS 123 requires the disclosure of pro forma information about net loss and net loss per share as if CoSine had accounted for its stock options under the fair value method.

      Stock options granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" which requires the value of the options to be periodically re-measured as they vest over a performance period. The fair value of the options is determined using the Black-Scholes model.

COMPREHENSIVE INCOME (LOSS)

      As of January 1, 1998, CoSine adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". SFAS 130 requires unrealized gains or losses on CoSine's available-for-sale securities to be included in other comprehensive income. For the year ended December 31, 1999, comprehensive loss was reduced by $11,000 in unrealized gains on available-for-sale securities. During the six months ended June 30, 2000, comprehensive loss was decreased by $3,000 in unrealized gains on available-for-sale securities. For the period from the date of incorporation to December 31, 1997 and the year ended December 31, 1998, comprehensive loss equaled net loss.

SEGMENT REPORTING

      Effective January 1, 1998, CoSine adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

CoSine has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on CoSine's financial statements.

      For the six months ended June 30, 2000, CoSine generated $5,609,000 of gross revenue from a customer based in Europe. Approximately $500,000 of charges associated with warrants issued to the customer upon issuance of a purchase order was amortized as an offset to gross revenues during the six months ended June 30, 2000. Substantially all of CoSine's assets are located in the United States at December 31, 1998 and 1999 and at June 30, 2000.

SIGNIFICANT CONCENTRATIONS

      Financial instruments that potentially subject CoSine to concentrations of credit risk primarily consist of cash equivalents and short-term investments (see Note 2).

      CoSine relies on a few companies as the sole source of various materials in its production process. CoSine also utilizes a few third-party subcontractors to manufacture all of the product that it sells. If these suppliers were unable to satisfy CoSine's material and production requirements, CoSine may be unable to meet customer demand.

      For the six months ended June 30, 2000, two customers accounted for all of CoSine's revenue.

ADVERTISING EXPENSE

      The cost of advertising is expensed as incurred. CoSine's advertising costs through December 31, 1999 have been immaterial.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. CoSine will assess the impact of SFAS 133 if it uses derivatives or conducts hedging activities.

      In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize some costs related to internal use software once specific criteria have been met. CoSine adopted the provisions of SOP 98-1 on January 1, 1999.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The bulletin summarizes some of the commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. CoSine believes its revenue recognition policy complied with the bulletin as of June 30, 2000.

      In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, "Accounting for the Costs of Developing a Web Site". In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Although CoSine intends to comply with EITF 00-2, the adoption of EITF 00-2 will not have a significant impact on its financial position, results of operations or cash flows because while CoSine maintains a website, it is not a significant focus of its business. EITF 00-2 is effective for costs incurred after June 30, 2000.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

      In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation". FIN 44 provides guidance for certain issues arising in the application of APB Opinion No. 25 "Accounting for Stock Issued to Employees". CoSine believes that its accounting policy for stock issued to employees is in compliance with FIN 44 as of June 30, 2000.

NET LOSS PER COMMON SHARE

      Basic net loss per common share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to CoSine's right of repurchase. Diluted net loss per common share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock, stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted net loss per common share computations as their inclusion would be antidilutive.

      The computation of pro forma basic and diluted net loss per common share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance. Shares issuable upon exercise of some of CoSine's warrants for common and preferred stock, which are automatically exercised upon closing of an initial public offering, do not affect the computation, because the shares are issued on the date of the assumed conversion.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The following table presents the calculation of historical basic and diluted net loss per share and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                      PERIOD FROM                               SIX MONTHS
                                       INCEPTION          YEARS ENDED              ENDED
                                    (APRIL 14, 1997)      DECEMBER 31,           JUNE 30,
                                    TO DECEMBER 31,    ------------------   -------------------
                                          1997          1998       1999       1999       2000
                                    ----------------   -------   --------   --------   --------
Historical:
  Net loss allocable to common
     stockholders.................      $  (131)       $(9,293)  $(37,721)  $(15,098)  $(59,536)
                                        =======        =======   ========   ========   ========
Basic and diluted:
  Weighted-average shares of
     common stock outstanding.....        1,868          6,484      7,659      6,906     17,226
  Less: weighted-average shares
     subject to repurchase........       (1,346)        (4,433)    (2,625)    (2,750)    (8,940)
                                        -------        -------   --------   --------   --------
  Weighted-average shares used in
     basic and diluted net loss
     per common share.............          522          2,051      5,034      4,156      8,286
                                        =======        =======   ========   ========   ========
Basic and diluted net loss per
  common share....................      $ (0.25)       $ (4.53)  $  (7.49)  $   3.63   $  (7.19)
                                        =======        =======   ========   ========   ========
Pro forma:
  Net loss allocable to common
     stockholders.................                               $(37,721)             $(59,536)
                                                                 ========              ========
Pro forma basic and diluted:
  Shares used above...............                                  5,034                 8,286
  Pro forma adjustment to reflect
     weighted-average effect of
     assumed conversion of
     convertible preferred stock
     (unaudited)..................                                 45,541                63,636
                                                                 --------              --------
  Weighted-average shares used in
     pro forma basic and diluted
     net loss per common share
     (unaudited)..................                                 50,575                71,922
                                                                 ========              ========
  Pro forma basic and diluted net
     loss per common share
     (unaudited)..................                               $  (0.75)             $  (0.83)
                                                                 ========              ========

     During all periods presented, CoSine had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

net loss per share as their effect would have been antidilutive. These outstanding securities consist of the following:

                                             PERIOD FROM                          SIX MONTHS
                                              INCEPTION         YEARS ENDED          ENDED
                                           (APRIL 14, 1997)    DECEMBER 31,        JUNE 30,
                                           TO DECEMBER 31,    ---------------   ---------------
                                                 1997          1998     1999     1999     2000
                                           ----------------   ------   ------   ------   ------
                                                              (IN THOUSANDS)
Convertible preferred stock (as-if
  converted basis).......................       6,250         20,384   62,006   44,888   67,348
Stock options............................          --          2,618   10,762    6,182    9,861
Warrants to purchase common stock........          --             43       43       43      749
Warrants to purchase preferred stock (as-
  if converted basis)....................          --          1,331    2,127    1,973    2,674

2. SHORT-TERM INVESTMENTS

     Short-term investments as of December 31, 1999, including cash equivalents and short-term investments, were as follows (in thousands):

Money market funds..........................................    $ 11,448
Commercial paper............................................      17,751
Corporate bonds.............................................      24,670
                                                                --------
                                                                  53,869
Amounts classified as cash equivalents......................     (19,372)
                                                                --------
Short-term investments......................................    $ 34,497
                                                                ========

     As of December 31, 1999, the fair value approximated the amortized cost of available-for-sale securities. As of December 31, 1999, the average portfolio duration was 122 days. There were no short-term investments as of December 31, 1998.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                               DECEMBER 31,
                                                             -----------------    JUNE 30,
                                                              1998      1999        2000
                                                             ------    -------    ---------
                                                                     (IN THOUSANDS)
Computer equipment.........................................  $1,716    $ 2,175     $ 5,437
Furniture and fixtures.....................................     526      1,069       2,187
Leasehold improvements.....................................     155        364       1,542
Computer software..........................................     656      2,002       3,607
Manufacturing and laboratory equipment.....................      --      4,228      10,433
                                                             ------    -------     -------
                                                              3,053      9,838      23,206
Less accumulated depreciation..............................    (286)    (2,207)     (4,857)
                                                             ------    -------     -------
Property and equipment, net................................  $2,767    $ 7,631     $18,349
                                                             ======    =======     =======

4. LEASES

     CoSine leases its facilities under an operating lease which began August 1, 1998 and has been extended to expire July 31, 2011.

     Minimum future lease payments due under this lease agreement are as follows at December 31, 1999:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
2000....................................................     $ 1,924
2001....................................................       1,983
2002....................................................       2,038
2003....................................................       2,088
2004....................................................       2,148
Thereafter..............................................      16,710
                                                             -------
  Total minimum lease payments..........................     $26,891
                                                             =======

      Rent expense was $19,000 for the period from inception (April 14, 1997) to December 31, 1997, $1,045,000 in 1998 and $2,093,000 in 1999, and is calculated on a straight-line basis.

      CoSine subleases a portion of the space at its facility. Rental income relating to the sublease was $0 for the period from inception (April 14, 1997) to December 31, 1997, $13,000 in 1998 and $323,000 in 1999. The sublease arrangements, which expire on June 30, 2001, provide for income of $531,000 in 2000 and $261,000 in 2001.

      For its facility lease, CoSine has issued a noninterest-bearing promissory note due January 2001 for approximately $222,000 relating to a security deposit, which is included in other long-term liabilities at December 31, 1999.

      During the six months ended June 30, 2000, CoSine leased additional facilities in various locations. All the leases, including the

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

lease above run for periods ranging from 2 months to 156 months. The minimum annual rental commitments under the operating leases are $5,136,000 in 2000/2001, $4,919,000 in 2001/2002, $4,477,000 in 2002/2003, $4,452,000 in
2003/2004, $4,503,000 in 2004/2005, and $4,619,000 in 2005/2006.

5. EQUIPMENT AND WORKING CAPITAL LOANS

      As of December 31, 1999, CoSine has entered into equipment and working capital loan agreements totaling $9,854,000 that are secured by the assets purchased using the loans. Principal and interest are due in monthly installments through 2003. Interest accrues at annual rates between 12.9% and 14.1%. As of December 31, 1999, total principal payments due under these agreements are $8,311,000. The fair value of the loans is estimated based on current interest rates available to CoSine for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying value of the loans approximates their fair value.

     Future minimum principal payments under these equipment and working capital loans at December 31, 1999 are as follows:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
2000....................................................     $ 3,221
2001....................................................       3,005
2002....................................................       2,528
2003....................................................       1,570
                                                             -------
Total minimum payments..................................      10,324
Less: amount representing interest......................      (2,013)
                                                             -------
                                                               8,311
Less: current portion...................................      (2,274)
                                                             -------
                                                             $ 6,037
                                                             =======

      During the six months ended June 30, 2000, CoSine obtained additional equipment loans totaling $1,486,000 that are secured by the assets purchased using the loans. Principal and interest are due in monthly installments through 2004. Interest accrues at 14.3% per annum. As of June 30, 2000, total principal payments due under these agreements are $1,382,000. Future minimum principal payments under these loans are as follows: 2000 -- $204,000, 2001 -- $308,000, 2002 -- $355,000, 2003 -- $385,000, and 2004 -- $130,000.

6. COMMITMENTS

      As of December 31, 1999, CoSine had commitments of approximately $6,067,000 relating to purchases of raw material components and $3,813,000 relating to the minimum amount of royalties payable on software licenses on future product sales regardless of the amount of these sales. Depending on the level of CoSine's future product sales, CoSine must pay additional royalties on these contracts when it exceeds the minimum sales thresholds under the contracts.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

7. 401(k) PLAN

      CoSine has a defined contribution benefit plan established under the provisions of section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals, subject to IRS limits. CoSine may contribute a discretionary matching contribution. Since inception (April 14, 1997) through December 31, 1999, CoSine made no matching contributions to the plan.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

      At December 31, 1999, CoSine has convertible preferred stock that consists of (i) series A convertible preferred stock and (ii) series B, C, and D redeemable convertible preferred stock, collectively referred to as "preferred stock."

CONVERTIBLE PREFERRED STOCK

SERIES A

      Series A convertible preferred stock ranks senior to CoSine's common stock and junior to the series B, C and D preferred stock as to liquidation preference. Series A convertible preferred stock has a liquidation preference of $1.60 per share, plus any accrued dividends.

      Each share of series A convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.40 (subject to adjustment). The outstanding shares of series A convertible preferred stock automatically convert into common stock either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series A convertible preferred stock.

      Series A convertible preferred stock is not redeemable by CoSine.

      The series A convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion. In addition, the holders of series A convertible preferred stock, voting together as a class, are entitled to elect one member of CoSine's board of directors (as long as 500,000 shares of the class are outstanding).

      Series A convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series A convertible stockholders are entitled to cumulative dividends of $0.16 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.

REDEEMABLE CONVERTIBLE PREFERRED STOCK

SERIES B

      Series B convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series C and D preferred stock as to liquidation preference. Series B convertible preferred stock has a liquidation preference of $0.738 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series B convertible preferred stock will not exceed $2.50.

      Each share of series B convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.738 (subject to adjustment). The outstanding shares of series B convertible preferred stock automatically convert into common stock

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series B convertible preferred stock.

      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series B preferred the higher of $0.738 per share or the fair market value of the shares as determined by a qualified independent appraiser.

      The series B convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion. In addition, the holders of series B convertible preferred stock, voting together as a class, are entitled to elect two members of CoSine's board of directors (as long as 500,000 shares of the class are outstanding).

      Series B convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series B convertible stockholders are entitled to noncumulative dividends of $0.0738 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.

SERIES C

      Series C convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series B and D preferred stock as to liquidation preference. Series C convertible preferred stock has a liquidation preference of $0.897 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series C preferred stock will not exceed $3.588.

      Each share of series C convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $0.897 (subject to adjustment). The outstanding shares of series C convertible preferred stock automatically convert into common stock either upon the close of business on the day immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $5.00 per share, or at the election of the holders of a majority of the then outstanding shares of series C convertible preferred stock.

      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series C preferred the higher of $0.897 per share or the fair market value of the shares as determined by a qualified independent appraiser.

      The series C convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.

      Series C convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series C convertible stockholders are entitled to noncumulative dividends of $0.0897 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.

SERIES D

      Series D convertible preferred stock ranks senior to the series A preferred stock and pari passu with the series B and C preferred stock as to liquidation preference. Series D convertible preferred stock has a liquidation preference of $3.505 per share, plus any accrued dividends. The aggregate per share liquidation amount for the holders of series D preferred stock will not exceed $14.02.

      Each share of series D convertible preferred stock is, at the option of the holder, convertible into common stock as determined by dividing the original issue price by the following conversion price: $3.505 (subject to adjustment). The outstanding shares of series D convertible preferred stock automatically convert into common stock either immediately before the closing of an underwritten public offering of common stock in which CoSine receives at least $15,000,000 in gross proceeds, and the price per share is at least $7.00 per share, or at the election of the holders of a majority of the then outstanding shares of series D convertible preferred stock.

      If at any time within the 90 day period following November 23, 2003, CoSine receives a written request from the holders of not less than 67% of the then outstanding series B, C and D convertible preferred stock, requesting redemption of all or a portion of the series B, C and D convertible preferred stock, CoSine shall redeem pro rata to their respective requests for redemption one-third of each of the series B, C and D convertible preferred stock requested to be redeemed, and shall redeem the series B, C and D convertible preferred stock remaining outstanding after this redemption pro rata to the respective number of shares of each then outstanding, in two equal installments on November 23, 2004 and November 23, 2005. CoSine shall pay in cash for series D preferred the higher of $3.505 per share or the fair market value of the shares as determined by a qualified independent appraiser.

      The series D convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.

      Series D convertible preferred stock ranks senior to the common stock as to dividends. Each fiscal year, series D convertible stockholders are entitled to noncumulative dividends of $0.3505 per share. Dividends will be paid only when declared by the board of directors, out of legally available funds. No dividends have been declared.

DEEMED DIVIDEND

      In March 2000, CoSine consummated the sale of an additional 625,000 shares of series D redeemable convertible preferred stock from which CoSine received proceeds

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

of approximately $5 million or $8.00 per share. At the date of issuance, CoSine believed the per share price of $8.00 represented the fair value of the preferred stock. After CoSine's initial public offering process began, CoSine reevaluated the fair value of its common stock as of March 2000. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $2.5 million, which has been recorded as a deemed dividend to preferred stockholders in 2000. CoSine recorded the deemed dividend at the date of issuance by offsetting charges and credits to stockholders' equity. The preferred stock dividend increases the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the six months ended June 30, 2000.

RESERVED SHARES

      At December 31, 1999, CoSine has reserved a total of 159,105 shares of series A convertible preferred stock, 694,444 shares of series B convertible preferred stock, 641,904 shares of series C convertible preferred stock, and 154,064 shares of series D convertible preferred stock for issuance under warrant agreements. As of December 31, 1999, warrants were outstanding and exercisable for similar amounts of shares of series A, B, C, and D preferred stock.

COMMON STOCK
      In September 1997, January and February 1998, 6,666,664 shares of common stock were issued to founders of CoSine for cash and full-recourse notes. The outstanding shares are subject to certain transfer restrictions. These shares are also subject to repurchase at the issuance price upon termination of employment. CoSine's right of repurchase expires ratably over periods ranging from 3 to 4 years.

      As of December 31, 1999, 1,666,666 shares of common stock issued to the two founders are subject to repurchase.

      CoSine issued 4,023,820 shares of common stock in 1999 and 9,047,564 shares of common stock during the six months ended June 30, 2000, upon stock option exercises for cash and notes.

     At December 31, 1999, CoSine has reserved shares of common stock for future issuance as follows:

Stock options:
  Options outstanding.......................................   10,761,834
  Reserved for future grants................................    6,834,346
Convertible preferred stock.................................   64,288,738
Warrants outstanding........................................    2,169,899
                                                               ----------
                                                               84,054,817
                                                               ==========

      Holders of common stock, voting together as a class, are entitled to elect one member of CoSine's board of directors.

STOCK DIVIDEND

      In May 1998, a stock dividend was authorized for the issuance of three common shares for every common share held on the record date (effectively a 4-for-1 stock split). As a result, the conversion price for series A preferred stock was reduced from $1.60 to $0.40. Holders of options for shares of common stock on the record date are entitled to receive four times the number of shares of common stock for the same aggregate price upon exercise. The stock dividend was

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

accounted for as a stock split and common share numbers have been adjusted accordingly.

1997 STOCK OPTION PLAN

      In October 1997, the board of directors adopted the 1997 stock plan for issuance of common stock and grants of options for common stock to employees, consultants and directors. Incentive stock options granted under the plan are at prices not less than the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Nonstatutory stock options granted under the plan are at prices not less than 85% of the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Options granted under the plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire ten years after the grant, or earlier upon termination. Options may be granted with different vesting terms.

      The plan also allows for the exercise of options before vesting and the related issuance of restricted stock that is subject to right of repurchase by CoSine. The right of repurchase generally lapses at the rate noted above. An aggregate 2,782,227 and 10,412,422 shares of common stock acquired through the exercise of options are subject to repurchase at an aggregate repurchase price of $1,485,000 as of December 31, 1999 and $20,280,000 as of June 30, 2000.

      As discussed in Note 1, CoSine has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of CoSine's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Stock activity under the 1997 Stock Option Plan was as follows:

                                                 SHARES                        WEIGHTED-
                                                AVAILABLE       OPTIONS         AVERAGE
                                                FOR GRANT     OUTSTANDING    EXERCISE PRICE
                                               -----------    -----------    --------------
Authorized...................................      833,332            --            --
                                               -----------    ----------
Balance as of December 31, 1997..............      833,332            --            --
Authorized...................................    1,786,668            --            --
Granted......................................   (2,618,127)    2,618,127         $0.08
                                               -----------    ----------
Balance as of December 31, 1998..............        1,873     2,618,127         $0.08
Authorized...................................   19,000,000            --            --
Granted......................................  (12,604,225)   12,604,225         $0.70
Exercised....................................           --    (4,023,820)        $0.40
Canceled.....................................      436,698      (436,698)        $0.17
                                               -----------    ----------
Balance as of December 31, 1999..............    6,834,346    10,761,834         $0.69
Authorized (subject to stockholders'
  approval) (unaudited)......................    6,000,000            --            --
Granted (unaudited)..........................   (8,820,883)    8,820,883         $6.14
Exercised (unaudited)........................           --    (9,047,564)        $2.12
Canceled (unaudited).........................      674,524      (674,524)        $1.80
Repurchased (unaudited)......................       60,600            --            --
                                               -----------    ----------
Balance as of June 30, 2000 (unaudited)......    4,748,587     9,860,629         $4.18
                                               ===========    ==========

     The following table summarizes information concerning outstanding options at December 31, 1999:

OPTIONS OUTSTANDING AND EXERCISABLE
------------------------------------
                          WEIGHTED-
                           AVERAGE
                          REMAINING
EXERCISE     NUMBER      CONTRACTUAL
 PRICE     OUTSTANDING      LIFE
--------   -----------   -----------
                         (IN YEARS)
$0.038        570,163        8.1
$0.150      1,697,976        9.1
$0.225        853,544        9.2
$0.545      1,537,763        9.5
$1.000      6,102,388        9.9
           ----------        ---
           10,761,834        9.5
           ==========        ===

STOCK-BASED COMPENSATION

      During the year ended December 31, 1999 and the six months ended June 30, 2000, CoSine issued stock options to employees with exercise prices which it believed represented the fair value of the stock. In March 2000, after CoSine began the initial offering process, CoSine reevaluated

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

the fair value of its common stock. In connection with the reevaluation, CoSine recorded deferred stock compensation for these stock option grants of $33,955,000 in the year ended December 31, 1999 and $55,496,000 in the six months ended June 30, 2000 representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. CoSine recorded amortization of deferred stock compensation of $3,569,000 for the year ended December 31, 1999 and $19,766,000 for the six months ended June 30, 2000.

      During the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, CoSine granted common stock options to nonemployees at exercise prices that range from $0.15 to $9.50 per share for services provided to CoSine. These options are included in the option tables disclosed above. The options generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire ten years after the grant date. CoSine recognized expense of $211,000 in 1999 and $708,000 during the six months ended June 30, 2000, for these transactions. The related expense in 1998 was not material. The fair value of these options is periodically re-measured as they vest over the performance period and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5%, expected life of 10 years, a dividend yield of zero, and an expected volatility of CoSine's common stock of 0.6.

PRO FORMA INFORMATION

      Pro forma information about net loss and net loss per share is required by FAS 123, which also requires the information to be determined as if CoSine has accounted for its employee stock options granted under the fair value method of that statement. The fair value of CoSine's options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: volatility of 0.6, risk-free interest rate of 5%, an expected life of four years, and a dividend yield of zero. The weighted-average fair value of options granted during 1998 and 1999 was $0.02 and $2.92, respectively.

     Pro forma information is as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997      1998        1999
                                                              ------    -------    --------
As reported:
  Net loss (in thousands)...................................  $ (131)   $(9,293)   $(37,721)
  Net loss per share........................................  $(0.25)   $ (4.53)   $  (7.49)
Pro forma:
  Net loss (in thousands)...................................  $ (131)   $(9,299)   $(37,721)
  Net loss per share........................................  $(0.25)   $ (4.53)   $  (7.49)

      Pro forma net loss and net loss per share equals actual net loss and net loss per share in 1999 due to the fact that the amortization of deferred stock-based compensation exceeds pro forma

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

compensation expense calculated under FAS 123.

WARRANTS

      In November 1998, in connection with consulting services, CoSine issued warrants to purchase 43,067 shares of common stock. The warrants are exercisable at any time at $0.15 per share and expire on the earlier of ten years following the issue date or a corporate reorganization. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. The warrants have a variable measurement date and accordingly they are periodically revalued based on the guidance of Emerging Issues Task Force Consensus No. 96-18. The warrants vest over a period of four years and their fair value was calculated to be $260,000 at December 31, 1999 and $479,000 at June 30, 2000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of 10 years. The fair value of the warrants is being amortized over the expected life of the warrants.

      In August 1998, in connection with a facilities lease arrangement, CoSine issued warrants to purchase 157,915 shares of series A preferred stock. The warrants are exercisable at any time at no cost to the holder and expire on the earlier of five years following the issue date or a corporate reorganization. The warrants have a variable measurement date and accordingly they are periodically revalued based on the guidance of Emerging Issues Task Force Consensus No. 96-18. The warrants vest over a period of one year and their fair value was calculated to be $767,000 at December 31, 1999 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of 5 years. The fair value of the warrants is being amortized over the term of the lease. These warrants were exercised and converted into 631,660 shares of common stock in June 2000.

      In May 1998, in connection with a loan and security agreement, CoSine issued warrants to purchase 84,688 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire five years following the issue date. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $35,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was expensed in full during 1998.

      In October 1998, in connection with an equipment and working capital loan arrangement, CoSine issued warrants to purchase 304,878 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire eight years following the issue date. The fair value of the warrants was calculated to be $152,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 8 years. The fair value of the warrants is being amortized over the term of the loan.

      In November 1998, in connection with a bridge note agreement, CoSine issued warrants to purchase 304,878 shares of series B preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $0.738 per share and expire on the earlier of ten years following the issue date and a corporate reorganization. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

fair value of the warrants was calculated to be $165,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 10 years, and was expensed in full during 1998.

      In May 1999, for technical, marketing and market-related product development services, CoSine issued warrants to a customer to purchase 641,904 shares of series C preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $1.0905 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $392,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was expensed in full during 1999.

      In September 1999, in connection with placement services for the first round of series D issuance, CoSine issued warrants to purchase 148,929 shares of series D preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $3.505 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $292,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was recorded as series D first round issuance costs.

      In October 1999, in connection with placement services for the second round of series D issuance, CoSine issued warrants to purchase 5,135 shares of series D preferred stock. The warrants are fully vested immediately upon issuance and exercisable at any time at $3.505 per share and expire five years following the issue date. The warrants are automatically exercised upon the closing of an initial public offering or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $10,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an expected life of 5 years, and was recorded as series D second round issuance costs.

      In January 2000, upon receipt of a purchase order from a customer, CoSine issued warrants to the customer to purchase 1,233,499 shares of series C preferred stock at $0.81 per share, subject to adjustment. The warrants have a life of 4 years. They are fully vested and exercisable immediately and are automatically exercised upon the closing of an initial public offering of CoSine's common stock or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $10,300,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 4 years. The fair value of the warrants has been deferred and will be amortized in future periods as an offset to gross revenue to the extent of and as the revenue associated with this order is recognized. Approximately $3.2 million of the

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

fair value was amortized as an offset to gross revenue during the six-month period ended June 30, 2000.

      In February 2000, upon receipt of a purchase order from a customer, CoSine issued warrants to the customer to purchase 200,000 shares of common stock at $4.00 per share, subject to adjustment. The warrants have a life of 4 years. They are fully vested and exercisable immediately and are automatically exercised upon the closing of an initial public offering of CoSine's common stock or other defined events. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrants was calculated to be $1,840,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 4 years. The fair value of the warrants has been deferred and will be amortized in future periods as an offset to gross revenue to the extent of and as the revenue associated with these orders is recognized. Approximately $500,000 of the fair value was amortized as an offset to gross revenue during the six-month period ended June 30, 2000.

      In March 2000, upon receipt of a purchase order from a customer, CoSine agreed to issue warrants to the customer to purchase 468,849 shares of common stock at $3.73 per share, subject to adjustment. The warrants have a life of 4 years. They are fully vested and exercisable immediately. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the assumed issuance date. The fair value of the warrants was calculated to be $4,112,000 using the Black-Scholes valuation method, utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 4 years. The fair value of the warrants has been deferred and will be amortized in future periods as an offset to gross revenue to the extent of and as the revenue associated with these orders is recognized. No amount of the fair value was amortized as an offset to gross revenue during the six-month period ended June 30, 2000 as no revenue had been recognized in connection with this purchase order.

      In March 2000, in connection with an equipment lease, CoSine issued warrants for the purchase of 37,500 shares of its common stock at $8.00 per share to a leasing company. The warrants may be exercised at any time before to the earlier of 10 years from the date of the warrant or the fifth anniversary of the first public offering of CoSine's common stock. There are no forfeiture rights. As there are no future performance obligations, the measurement date of the warrants was fixed at the issuance date. The fair value of the warrant was calculated to be $357,000 using the Black-Scholes valuation method utilizing a volatility factor of 0.6, risk-free interest rate of 5% and expected lives of 10 years. This amount has been deferred as prepaid interest and will be amortized over the lease term of 3 years. For the six months ended June 30, 2000, the amount amortized as interest expense was $29,800.

      In April 2000, for assistance with specific marketing activities CoSine agreed to issue a warrant to a customer for the purchase of 75,000 shares of common stock at $15.00 per share, subject to adjustment. The issuance of the warrant is contingent upon the customer obtaining financing for its purchase order. The Company understands that the customer has sought protection under Chapter 11 of the United States federal bankruptcy code.

9. RELATED PARTIES

      CoSine has full-recourse promissory notes of $80,000 as of December 31,
1998

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

and $30,000 as of December 31, 1999, from officers of CoSine. In addition, the notes are secured by a pledge of CoSine's common stock and bear an annual interest at 6.13%. The notes and interest accrued but unpaid are due and payable during 2008.

      As of December 31, 1999, CoSine had full recourse promissory notes totaling $873,000 from employees of CoSine for the payment of stock option exercises (none at December 31, 1998). Yearly interest on the notes ranges from 6.39% to 6.77%. The notes are due and payable at the earliest of the following events: 10 years from the date of loan, termination of the employee or sale of the shares.

      In 1999, CoSine issued 18,604 shares of common stock to a firm of immigration attorneys in lieu of compensation. A partner of that firm is a relative of an officer of CoSine.

10. INCOME TAXES
      Due to operating losses and CoSine's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999.

     The difference between the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before taxes is explained below:

                                                          PERIOD FROM
                                                           INCEPTION           YEARS ENDED
                                                      (APRIL 14, 1997) TO      DECEMBER 31,
                                                         DECEMBER 31,       ------------------
                                                             1997            1998       1999
                                                      -------------------   -------   --------
                                                                   (IN THOUSANDS)
Tax (benefit) at federal statutory rate.............         $(45)          $(3,253)  $(13,206)
Loss for which no tax benefit is currently
  recognizable......................................           45             3,253     13,206
                                                             ----           -------   --------
          Total provision (benefit).................         $ --           $    --   $     --
                                                             ====           =======   ========

     Significant components of CoSine's deferred tax assets are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards............................  $ 3,100    $ 10,300
Tax credit carryforwards....................................      270         900
Accruals and reserves not currently deductible..............      600       3,300
                                                              -------    --------
Total deferred tax assets...................................    3,970      14,500
Valuation allowance.........................................   (3,970)    (14,500)
                                                              -------    --------
Net deferred tax assets.....................................  $    --    $     --
                                                              =======    ========

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

      Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of the deferred tax assets is more likely than not. Based upon the weight of available evidence, which includes CoSine's historical operating performance and the reported cumulative net losses in all prior years, CoSine has provided a full valuation allowance against its net deferred tax assets.

      The valuation allowance increased by $10,530,000 in 1998 and $3,925,000 in 1999.

      As of December 31, 1999, CoSine had federal and state net operating loss carryforwards of approximately $25,600,000 and $28,900,000, respectively. As of December 31, 1999, CoSine also had federal and state research and development tax credit carryforwards of approximately $600,000 and $500,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2005, if not utilized.

      Use of the net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

11. SUBSEQUENT EVENTS

CAPITAL LEASES

      During the six months ended June 30, 2000, CoSine entered into various capital leases under sale and leaseback agreements to finance the purchase of computer and other equipment. Capitalized costs of $5,625,000 and accumulated amortization of $215,000 are included in property and equipment at June 30, 2000.

      Future minimum payments under this capital lease as of June 30, 2000 are as follows (in thousands):

2000/2001.........................  $ 2,175
2001/2002.........................    2,175
2002/2003.........................    2,089
                                    -------
Total minimum lease payments......  $ 6,439
Less amount representing
  interest........................     (954)
                                    -------
Present value of net minimum lease
  payments........................  $ 5,485
Less current portion..............   (1,708)
                                    -------
Long-term portion.................  $ 3,777
                                    =======

SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

      On May 10, 2000, CoSine sold 4,666,667 shares of series E redeemable convertible preferred stock at $15.00 per share. The shares automatically convert into common stock upon the closing of an underwritten public offering of common stock in which CoSine receives gross proceeds of at least $15,000,000, and the price per share is at least $7.00. The conversion price upon the closing of an underwritten public offering is $15.00 per share. If the offering price is less than $15.00 per share, the conversion price will be reduced to the actual offering price. However, it will not be reduced to less than $7.00 per share. The shares are redeemable on substantially the same terms as those described above for series D (Note 8) except that the redemption price will be the higher of $15.00 per share or the fair market value of the shares as determined by a qualified independent appraiser. Series E redeemable convertible preferred stock ranks senior to Series A preferred stock and pari passu with Series B, C and D preferred stock as to liquidation preference.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2000 STOCK OPTION PLAN

      In May 2000, the board of directors adopted the 2000 Stock Plan (2000
Plan), which will be submitted to the stockholders for approval before completion of the initial public offering. The 2000 Plan provides for the grant of incentive stock options to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Incentive stock options granted under the 2000 Plan will be at prices not less than the fair value of the common stock at the date of grant.

      The term of each option will be determined by the administrator of the plan, generally 10 years or less.

      Shares issued under the plan are subject to repurchase rights at a rate to be determined by the administrator.

      If the initial public offering is completed, 2,500,000 shares of common stock, plus the number of shares reserved and unissued under the 1997 Stock Plan, will be reserved for issuance under the 2000 Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

      In May 2000, the board of directors adopted the 2000 Employee Stock Purchase (Purchase Plan), which will be effective upon the closing of the initial public offering if it is approved by the stockholders. The Purchase Plan is intended to qualify under the provisions of section 423 of the 1986 Internal Revenue Code of the United States. A total of 2,500,000 shares have been reserved for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees may contribute via payroll deductions up to 10% of their compensation to purchase shares at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period.

2000 DIRECTOR OPTION PLAN

      In May 2000, the board of directors adopted the 2000 Director Option Plan (Director's Plan), which will be effective upon the closing of the initial public offering if it is approved by the stockholders. A total number of 400,000 shares of common stock have been reserved for issuance under the Director's Plan.

      The Director's Plan will automatically grant an option to purchase 80,000 shares of common stock to each non-employee director when he or she is first elected to CoSine's board of directors following completion of this offering. The Director's Plan also provides that each non-employee director who has been a member of the board of directors for at least six months before the date of the annual stockholders' meeting will receive an automatic annual grant of options to acquire 20,000 shares of common stock.

      The options will have an exercise price per share equal to the fair market value of common stock at the date of grant and will have a term of ten years. Initial options vest and become exercisable in four equal annual increments immediately following the date of grant. Later options vest and become exercisable on the fourth anniversary of the date of grant.

LEGAL PROCEEDINGS

      On June 6, 2000, Ericsson Inc. filed a complaint against CoSine and five of its employees in the Superior Court of Wake County in North Carolina. The complaint alleged that CoSine misappropriated trade secrets known to the five employees who had recently left Ericsson's employ and that CoSine induced the employees to breach their contractual obligations to Ericsson. The complaint seeks injunctive relief and unspecified monetary damages, as well as punitive and treble damages.

                          COSINE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

      Subsequent to a hearing on July 13, 2000, CoSine and Ericsson signed a settlement terms sheet, in which CoSine has agreed not to solicit Ericsson employees for the purpose of recruiting. Under the agreement, CoSine will not incur financial liability.

      On September 25, 2000, CoSine became aware that a technology company has initiated correspondence with CoSine asserting that CoSine had used that company's patented technology without a licensing arrangement. The likely impact of this situation on CoSine's financial statements is not currently known because management has not had the opportunity to assess the validity of the technology company's position.

DELAWARE REINCORPORATION

      In August 2000, The Company completed its reincorporation in the State of Delaware. The par value of the preferred and common stock is $.0001 per share. The Company's reincorporation has been reflected in the December 31, 1998 and 1999 and June 30, 2000 financial statements.

                             DESCRIPTION OF GRAPHICS

INSIDE BACK COVER / ARTWORK:

This diagram shows two levels of six evenly distributed icons that are connected to a central icon labeled the core. There are a total of 12 icons that connect to the core. At the core there is a circuit cloud surrounded by a second larger circuit cloud. Along the border of the larger circuit cloud there are pictures of 6 CoSine service processing switch boxes, called IPSX 9000s, that are connected to the core. Extending out from the IPSX 9000s are the other 6 icons. Starting from the upper left side of the diagram, there is a circular icon labeled Enterprise Subscriber Sites. On the upper right side of the diagram, there is a circuit cloud icon labeled Regional Internet Service Provider. On the right side of the diagram, there is a circular icon labeled Internet, and to the bottom right of this icon there is a cluster of 3 circular icons collectively labeled High Speed Access. On the bottom left side of the diagram, there is a circular icon labeled Application Service Provider Data Center. On the left side of the diagram, there is one last icon labeled Dial Up Users, which means internet dial up customers.

At the top right corner, there is the following text: CoSine Communications. To the left of this text is a square icon. Beneath that text and icon is the following text: The Next Wave in Carrier Services.

At the bottom of the diagram, there is the following text:

Cosine Service Application Software:

Public Key Infrastructure: Provides trusted management of digital certificates (electronic signatures)

Anti Virus: Provides protection against computer viruses

Intrusion Detection: Provides for monitoring of unwanted access to user's information on the Internet

Dial Tunnel Termination: Provides secure Internet access for mobile users

Network Address Translation: Provides translation from private to public Internet addresses

Secure Broadband Switching: Connects high-speed Internet users to Internet Service Providers securely

Virtual Routing: Provides secure routers for the private network

Encrypted Virtual Private Network: secure private networks that run on the Internet

Firewall: Security programs designed to prevent unwanted network traffic.

At the bottom right corner, there is the following text: Market Applications.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    7
You Should Not Rely on Forward
  Looking Statements Because They Are
  Inherently Uncertain...............   13
Use of Proceeds......................   14
Dividend Policy......................   14
Capitalization.......................   15
Dilution.............................   17
Selected Consolidated Financial
  Data...............................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   21
Business.............................   29
Management...........................   45
Related Party Transactions...........   56
Principal Stockholders...............   61
Description of Capital Stock.........   65
Shares Eligible for Future Sale......   67
Underwriting.........................   69
Validity of Common Stock.............   73
Experts..............................   73
Where You May Find Additional
  Information........................   73
Index to Consolidated Financial
  Statements.........................  F-1

                             ----------------------

     Throughout and including October 20, 2000, the 25th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               10,000,000 Shares
                          COSINE COMMUNICATIONS, INC.
                                  Common Stock
                             ----------------------

                                 [COSINE LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.
                                   CHASE H&Q
                               ROBERTSON STEPHENS
                               J.P. MORGAN & CO.
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------